EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is made as of July 23, 2007, by and between Hobart K. Swan (“HKS”) and Reliance Trust Company, solely in its capacity as independent trustee (“Reliance”), of the Swan Secure Products, Inc. Employee Stock Ownership Plan and Trust (“the ESOP” and, together with HKS, the “Sellers”), on the one hand, and Simpson Strong-Tie Company Inc., a California corporation (“Buyer”), and Simpson Manufacturing Co., Inc., a Delaware corporation (“Guarantor”), on the other hand, with reference to the following facts:

Sellers own of record and beneficially all of the outstanding shares (the “Shares”) of the common stock, par value $0.001 per share, of Swan Secure Products, Inc., a Maryland corporation (the “Company”).  The Company is engaged principally in the business of developing, designing, manufacturing, marketing, distributing and selling stainless steel and non-ferrous nails and screws for building construction.  Buyer is engaged principally in the business of developing, designing, manufacturing, marketing, distributing and selling connectors, fasteners and other products used in the building construction industry.  Sellers desire to sell all of the Shares to Buyer, and Buyer desires to purchase all of the Shares, on the terms and conditions in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein, Buyer and Sellers agree as follows:

1.                                      Purchase and Sale.  Subject to and in reliance on the representations, warranties and agreements of Sellers and Buyer and subject to the terms and conditions provided in this Agreement:

1.1                                 Shares.  At the Closing (as that term is defined in section 2.5), Buyer shall purchase all of the Shares from Sellers, and Sellers shall sell and transfer all of the Shares to Buyer.

1.2                                 Lease.  At the Closing, the Company shall, and HKS shall cause Swan Secure, L.L.C., a Maryland limited liability company (“SSLLC”), to, execute and deliver a lease (the “Lease”) of the premises owned by SSLLC and currently occupied by the Company at 7525 Perryman Court, Baltimore, Maryland, in substantially the form of Exhibit A attached hereto.

2.                                      Payment and Delivery.  Subject to and in reliance on the representations, warranties and agreements of Buyer and Sellers and subject to the terms and conditions provided in this Agreement:

2.1                                 Shares.  At the Closing, Sellers shall deliver to Buyer certificates representing all of the Shares together with duly executed stock powers, in form satisfactory to Buyer, assigning and transferring the Shares to Buyer.

2.2                                 Purchase Price.  The aggregate purchase price for the Shares shall be $43,210,000 (the “Base Purchase Price”),

(a)                                  plus an amount equal to the sum of all cash, cash equivalents and marketable securities held by the Company at the Closing Date (as that term is defined in section 2.5); and

(b)                                 minus the amount of the Stockholder Loan (as that term is defined in section 4.6.2) at the Closing Date; and

(c)                                  minus the amount, if any, of the McFarland Deferred Compensation (as that term is defined in section 4.6.1) immediately after the Closing Date; and

(d)                                 minus or plus the amount (the “Net Asset-Liability Change”), if any, by which (1) the Company’s total assets, excluding cash, cash equivalents and marketable securities, minus the Company’s total liabilities, excluding the Stockholder Loan and the McFarland Deferred Compensation, at the Closing Date, as shown on the Closing Date Balance Sheet, is less or more, respectively, than (2) the Company’s total assets, excluding cash, cash equivalents and marketable securities, minus the Company’s total liabilities, excluding the Stockholder Loan and the McFarland Deferred Compensation, shown on the balance sheet of the Company as of December 31, 2006, a copy of which is attached hereto as Schedule 2.2(d) (the “December Balance Sheet”).

The net amount of the adjustments pursuant to the preceding clauses (a), (b), (c) and (d) is hereinafter called the “Surplus” if it is a positive number or the “Shortfall” if it is a negative number.

2.3                               Determination of Surplus or Shortfall.

2.3.1                        Within ninety days from the Closing Date, Buyer shall prepare and deliver to HKS a balance sheet of the Company as of the Closing Date (the “Closing Date Balance Sheet”) in accordance with generally accepted accounting principles (“GAAP”), except that principles governing depreciation and inventory valuation shall be the principles applied by the Company in preparing the December Balance Sheet (and GAAP as modified by the application of such principles governing depreciation and inventory valuation is hereinafter called “Modified GAAP”).  Based on the Closing Date Balance Sheet, Buyer shall calculate, and shall promptly notify HKS of its calculations of, the Stockholder Loan, the McFarland Deferred Compensation, the Net Asset-Liability Change and the Surplus or the Shortfall as of the Closing Date; provided that, for purposes of calculating the Company’s total assets, the following shall be excluded from the calculation or accrual:  (1) accounts receivable that are more than 135 days past due from the date of invoice (“Doubtful Accounts”) (except that any amounts actually received from any Doubtful Accounts within sixty days from the Closing Date shall be included in the calculation), and (2) damaged, obsolete and other inventory not saleable as new (except that any amounts actually received from the sale of any such inventory within sixty days from the Closing Date shall be included in the calculation), and for this purpose HKS shall, within fifteen days from the Closing Date, determine in good faith, and notify Buyer, of the inventory, by type and amount, that shall be deemed to be damaged or obsolete or to be not saleable as new, which determination shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld.

2.3.2                        If, within thirty days following delivery of the Closing Date Balance Sheet, HKS does not notify Buyer of his objection to the Shortfall or the Surplus calculation (which notice shall state in reasonable detail the basis of Sellers’ objection), the Closing Date Balance Sheet prepared by Buyer shall be final, binding and conclusive.  If HKS so notifies Buyer of objection, and if HKS and Buyer do not resolve the outstanding issues with respect to the Closing Date Balance

Sheet and the calculation of the Surplus or Shortfall within thirty days of Buyer’s receipt of HKS’ objection notice, HKS and Buyer shall submit the issues remaining in dispute to an independent public accounting firm to be selected with the agreement of Buyer and HKS (the “Arbiter”) for resolution in accordance with Modified GAAP.  If issues are submitted to the Arbiter for resolution:  (1) in making such determination, the Arbiter shall function as an expert and not as an arbitrator; (2) each of HKS and Buyer shall furnish or cause to be furnished to the Arbiter such work papers and other documents and information relating to such issues as the Arbiter may request and are available to such party or such party’s agents and shall be afforded the opportunity to present to the Arbiter any material relating to such issues and to discuss such issues with the Arbiter; (3) the Arbiter shall base its review and determination solely on written submissions by Buyer and HKS and shall not conduct any independent review; (4) the Arbiter shall consider only those issues in dispute, shall be bound by this section 2 and shall not assign a value to any item greater than the greater value or less than the smaller value for such item claimed by either Buyer or HKS; (5) the Arbiter shall render a written report as to the resolution of the dispute and the resulting computations of the issues in dispute and shall furnish a copy thereof to each of HKS and Buyer within sixty days of the submission of such issues to the Arbiter; and (6) such report shall be final, binding and conclusive and shall be used in the calculation of the Surplus or the Shortfall.

2.3.3                        The fees and expenses of the Arbiter shall be allocated between Buyer and HKS so that the amount of fees and expenses paid by HKS shall equal the product of the aggregate amount of such fees and expenses multiplied by a fraction, the numerator of which is the amount in dispute that is unsuccessfully disputed by HKS (as determined by the Arbiter), and the denominator of which is the total amount in dispute.  On the resolution of such dispute, the Closing Date Balance Sheet shall be revised to reflect such resolution, and HKS and Buyer shall execute a mutual release, in form and substance reasonably satisfactory to each of them, relating only to the resolution of such dispute.

2.3.4                        HKS and Buyer shall (at no charge to the other party) make available to the accountants and other representatives of the other party, such information, books, records and personnel of the Company and provide such assistance as such other party shall reasonably request at any time during the determination or the resolution of any dispute relating to the Closing Date Balance Sheet, the Surplus or the Shortfall.

2.3.5                        GAAP shall not be determinative with respect to any dispute over whether any inventory is damaged, obsolete or otherwise not saleable as new, but the Arbiter shall resolve such dispute based on prudent business practices in the fastener industry, taking into account the Company’s historical practices and current values in the scrap metals markets.

2.4                               Payment Terms.  Subject to and in reliance on the representations, warranties and agreements of the parties and to the terms and conditions herein:

2.4.1                        Deposit.  The parties acknowledge that Buyer has deposited in trust with HKS’ counsel, Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (“GFRHH”), the sum of $300,000 (the “Deposit”), which shall be held by such counsel pursuant to this Agreement and the Escrow Agreement (as that term is defined in section 2.4.2(c)).

2.4.2                        Closing Payments.  Subject to the other provisions of this section 2.4, at the Closing Buyer shall pay the following amounts to the following persons:

(a)                        to the ESOP, $12,451,412.50 (the “ESOP Payment”);

(b)                       to HKS, an amount equal to the Base Purchase Price minus the sum of (1) the amount of the ESOP Payment, (2) the unpaid amount of the Stockholder Loan (which Buyer shall pay to HKS on behalf of the Company pursuant to section 4.6), (3) the unpaid amount, if any, of the McFarland Deferred Compensation and (4) $500,000;

(c)                        to GFRHH, $200,000 to be held and disbursed together with the Deposit pursuant to an Escrow Agreement in substantially the form of Exhibit B attached hereto (the “Escrow Agreement”); provided that, promptly after the Closing, GFRHH shall pay to the Buyer, out of the funds held by GFRHH pursuant to the Escrow Agreement, all interest earned on the Deposit before the Closing, and such interest shall be reported to Buyer for income Tax purposes; and

(d)                       to HKS, $290,000 for the covenant in section 4.15.

2.4.3                        Post-Closing Adjustment.  Within ten days after the determination of the Surplus or the Shortfall, either (a) HKS shall immediately pay in cash to Buyer an amount equal to the Shortfall, if any, or (b) Buyer shall immediately pay in cash to HKS an amount equal to the Surplus, if any; provided that any amount required to be paid pursuant to this section 2.4.3 shall bear interest at the annual rate of six percent from the Closing Date to the date that such amount is paid.

2.4.4                        Payments by Wire Transfer.  Each payment under section 2.4.2 to a Seller shall be made by wire transfer in accordance with such written instructions as such Seller shall have furnished to Buyer before the Closing Date.  In the case of any payment to be made by Buyer to a Seller after the Closing under any provision of this Agreement, Buyer shall make such payment by wire transfer in accordance with such written instructions as such Seller shall have most recently furnished to Buyer not later than three business days before the date that Buyer makes such payment.  Any payment to be made by either Seller to Buyer under any provision of this Agreement shall be made by wire transfer in accordance with such written instructions as Buyer may furnish to such Seller at least three business days before the date that such Seller is required to make such payment.

2.5                                 The Closing.  The consummation of the sale and purchase of the Shares and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Shartsis Friese LLP, counsel for Buyer, at One Maritime Plaza, 18th Floor, San Francisco, California, at 10:00 a.m., California time, on July 23, 2007, or at such other place, time and date as shall be mutually satisfactory to the parties; provided that the date of the Closing may be extended as provided in section 3.3 to any date not later than September 30, 2007.  The date of the Closing as so determined is herein called the “Closing Date.”  At the Closing, Sellers shall deliver to Buyer, in addition to the matter otherwise required hereby, such other certificates, instruments and documents as Buyer may reasonably request to evidence or perfect Buyer’s ownership of the Shares and consummation of the other transactions contemplated hereby.

2.6                                 Allocation of Purchase Price.  If Buyer determines to make an election under section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), as contemplated by section 4.13, of the total purchase price that Buyer pays for the Shares, the parties shall allocate (a) to the assets of the Company shown or reflected on the Closing Date Balance Sheet, the respective amounts thereof shown or reflected thereon, in accordance with Tax Code section 338(h)(10) and the regulations thereunder, and (b) any remainder to goodwill and other tangible and intangible assets of the Company; provided that, subject to section 4.13, Buyer may revise the allocations in the preceding clauses (a) and (b) according to the advice to Buyer of PricewaterhouseCoopers LLP or another firm of certified public accountants.  The parties agree to state or report consistently the allocation pursuant to the preceding sentence on all Tax and information returns and statements and other statements, notices or other documents furnished or submitted to or filed with any governmental bureau, agency or instrumentality of the United States or any state, territory, protectorate, possession or other jurisdiction of the United States or any political subdivision thereof.

3.                                      Conditions to Parties’ Obligations.

3.1                               Conditions to Buyer’s Obligations.  The obligation of Buyer to purchase the Shares and all other obligations of Buyer hereunder shall be subject to the satisfaction at or before the Closing of the following conditions precedent:

3.1.1                        Due Diligence.  Buyer shall have completed Buyer’s review, examination and inspection of the Company’s assets, business, operations and affairs, as Buyer may consider advisable; provided that Buyer may only terminate this Agreement on account of failure of the condition in this section 3.1.1, if either (a) Buyer is not satisfied with the results of any and all interviews it may undertake pursuant to the last sentence of section 4.5.1, or (b) in Buyer’s due diligence investigation, Buyer discovers an event or condition that Buyer believes in good faith could have a Material Adverse Effect.  “Material Adverse Effect” means a material adverse effect on (a) the business, results of operations or financial condition of the Company, (b) any substantial part of the assets of the Company, (c) the Company’s ability to conduct its business after the Closing, or (d) the ability of the Company to perform its obligations under this Agreement; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:  (1) any adverse effect arising (A) from general business or economic conditions that does not disproportionately affect the Company, (B) directly from any action taken by Buyer or its affiliates with respect to the transactions contemplated hereby or with respect to the Company, or (C) from the public announcement of this Agreement or any of the transactions contemplated hereby, compliance with the terms and conditions of this Agreement or the consummation of any of the transactions contemplated hereby.

3.1.2                        Representations and Warranties.  The representations and warranties of Sellers in this Agreement shall be true and complete, in all material respects (except that representations and warranties that by their terms are qualified as to materiality shall be true and complete in all respects), on and as of the Closing Date with the same effect as if those representations and warranties had been made on and as of the Closing Date, and each Seller shall have delivered to Buyer a certificate to that effect dated the Closing Date and signed by such Seller.

3.1.3                        Conditions and Covenants.  Each Seller shall have performed or satisfied all covenants, agreements and conditions to be performed or satisfied at or before the Closing by such Seller hereunder, and such Seller shall have delivered to Buyer a certificate to that effect dated the Closing Date and signed by such Seller.

3.1.4                        UCC Certificates.  HKS shall have delivered to Buyer a certificate from the Department of Assessments and Taxation of the State of Maryland and other governmental officials designated by Buyer, confirming that as of a date not earlier than one week before the Closing Date there were no filings against the Company or any of its assets in the office of said Secretary of State or such other governmental officials under any applicable Uniform Commercial Code or similar law that would be a lien on any of the assets of the Company (other than such filings, if any, as are being released at the time of the Closing).

3.1.5                        Consents and Waivers.  Sellers shall have obtained all necessary consents and waivers with respect to the sale, conveyance, transfer and delivery of the Shares from all parties to any contract to which the Company is a party, with regard to which any such consent or waiver is required to effect any of transactions contemplated hereby, to prevent acceleration of the maturity of any indebtedness secured by a lien on real or personal property, or to prevent the termination of any such contract, except in any instance in which Buyer in its exclusive discretion deems the obtaining of such consents or waivers not material.

3.1.6                        Permits.  Buyer shall have obtained such licenses, permits, authorizations and approvals from all United States, state, local and other governmental agencies, instrumentalities and authorities that Buyer may reasonably consider necessary for Buyer’s purchase of the Shares and for the conduct by the Company of its business from and after the Closing Date as the Company has heretofore conducted its business.

3.1.7                        Licenses and Contracts.  HKS shall have furnished to Buyer and Buyer shall have reviewed and approved all licenses, permits and authorizations applicable to the Company and all contracts, agreements, purchase orders, leases, commitments or understandings, whether written or oral, to which the Company is a party or by which it or any of its assets are bound or affected.

3.1.8                        Inventory.  Buyer shall have inspected the Company’s inventory, whether held for sale or held for demonstration or as samples, and found it to be substantially in good and marketable condition and otherwise satisfactory.

3.1.9                        Books and Records.  HKS shall have caused the Company to make available to Buyer and Buyer shall have reviewed and approved to Buyer’s satisfaction all of the books and records of the Company.

3.1.10                  Board Approval.  The Board of Directors of Buyer shall have duly approved and authorized this Agreement and the transactions contemplated hereby.

3.1.11                  Business Relationships.  HKS shall have caused the Company to furnish to Buyer or to have made available for Buyer’s inspection the names and addresses and all pertinent information regarding all employees, suppliers, distributors, customers and others who have business relationships with the Company, but in the case of information regarding employees only to the extent permitted by applicable law, and shall have introduced Buyer to each of them, as Buyer may request, and Buyer shall have satisfied itself that each of such relationships may reasonably be expected to be continued by the Company from and after the Closing Date.

3.1.12                  Independent Trustee Finding.  Reliance, as the independent trustee acting for and on behalf of the ESOP, shall have notified Buyer and Sellers, in writing, in form and substance satisfactory to Buyer and Sellers, (a) that, based on the opinion of Advanced Valuation Analytics, Inc. that the terms and conditions of the transactions contemplated by this Agreement are fair to the ESOP from a financial point of view, Reliance has determined that the ESOP’s participation in this Agreement and the transactions contemplated by this Agreement complies with all applicable fiduciary standards under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) that the actions specified in section 4.20 are satisfactory to Reliance, and (c) of Reliance’s qualifications and independence to make such determinations.

3.1.13                  Shares.  Sellers shall have delivered to Buyer the Shares and the stock powers, dated the Closing Date, to which section 2.1 refers.

3.1.14                  Lease.  The Company and SSLLC shall have duly executed and delivered the Lease.

3.1.15                  Escrow Agreement.  HKS and GFRHH shall have duly executed and delivered the Escrow Agreement.

3.1.16                  Consulting Agreements.  Each of HKS and Janis F. Swan shall have duly executed and delivered a written consulting agreement with the Company in substantially the form of Exhibit C attached hereto, mutatis mutandis (each, a “Consulting Agreement”).

3.1.17                  Employment Agreement.  Michael J. McFarland shall have duly executed and delivered a written employment agreement with the Company in substantially the form of Exhibit D attached hereto.

3.1.18                  Certificate of Non-Foreign Status.  Each Seller shall have furnished to Buyer a Transferor’s Certificate of Non-Foreign Status in substantially the form of Exhibit E attached hereto, setting forth such Seller’s address and federal Tax identification number, dated the Closing Date and duly executed by such Seller under penalty of perjury.

3.1.19                  Certificates, Etc.  Sellers shall have delivered or caused to be delivered to Buyer the following in form and substance reasonably satisfactory to Buyer:

(a)                        all resolutions of the shareholders and the board of directors of the Company that may be required in connection with this Agreement and the transactions contemplated hereby;

(b)                       a certificate of status, compliance, good standing or the like with respect to the Company issued by the appropriate government officials of each jurisdiction in which the Company is organized or conducts business or has a presence; and

(c)                        an estoppel certificate or landlord’s consent and acknowledgement from the lessor under each lease, if any, to which the Company is a party as lessee, confirming that such lease is in full force and effect, without amendment except as noted therein, all rents and additional rents have been paid, no waivers, indulgences or postponement of the lessee’s obligations have been granted by the lessor, to the best of the landlord’s knowledge there exists no event of default or event, occurrence condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition would become a default under any such lease, and, to Seller’s knowledge, all of the covenants to be performed by any other party under such lease have been fully performed.

3.1.20                  Opinion of Counsel.  Sellers shall have delivered to Buyer the opinion of GFRHH, as counsel for HKS, and the opinion of Sheppard, Mullin, Richter & Hampton, LLP, as counsel for the ESOP, both dated the Closing Date and to the effects set forth in Exhibit F attached hereto.

3.1.21                  No Changes in Law.  During the period from the date hereof to the Closing, no law, change in any law, or interpretation or enforcement of any law shall have been enacted (including, without limitation, the enactment of any law or interpretation regarding Taxes or environmental matters), which could prevent or increase materially the cost of (a) completing the transactions contemplated by this Agreement, or (b) operating the Company’s business after the Closing on substantially the same basis as currently operated.

3.1.22                  No Legal Action.  No action or proceeding shall be pending or threatened in writing by any person (other than Buyer or an affiliate of Buyer) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or the right or power of the Company to conduct its business from and after the Closing on substantially the same basis as currently operated.

3.2                                 Conditions to Sellers’ Obligations.  The obligation of Sellers to sell the Shares and all other obligations of Sellers hereunder shall be subject to the satisfaction on or before the Closing Date of the following conditions precedent:

3.2.1                        Representations and Warranties.  The representations and warranties of Buyer in this Agreement shall be true and complete, in all material respects (except that representations and warranties that by their terms are qualified as to materiality shall be true and complete in all respects), on and as of the Closing Date with the same effect as if those representations and warranties had been made on and as of the Closing Date, and Buyer shall have delivered to Sellers a certificate to that effect dated the Closing Date and signed by its President or Chief Financial Officer and by its Secretary.

3.2.2                        Conditions and Covenants.  Buyer shall have performed or satisfied all covenants, agreements and conditions to be performed or satisfied at or before the Closing by Buyer hereunder, and Buyer shall have delivered to Sellers a certificate to that effect dated the Closing Date and signed by its President or Chief Financial Officer and by its Secretary.

3.2.3                        Independent Trustee Finding. Reliance, as the independent trustee acting for and on behalf of the ESOP, shall have notified Buyer and Sellers, in writing, in form and substance satisfactory to Buyer and Sellers, (a) that, based upon the opinion of Advanced Valuation Analytics, Inc. that the terms and conditions of the transactions contemplated by this Agreement are fair to the ESOP from a financial point of view, Reliance has determined that the ESOP’s participation in this Agreement and the transactions contemplated by this Agreement complies with all applicable fiduciary standards under the ERISA, (b) that the actions specified in section 4.20 are satisfactory to Reliance, and (c) of Reliance’s qualifications and independence to make such determinations.

3.2.4                        Payments.  Buyer shall have made payments to Sellers and the Escrow Agent in accordance with section 2.4.2.

3.2.5                        Consulting Agreements.  The Company shall have duly executed and delivered to HKS and Janis F. Swan their respective Consulting Agreements.

3.2.6                        Escrow Agreement.  Buyer and GFRHH shall have duly executed and delivered the Escrow Agreement.

3.2.7                        No Legal Action.  No action or proceeding shall be pending or threatened in writing by any person (other than either Seller or any affiliate of either Seller) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement.

3.3                                 Failure of Condition.

3.3.1                        Buyer’s Remedies.  If any condition specified in section 3.1 is not satisfied, Buyer shall have the right, in its exclusive discretion, either to waive such condition and proceed with the purchase of the Shares or to terminate this Agreement; provided that the Closing Date may be extended to any date not later than September 30, 2007, at Buyer’s exclusive election, for a reasonable period to allow all of such conditions to be satisfied, subject to Buyer’s further right to terminate this Agreement on the expiration of the period of the extension if all of such conditions shall not then have been satisfied.  HKS shall cause GFRHH to refund the Deposit in full (together with all interest or other earnings thereon, if any) to Buyer, if Buyer so elects to terminate this Agreement based on (a) discovery of a material liability that is not disclosed in the December Balance Sheet, (b) any statement or information supplied by HKS or the Company to Buyer, including the consolidated financial statements of the Company for the year ended December 31, 2006, as heretofore delivered to Buyer, being materially incorrect, (c) HKS materially failing or refusing to cooperate (or to cause the Company to cooperate), after written notice and a five-day opportunity to cure, with Buyer’s due diligence process contemplated by section 4.5, (d) any other breach by either Seller of any provision of this Agreement, or (e) failure of any condition to the obligations of Buyer (which Buyer does not waive); provided that, if Buyer so elects to terminate this Agreement and Sellers shall not have committed any wrongful act or omission (such as, but not limited to, those referred to in clauses (a) through (e) of this sentence), the portion of the Deposit that is refunded to Buyer shall be reduced by the actual out-of-pocket costs incurred by Sellers or the Company in connection with the transactions contemplated by this Agreement, and the remaining portion of the Deposit shall be paid to the Company.  If Buyer elects to terminate this Agreement pursuant to this section 3.3.1, neither Buyer nor Sellers shall have any rights or obligations under this Agreement, except as provided in this section 3.3.1 and section 3.3.3.

3.3.2                        Sellers’ Remedies.  If any condition in section 3.2 is not satisfied, Sellers shall have the right, in Sellers’ exclusive discretion, either to waive such condition and proceed with the sale or to terminate this Agreement; provided that the Closing Date may be extended to any date not later than September 30, 2007, at Sellers’ exclusive election, for a reasonable period to allow all of such conditions to be satisfied, subject to Sellers’ further right to terminate this Agreement on the expiration of the period of the extension if all of such conditions shall not then have been satisfied.  If Sellers so elect to terminate this Agreement, neither Buyer nor Sellers shall have any further rights or obligations under this Agreement; provided that, unless Buyer is entitled to a refund of part or all of the Deposit pursuant to the second sentence of section 3.3.1, but otherwise notwithstanding any of the foregoing provisions of this section 3.3.2 to the contrary, in the event of any material breach by Buyer of any representation, warranty, covenant or agreement herein or hereunder, and if the sale of the Shares is not consummated hereunder because of such breach, HKS may direct GFRHH to remit the Deposit to the Company as liquidated damages.

3.3.3                        Surviving Covenants.  Notwithstanding any provision to the contrary in this Agreement or any termination, expiration, cancellation or rescission of this Agreement, the covenants and agreements in sections 4.5.4, 4.10 and 6 through 16 shall survive any termination of this Agreement.

4.                                      Covenants.

4.1                                 Contracts.  Sellers shall cause the Company promptly to apply for and diligently pursue the granting of all waivers and consents of parties to contracts with the Company, to which section 3.1.5 refers.  Sellers shall cause the Company to take all reasonable actions to apply for the same and diligently and in good faith to process such applications and to avoid taking any action that would delay the investigation and processing thereof by the appropriate contracting parties.  Buyer shall cooperate fully and in good faith with Sellers, as and to the extent that Sellers may reasonably request, in obtaining the same, and Buyer shall execute and deliver all such certificates, instruments and other documents as Sellers may reasonably request in connection therewith.

4.2                                 Permits.  Sellers shall cause the Company to apply for and diligently pursue the issuance of the licenses, permits, authorizations and approvals to which section 3.1.6 refers.  Sellers shall cause the Company to take all reasonable actions to apply for the same and diligently and in good faith to process such applications and to avoid taking any action that would delay the investigation and processing thereof by the appropriate governmental authorities.  Buyer shall cooperate fully and in good faith with Sellers and the Company, as and to the extent that Sellers may reasonably request, in making and processing such applications, and Buyer shall execute and deliver all such certificates, instruments and documents as Sellers or the Company may reasonably request in connection therewith.

4.3                                 Indemnity.

4.3.1                        By Buyer.  Subject to sections 4.3.4 through 4.3.8, Buyer agrees to indemnify and defend Sellers and to hold them harmless from and against any and all claims, liabilities, losses, damages and expenses (including, without limitation, the reasonable fees and expenses of attorneys and expert witnesses, the costs of investigation and court costs) (collectively, “Losses”) suffered or incurred by them, when and as suffered or incurred, directly or indirectly in connection with any breach of any covenant, agreement, representation or warranty by Buyer herein or hereunder.

4.3.2                        By HKS.  Subject to sections 4.3.4 through 4.3.8, HKS agrees to indemnify and defend Buyer and its directors, officers, affiliates, employees and agents and to hold them harmless from and against any and all Losses suffered or incurred by any of them, when and as suffered or incurred, directly or indirectly in connection with (a) any breach of any covenant, agreement, representation or warranty by either Seller herein or hereunder, or (b) the ESOP or the establishment, management, operation, amendment or termination thereof at or before the Closing.

4.3.3                        By ESOP.  Subject to sections 4.3.4 through 4.3.8, the ESOP agrees to indemnify and defend Buyer and its directors, officers, affiliates, employees and agents and to hold them harmless from and against any and all Losses suffered or incurred by any of them, when and as suffered or incurred, directly or indirectly in connection with any breach by the ESOP of any of the representations and warranties in section 5.1.3, 5.1.6 or 5.1.7.

4.3.4                        Joint Liability.  HKS shall be jointly liable with the ESOP for any Loss for which the ESOP is obligated to provide indemnification pursuant to sections 4.3.3.

4.3.5                        Limitations.  Anything herein to the contrary notwithstanding, neither party (deeming Sellers to be a single party for this purpose) shall have any liability or obligation under section 4.3.1, 4.3.2 or 4.3.3, as applicable, with respect to any Losses suffered or incurred by the other party unless and until the aggregate of all such Losses by such other party exceeds $50,000; provided that this limitation shall not apply to (a) any of such Losses if the aggregate of all such Losses exceeds $50,000, or (b) any Loss arising directly or indirectly from any breach or violation of any of sections 2, 4.4, 4.5, 4.6, 4.12 through 4.16, 4.21, 5.1.1, 5.1.2, 5.1.3, 5.1.6, 5.1.7, 5.1.8, 5.1.14, 5.1.16, 5.1.17, 5.1.18 and 5.1.19 or any fraud, willful misconduct or criminal wrongdoing.

4.3.6                        Materiality.  In determining whether the limitations under section 4.3.5 on a party’s indemnification obligation have been exceeded, the words “material,” “Material Adverse Effect” and variations thereof shall be disregarded.

4.3.7                        Further Limitations.  With respect only to any claims not involving or relating to any claim by any third party or any breach of section 4.14, 4.15 or 4.16, no party shall be entitled to recover or seek any remedy under section 4.3.1, 4.3.2 or 4.3.3, as applicable, with respect to any consequential damages or punitive damages (it being agreed that the term “consequential damages” shall include, without limitation, any multiple of lost profits reflecting a decrease in the value of the Shares or the business of the Company).  No party shall be entitled to indemnification under this section 4.3 to the extent that the amount of and the basis for such indemnification claim has already been taken into account in the determination of the Surplus or Shortfall under section 2.  Any indemnification obligation under this section 4.3 shall be net of any recoveries under insurance policies with respect to the matter for which indemnification is sought.

4.3.8                        Procedure.  The indemnified party shall notify the indemnifying party of any claim, demand, action or proceeding for which indemnification will be sought under section 4.3.1, 4.3.2 or 4.3.3; provided that (a) failure to give such notice shall not relieve the indemnifying party of its indemnification obligations under this section 4.3, except to the extent, if at all, that the indemnifying party shall have been prejudiced thereby; (b) if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party; and (c) if the indemnifying party fails to assume the defense of such third party claim within a reasonable time after notice thereof, the indemnified party shall have the right to assume the defense of such third party claim using counsel of its choice, and shall be entitled to full reimbursement from the indemnifying party for any Loss incurred in connection with the defense of such claim.  The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding.  In connection with any such third party claim, demand, action or proceeding, Sellers and Buyer shall cooperate with each other and provide each other with access to relevant books and records in their possession.  No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party.

4.4                                 Operation Prior to Closing.  HKS covenants and agrees that, until the Closing (unless Buyer shall otherwise approve in writing, unless otherwise expressly permitted by this Agreement, or unless required by a contract to which the Company is a party at the date hereof or by law):

4.4.1                        Ordinary Business.  The Company’s business shall be conducted in all respects in the ordinary and usual course and, to the extent consistent therewith, HKS shall use commercially reasonable efforts to cause the Company to preserve its business organization intact, keep available the services of its officers and employees (subject to changes in the ordinary course) and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, regulatory authorities and others having dealings with it.

4.4.2                        No Charter Change; Dividends; Stock; etc.  The Company shall not (a) amend its articles of incorporation or bylaws, (b) adopt any shareholder rights plan or enter into any agreement with any of its shareholders, (c) split, combine, subdivide or reclassify its outstanding shares of common stock, (d) declare, set aside or pay any dividend or distribution that is payable otherwise than in cash on any of its capital stock, (e) repurchase, redeem or otherwise acquire any shares of its capital stock, or (f) offer, issue, deliver, sell or encumber any shares of any class of its capital stock or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares.

4.4.3                        Employee Matters.  The Company shall not:  (a) increase the salary of or pay any bonus to any employee, except only in accordance with valid contracts that bind and are enforceable against the Company immediately before the date hereof, (b) enter into, adopt or amend (except for renewals on substantially identical terms) any agreement or arrangement relating to severance, or (c) enter into, adopt or amend (except for renewals on substantially identical terms) any employee benefit plan or employment or consulting agreement, except as expressly provided in this Agreement.

4.4.4                        No Borrowing.  The Company shall not incur any debt, liability or obligation other than trade payables incurred in the ordinary course of business consistent with past practice.

4.4.5                        Capital Expenditures.  The Company shall not make any capital expenditures in an aggregate amount in excess of $25,000, except only in accordance with valid contracts that bind and are enforceable against the Company immediately before the date hereof.

4.4.6                        Assets.  The Company shall maintain all of its tangible assets in good condition and repair, normal wear and tear excepted, and in accordance with all applicable laws, rules and regulations, as is reasonable in the ordinary course of business.

4.4.7                        No Asset Transfer.  Other than in the ordinary course of business consistent with past practice, the Company shall not transfer, lease, license, sell, mortgage, pledge, encumber or otherwise dispose of any of its property or assets.

4.4.8                        No Business Acquisition.  The Company shall not acquire any business, whether by merger, consolidation, purchase of property or assets or otherwise.

4.4.9                        Accounting Matters.  The Company shall comply with Modified GAAP and shall not change its accounting policies, practices or methods except as required by GAAP.

4.4.10                  Contracts.  The Company shall not enter into or amend any written or oral supply, inventory, purchase, franchise, license, sales agency, distribution, advertising, credit, loan or other contract or lease or any written or oral promissory note, debenture, indenture or understanding, such that annual expenditures or liabilities thereunder are or increase by more than $10,000 or such that any restriction on Sellers’s ability to cancel or terminate such contract is or is extended by more than six months, except that the Company may continue to make commitments and purchases in the ordinary course of its business consistent with its past practices.

4.4.11                  Obligations.  The Company shall pay its debts when due and pay or perform all other obligations when due.

4.4.12                  Tax Matters.  The Company shall file when due all Tax (as that term is defined in section 5.1.14) returns for all Tax periods ending on or before the Closing Date and shall pay or cause to be paid when due all Taxes relating to such returns.  Neither the Company nor Sellers shall make or change any material election with respect to Taxes, file an amended Tax return or claim for refund of Taxes, adopt or change any accounting method with respect to Taxes, enter into any agreement with respect to Taxes with any governmental authority, settle any claim or assessment with respect to Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes.

4.4.13                  Intellectual Property.  The Company shall not sell, transfer, license, abandon, let lapse, disclose, misuse, misappropriate, diminish, destroy or otherwise dispose of or encumber any Intellectual Property (as that term is defined in section 5.1.13) in any manner or assert or threaten to assert any rights with respect to Intellectual Property against any third party.

4.4.14                  Litigation.  The Company shall not commence or settle any litigation, action or claim.

4.4.15                  Commitments.  The Company shall not authorize, enter into or adopt any plan, arrangement, commitment or agreement to do any of the foregoing.

4.5                                 Buyer’s Investigation.

4.5.1                        Entry and Inspection.  HKS shall cause the Company to (a) make available to Buyer and its officers, attorneys, accountants and other authorized representatives reasonable access during regular business hours to all of the assets of the Company and related properties, operations, books and financial records, contracts, commitments and purchasing, sales, production and maintenance records, (b) to permit Buyer and such representatives to enter any real property occupied by the Company, (c) to make available to Buyer and such representatives the Company’s chief executive officer, president, chief operating officer, consultants, auditors and counsel, so that Buyer may make such inquiries as Buyer may deem appropriate, and (d) furnish Buyer with all information concerning the assets, operations, affairs and business of the Company as is required hereby or as Buyer may reasonably request.  Notwithstanding any of the foregoing provisions of this section 4.5.1 to the contrary, Buyer shall not have the right, without the consent of HKS, to interview key personnel of the Company (other than HKS, Michael J. McFarland, Hobart F. Swan and Colin K. Swan) in sales, manufacturing and administration and the Company’s top ten vendors and customers, until such time as Buyer notifies HKS in writing that Buyer has completed all of its other due diligence to its satisfaction, but thereafter Buyer may, after notice to HKS identifying the persons to be contacted, interview any or all of such persons.

4.5.2                        No Waiver.  Anything in this Agreement to the contrary notwithstanding, no inquiry or investigation by or on behalf of Buyer shall constitute a waiver of, negate, abrogate or otherwise affect the validity of any representation, warranty or covenant of Sellers in, pursuant to or in connection with this Agreement or modify or affect any of Sellers’ obligations or Buyer’s rights herein or hereunder in the event of any breach of any such representation, warranty or covenant.

4.5.3                        Indemnity.  Buyer agrees to indemnify and defend Sellers and hold Sellers harmless from and against any and all mechanics’ liens and physical damage to property or persons and claims arising therefrom resulting directly from entry by Buyer or such representatives on premises occupied by Sellers pursuant to section 4.5.1.

4.5.4                        Return of Materials.  On any termination of this Agreement without consummation of the transactions contemplated hereby, Buyer shall return to Sellers all documents, work papers and other materials (including all copies thereof) in connection with the transactions contemplated hereby and shall use all reasonable efforts to keep confidential any information obtained pursuant to this Agreement, unless disclosure is required by law or unless such information has otherwise been obtained by third parties without any obligation of confidentiality to Sellers through no fault of Buyer.

4.6                                 Payments of McFarland Deferred Compensation and Stockholder Loan.

4.6.1                        McFarland Deferred Compensation.  On or before the Closing Date, the Company shall pay in full the amount (the “McFarland Deferred Compensation”) that shall then have accrued and be owing to Michael J. McFarland by the Company pursuant to the Employment Agreement between the Company and Michael J. McFarland dated January 8, 2004, as amended by a First Amendment to Employment Agreement dated January 16, 2007, and a Second Amendment to Employment Agreement dated July        , 2007, and if the Company makes such payment on the Closing Date, the McFarland Deferred Compensation shall be deemed to have been paid by the Company before the conclusion of the Closing and the termination of the Company’s status as an S corporation.

4.6.2                        Stockholder Loan.  On the Closing Date, with an agreed effective time immediately after the Closing, Buyer shall cause the Company to pay to HKS the remaining balance, if any, that shall then have accrued and be owing to HKS by the Company (whether or not then due) as repayment of the Stockholder Loan owed to HKS as shown on the December Balance Sheet, including principal and interest; provided that such balance is not more than $6,000,000 (the “Stockholder Loan”)

4.7                                 Further Assurances.  After the Closing Date, Sellers shall cooperate with Buyer, at Buyer’s request and without further consideration, (a) to execute, deliver, record and publish as Buyer considers appropriate such other certificates, instruments and documents of sale, assignment and transfer of the Shares, and take such other action, as Buyer may reasonably request more effectively to assign, sell and transfer the Shares to or vest the Shares in Buyer, (b) in the case of any contract to which the Company is a party and which may require the consent or waiver of any third party that has not been received at the Closing Date, to continue to endeavor to obtain such consent or waiver promptly, (c) to assist the Company in connection with any actions, proceedings or arrangements or disputes relating to the Company or its assets, and (d) to assist the Company and Buyer in effecting an orderly transition of ownership and operation of the Company as contemplated hereby.  Sellers shall disclose to the Company, promptly on Buyer’s or the Company’s request at any time at or after the Closing, all trade secrets, confidential information, technology and know-how included in the Intellectual Property.  The parties shall each do or perform such further acts and things and execute and deliver such further certificates, instruments and other documents as may be reasonably necessary and proper to implement the intent of the parties as expressed in this Agreement.

4.8                                 Proceedings.  Each party shall promptly inform the other of the happening of any event that may be or result in a Material Adverse Effect, or the making of any threat or claim or the commencement of any investigation, litigation or proceeding against or affecting Sellers, the Company or its business or operations, any of its assets or any of the transactions contemplated hereby.

4.9                                 Sales Tax.  Except as otherwise provided in section 4.13, Sellers shall pay when due, to the appropriate governmental authority or authorities, all sales, use, personal property and excise Taxes and levies, if any, arising from the sale of the Shares hereunder.

4.10                           Expenses.

4.10.1                  Sellers.  All costs, expenses and fees of the Sellers’ attorneys, accountants, auditors, advisers and consultants, including, without limitation, the costs, expenses and fees of Reliance as independent trustee and the costs, expenses and fees of its counsel and valuation consultants, incurred in negotiating the terms and conditions of this Agreement, making any investigation in connection herewith, preparing and executing this Agreement and any certificates, instruments and documents necessary in connection herewith and consummating the transactions contemplated hereby, have been paid by the Company to the extent that invoices for such expenses have been received by the Company prior to the date hereof.  All future invoices for any of such Expenses shall be addressed or forwarded to HKS, who shall pay the same and who shall defend, indemnify and hold the Company and Buyer harmless from the same.

4.10.2                  Buyer.  All costs, expenses and fees of Buyer’s attorneys, accountants, auditors, advisers and consultants incurred in negotiating the terms and conditions of this Agreement, making any investigation in connection herewith, preparing and executing this Agreement and any certificates, instruments and documents necessary in connection herewith and consummating the transactions contemplated hereby, shall be paid by Buyer and Buyer shall defend, indemnify and hold the Sellers harmless from the same.

4.11                           Casualty and Condemnation.  If, before the Closing, any material part of the assets of the Company is destroyed or materially damaged, or if condemnation proceedings are commenced against any of the assets of the Company, Buyer shall have the right, exercisable by notice to Sellers within fifteen days after receiving actual notice of such damage, destruction or condemnation proceedings (if the Closing shall not yet have occurred), to terminate this Agreement, in which event neither Sellers nor Buyer shall have any further rights or obligations hereunder, except as provided in section 3.3.3.  In the event of any immaterial damage to assets of the Company that the Company does not promptly repair or replace, Buyer shall have the right, exercisable by notice within fifteen days after receiving actual notice of such damage (if the Closing shall not yet have occurred), either (a) to terminate this Agreement as provided above in this section 4.11 or (b) to proceed with the purchase of the Shares hereunder, in which event Buyer shall be entitled to a reasonable reduction of the Base Purchase Price to offset the cost of repairing or replacing the damaged assets, after application of all available insurance proceeds and to the extent any reduction in value of the Company’s assets is not reflected on the Closing Balance Sheet.

4.12                           Brokers and Finders.  Buyer represents and warrants to Sellers that it has not had any contact or dealings regarding the Shares or any sale of the assets or business of the Company, or any business combination involving the Company, or communications in connection with the subject matter of this Agreement, with or through any broker or finder other than EuroConsult, all charges of which for services in connection with the transactions contemplated hereby will be paid by Buyer.  Sellers represent and warrant to Buyer that they have not had any contact or dealings regarding the Shares or any sale of the assets or business of the Company, or any business combination involving the Company, or communications in connection with the subject matter of this Agreement, with or through any broker or finder.  If any such broker or finder perfects a claim for any commission or fee based on any such contact, dealings or communications, the party through whom or by whose authority such broker or finder makes such claim shall be responsible for such commission or fee and all costs and expenses (including reasonable attorneys’ fees) incurred by the other party in defending the same.

4.13                           338(h)(10) Election.

4.13.1                  Election.  The parties contemplate that Buyer will make an election under Tax Code section 338(h)(10) and under equivalent provisions of applicable state income Tax laws.  Sellers agree to cooperate with Buyer and consent to such elections.  Buyer shall be authorized to complete and file such forms and documents as Buyer considers appropriate in connection therewith, including Form 8023, and Sellers shall sign any such form or document, if requested by Buyer to do so.

4.13.2                  Indemnification.  Anything herein to the contrary notwithstanding, from and after the Closing, on a continuing basis, Buyer shall indemnify, defend and hold each Seller harmless from and against (a) all income or other Tax liability and interest and penalties thereon (net of any Tax benefit) which results from the making of such elections, the same being, as to each Seller, the excess of such Seller’s Tax liability over the amount of Tax liability that such Seller would have had, had such elections not been made, and (b) the costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred in connection with defending or prosecuting any audit or proceeding in which the amount of or liability for such income or other Tax is at issue.

4.13.3                  Determination.  Pursuant to section 4.13.2, Buyer shall pay to each Seller, promptly after the following amounts are determined, the amount by which (a) the sum of the amount, if any, of any additional income or other Tax that the Sellers’ and Buyer’s accountants mutually determine will be incurred by such Seller as a result of such elections, plus (b)(1) any additional income or other Tax that the Sellers’ and Buyer’s accountants mutually determine will result from the payments pursuant to the preceding clause (a) and this clause (b), as mutually determined by Sellers’ and Buyer’s accountants, less (2) the sum of amounts paid by the Buyer or the Company to any state pursuant to section 4.13.4.

4.13.4                  Payment of Non-Resident Tax.  Buyer shall cause the Company to pay, after the Closing and by the due dates established by law, all amounts required to be paid pursuant to the Annotated Code of Maryland, Tax-General Article, Section 10-102.1 and other applicable state income Tax laws that require the Company to make any payment as a result of such election.

4.13.5                  Payment from Escrow.  If any amount owed to HKS under Section 4.13.3 remains unpaid ten days after written demand, HKS shall have the right to withdraw from the escrow account maintained pursuant to the Escrow Agreement, the amount that is due and unpaid.  If any amount owed to the ESOP under section 4.13.3 remains unpaid ten days after written demand, HKS shall have the right to withdraw from the escrow account maintained pursuant to the Escrow Agreement, the amount that is due to the ESOP and unpaid, and HKS shall immediately remit the same to the ESOP.

4.13.6                  Over-Payment.  If the amount paid pursuant to section 4.13.4 exceeds the amount determined to be payable to HKS pursuant to section 4.13.3, HKS shall pay to Buyer, immediately on demand, the amount of such excess.

4.13.7                  Coordinated Filings.  Buyer and Sellers shall coordinate their filing positions regarding whether Taxable income generated by the Tax Code section 338(h)(10) election creates business or non-business income and the amounts that are apportionable to a particular state for its state income Tax purposes.  Sellers shall take filing positions in conformity with instructions from Buyer.

4.13.8                  Dispute Resolution.  If Buyer’s and Sellers’ accountants are unable to agree on any determination to be made by them jointly pursuant to this section 4.13, the matter shall be submitted to a neutral accountant or tax attorney, in either case licensed to practice in Maryland, who shall determine the matter upon consideration of submissions by Buyer’s and Sellers’ accountants, and whose determination shall be final and binding on the parties.  Such neutral accountant or tax attorney shall be selected jointly by Buyer and Sellers, and shall be paid one-half by Buyer and one-half by HKS.  If Buyer and Sellers are unable to agree upon a neutral accountant or tax attorney, Buyer shall select one and Sellers shall select one, and the two so selected shall select a third accountant or tax attorney, who shall make the determination.

4.14                           No Solicitation.  Until the Closing, neither Seller shall, or shall suffer or permit the Company or any of its agents to, contact, or commence or continue negotiations with, or otherwise discuss with, any other person or party any merger, consolidation or business combination, sale of stock, joint venture, strategic alliance outside the ordinary course of business, or sale or other disposition of the Company’s assets outside the ordinary course of business.  If the Company or either Seller is contacted by a third party regarding any such transaction on or prior to the Closing Date, Sellers shall immediately inform Buyer in writing of the proposed terms and conditions of such transaction and furnish to Buyer any documents and materials provided by such third party to any of Sellers and the Company (or any of their respective representatives or counsel).

4.15                           No Competition.  HKS shall not, and shall not suffer or permit Janis F. Swan to, at any time within five years after the Closing Date, directly or indirectly own an interest in, join, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, consultant, partner, member, manager, shareholder (except as holder of not more than one percent of the outstanding stock of any corporation, which stock is listed and publicly traded on a national securities exchange), owner or principal of or with any corporation, limited liability company, partnership, joint venture, proprietorship, association, firm or other entity or person, a significant part of whose business consists of developing, designing, manufacturing, marketing, distributing or selling stainless steel and non-ferrous nails and screws for building construction or consists of developing, designing, manufacturing, marketing, distributing or selling connectors, fasteners and other products used in the building construction industry, in any state, province or other jurisdiction in the United States of America or Canada, or directly or indirectly take or permit any action in preparation for doing any of the foregoing.

4.16                           Confidential Matter.

4.16.1                  Confidentiality Covenant.  Sellers acknowledge and agree that, from and after the Closing, Sellers shall regard and protect as trade secrets owned by the Company or its affiliates all Confidential Matter, which is an asset of the Company.  For this purpose, “Confidential Matter” means and includes any and all of the following owned by the Company immediately before the Closing:  financial and operating data and other proprietary and confidential information; marketing data; equipment; devices; patterns; electronically recordable data or concepts; computer programs, software and hardware; software and hardware enhancements, modifications and improvements; databases; mask works; inventions; designs; formulas; processes; compilations of information; books; papers; records; documents; files; specifications; names, addresses, names of agents and employees, buying habits, practices and needs (and the Company’s assessment thereof) of the Company’s existing and potential clients, customers, distributors, dealers and representatives; marketing data and methods, operating practices and related data and information; costs of materials; prices the Company obtains or has obtained or at which it sells, has sold or intends to sell its products or services; information relevant to pricing or bidding, including methods or procedures for preparing bids; manufacturing methods; tooling; product performance information; quality control procedures and information; manufacturing or field operating processes or procedures; manufacturing and sales costs; information regarding the financial condition of the Company; compensation paid to the Company’s consultants and employees and other terms of engagement or employment; names, addresses, practices, methods and other information regarding the Company’s existing and potential joint venture partners, licensees, licensors, vendors and suppliers; and any of the foregoing that may have been or may be conceived, originated, discovered or developed on the basis of or using any Confidential Matter.  Nevertheless, “Confidential Matter” excludes any of the foregoing that is now publicly known or hereafter becomes publicly known without any breach of this Agreement, that an authorized executive officer of the Company authorizes for public dissemination, or that is learned or obtained from sources having no duty of confidentiality to the Company or Buyer or any of their respective affiliates.  Sellers represent, warrant and agree that they will not at any time, directly or indirectly, use or permit others to use, or disclose or communicate to any person, any Confidential Matter, without the prior written consent of an executive officer of Buyer in the particular case, except only for the exclusive benefit of the Company.

If either Seller is required by law to disclose any Confidential Matter, Sellers shall immediately notify Buyer thereof, so that Buyer and the Company may seek an appropriate protective order or other remedy or waive compliance with this section 4.16.1 with respect to such Confidential Matter, and Sellers shall cooperate with Buyer and the Company to obtain such protective order.  If Buyer and the Company are unable to obtain such protective order or other remedy, Sellers shall furnish only such Confidential Matter as is legally required to be disclosed.

4.16.2                  Property.  Sellers agree that they will not make or retain any originals, copies or reproductions of or excerpts from any of the Confidential Matter for the use of either of them or the use of any person other than the Company and its affiliates, and Sellers will deliver to the Company at the Closing, and immediately on request thereafter, all tangible property that is or embodies any of the Confidential Matter, whether prepared or developed by or with the assistance of either Seller or otherwise coming into either Seller’s possession, control or knowledge.

4.16.3                  Nondisclosure.  Sellers further represent, warrant and agree that neither of them has disclosed to the Company, Buyer or any of their respective affiliates or will disclose to the Company, Buyer or any of their respective affiliates any trade secrets or other proprietary or confidential information that may not lawfully be so disclosed by Sellers, by virtue of the ownership of the same by a person other than the Company or otherwise.

4.17                           Injunctive Relief.  Sellers acknowledge and agree that the failure of either of them to perform any of his or its covenants in section 4.13, 4.14, 4.15, 4.16 or 4.21 would cause irreparable injury to the Company, Buyer and their respective affiliates and cause damages to the Company, Buyer and their respective affiliates that would be difficult or impossible to ascertain or quantify.  Accordingly, without limiting any remedies that may be available with respect to any breach of this Agreement, Sellers consent to the entry of an injunction to restrain any breach or to require specific performance of section 4.13, 4.14, 4.15, 4.16 or 4.21, without any necessity to post any bond or provide any security in connection therewith.

4.18                           Records Inspection.  So long as the accounting books and records relating of the Company are retained by the Company, Buyer shall cause the Company to permit Sellers to inspect and make copies (at their own expense) of such books and records, on reasonable request during normal business hours and without undue interference with the business operations of the Company, to enable Sellers to prepare financial statements or Tax returns or deal with Tax audits; provided that the Company shall not have any obligation to Sellers to retain any of such books or records.  The Company shall have the right to have its representatives present during any such inspection.  To the extent that the Company elects to discard any such records which would be pertinent to a Tax or legal proceeding relating to a period before the Closing, Buyer shall offer such records to HKS, to be removed at the expense of HKS and kept confidential by HKS.

4.19                           Employment of Hobart F. Swan and Colin K. Swan.  Buyer agrees to cause the Company to continue the employment of Hobart F. Swan and Colin K. Swan for at least two years after the Closing, at their current annual compensation levels of $136,500 and $99,251, respectively, or higher; provided that the Company shall have the right to terminate the employment of either of such persons at any time for “Cause,” defined as continued or repeated substance abuse or insobriety; conviction of a misdemeanor involving moral turpitude or a felony; illegal business practices in connection with the Company’s business; misappropriation of the Company’s assets; excessive absence from employment during usual working hours for reasons other than vacation, disability or sickness; or any material breach or violation of the code of ethics, policies and procedures of the Company or Buyer as in effect from time to time.

4.20                           Payment of ESOP Indebtedness; ESOP Provisions.  In connection with and at the Closing, the ESOP shall pay in full all of the then outstanding indebtedness of the ESOP with an amount of the ESOP Payment necessary to make such payment.  Schedule 4.20 attached hereto sets forth the agreed acts and transactions that will be taken with respect to the ESOP in connection with the Closing, including a form of amendment to the ESOP to allow for and implement such acts and transactions.  Buyer agrees to cause the Company to abide by the terms set forth in such Schedule; provided that the persons who are the trustees and plan administrator of the ESOP immediately before the Closing shall remain in those positions until all of the acts and transactions set forth in Schedule 4.20 are completed and shall have the authority and responsibility to carry out and complete those acts and transactions.  No person who is not a participant in the ESOP as of the Closing shall become a participant in the ESOP, and no participant in the ESOP shall accrue any benefit under the ESOP with respect to any employment or compensation earned after the Closing.

4.21                           No Disparagement.  From and after the date hereof, neither Seller shall, in any way or to any person or entity or governmental or regulatory body or agency, denigrate or derogate Buyer or any of its affiliates, or any officer, director, employee, product, service or procedure of Buyer or any of its affiliates, whether or not such denigrating or derogatory statements shall be true and whether or not such statements are based on acts or omissions that become known to either Seller after the date hereof, on acts or omissions that occur after the date hereof, or otherwise.  A statement shall be deemed denigrating or derogatory to any person or entity if it adversely affects the regard or esteem in which such person or entity is held by others.  This section 4.21 shall not apply to the extent that testimony is required by legal process.

4.22                           Notice of Developments.  Sellers may elect at any time to notify Buyer of any development causing a breach of any of Sellers’ representations and warranties in section 5.1.  Unless Buyer has the right to terminate this Agreement pursuant to section 3.3.1 by reason of the development and exercises that right within a period of forty-five days (but not later than the Closing), the notice pursuant to this section 4.22 will be deemed to have amended the applicable Schedule or Schedules (if it specifies the Schedule or Schedules so to be amended), to have qualified the applicable representations and warranties in section 5.1 and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

4.23                           Swan Secure, L.L.C. Name Change.  Within ten days from the Closing Date, HKS shall cause the name of SSLLC to be changed to a name that does not include any of the words in the Company’s name or any variation, abbreviation or derivative thereof, which new name is not similar to the Company’s name.

4.24                           Guaranty.  Guarantor, as the owner of record and beneficially of all of the outstanding capital stock of Buyer, hereby irrevocably guarantees the full and timely payment and performance of all obligations of Buyer hereunder.

4.25                           Company’s Profit Sharing Plan.  As soon as administratively practicable after the Closing, the Company’s profit sharing plan shall be terminated and its assets shall be distributed to its participants and beneficiaries.  The persons who are the trustees and plan administrator of the Company’s profit sharing plan immediately before the Closing shall remain in those positions until all acts and transactions in connection with that plan’s termination and distribution of assets are completed and shall have the authority and responsibility to carry out and complete all such acts and transactions.  Buyer shall cause the Company to pay or reimburse the reasonable and necessary expenses to carry out such termination and distribution.

5.                                       Representations and Warranties.

5.1                                 Of Sellers.  HKS hereby represents and warrants to and agrees with Buyer, without limitation, as set forth in all of sections 5.1.1 through 5.1.29, and the ESOP hereby represents and warrants to and agrees with Buyer (with respect only to the Company, the ESOP and the Shares to be sold hereunder by the ESOP) as set forth in sections 5.1.3, 5.1.6 and 5.1.7:

5.1.1                        Organization.  The Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Maryland.  The Company has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted.  The Company is qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction where, by virtue of its business conducted therein, it is required to be so qualified, except where the failure to be so qualified will not have a Material Adverse Effect.  Copies of the articles of incorporation, bylaws and other charter documents of the Company have been delivered by Sellers to Buyer, and the same are true and complete copies thereof as in effect on the date hereof.  The minute books of the Company, true and complete copies of which have been delivered by Sellers to Buyer, contain substantially accurate records of all meetings of the board of directors of the Company, all committees of such board of directors, and the Company’s shareholders since inception and accurately reflect all material transactions to which such minutes refer.

5.1.2                        Capitalization.  The authorized capital stock of the Company consists of 5,000,000 shares, par value $0.001 per share, of common stock and no shares of any other class or series.  Of such common stock, 2,125,000 Shares are issued and outstanding, of which 1,423,750 Shares are owned of record and beneficially by HKS and 701,250 Shares are owned of record and beneficially by the ESOP.  No shares of such common stock are reserved for issuance for any purpose.  Neither the Company nor either Seller is a party to any voting agreement, voting trust, shareholders’ agreement or other agreement or arrangement that might affect or involve any of such common stock, the ownership thereof or any rights or obligations appurtenant thereto, except as reflected in the documents establishing the ESOP and the ESOP’s acquisition of Shares, true and complete copies of which have been provided to Buyer.  The Company has no agreement, commitment or obligation, whatsoever, to repurchase, redeem or otherwise acquire any shares of such common stock.  All of the Shares are validly issued, fully paid and non-assessable.  The Company has not issued any other securities and no other securities of the Company are outstanding.  There are no outstanding options, rights, warrants, convertible securities, commitments or agreements calling for the issuance or the transfer, sale or disposition by any person of any shares of stock of or other ownership interest in the Company or of any securities convertible into or exchangeable for any thereof.  None of the Company and Sellers has adopted or become a party to any plan, contract, agreement or commitment for the sale, transfer, assignment, distribution or issuance of any interest in the Company or its business or any of its assets to any person (other than as provided herein and except as reflected in the documents establishing the ESOP and the ESOP’s acquisition of Shares, true and complete copies of which have been provided to Buyer).

5.1.3                        Title to Be Conveyed.  On consummation of the transactions contemplated hereby at the Closing, Buyer will acquire good and marketable indefeasible title to all of the Shares, and thereupon will own all of the Shares, of record and beneficially, and all right, title and interest in and to all of the Shares, subject to no mortgage, pledge, lien, claim, charge, encumbrance, security interest or other restriction or defect in title, whatsoever.

5.1.4                        Subsidiaries.  The Company has no subsidiaries and does not own of record or beneficially any capital stock or other equity securities issued by any other person.

5.1.5                        Directors and Officers.  The directors and officers of the Company are as set forth in Schedule 5.1.5 attached hereto.  No other person is a director or officer of the Company.

5.1.6                        No Restriction on Transaction.  Except as set forth in Schedule 5.1.6, neither Seller, and none of the properties, business or operations of the Company, is subject to any mortgage, pledge, hypothecation, lien, claim, charge, encumbrance, security interest or other restriction or defect in title (each, a “Lien”), or any charter provision, bylaw, indenture, lease, agreement, instrument, law, statute, code, ordinance, rule, regulation, order, judgment or decree, or any other restriction, that would interfere with consummation of the transactions contemplated by this Agreement or with the conduct by the Company of its business and operations hereafter in substantially the same manner in which such business shall have been conducted before the date hereof.  None of the Sellers and the Company is required to submit or file any notice, report or other filing with any governmental authority in connection with the execution, delivery, performance or consummation of this Agreement, and no waiver, consent, approval or authorization of any governmental authority is required to be obtained by the Sellers or the Company in connection with the Sellers’ execution, delivery, performance or consummation of this Agreement or the transactions contemplated hereby, except for such notices, reports, filings waivers, consents, approvals or authorizations that, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Trustees of the ESOP have the legal capacity, power and authority to enter into and execute this Agreement, and to execute and deliver each other agreement, document, or instrument contemplated by this Agreement, on behalf of the ESOP and to perform their and the ESOP’s obligations hereunder and thereunder.  Such Trustees have obtained the approval to enter into and execute this Agreement from all persons whose approval to do so is required under applicable law or the terms of the ESOP.  This Agreement has been duly authorized by, and has been duly executed and delivered by or on behalf of, each Seller and is the legal, valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally and except for limitations imposed by general principles of equity on the availability of equitable remedies.

5.1.7                        No Conflicts.  Except as set forth in Schedule 5.1.7, the execution and delivery by each Seller of this Agreement, the performance by each Seller of its or his respective obligations hereunder and its or his performance of, fulfillment of and compliance with all of the terms and conditions hereof, do not and will not conflict with, breach or result in a breach of the terms, conditions or provisions of, or constitute a default under, result in the creation of any Lien on any asset of the Company or either Seller pursuant to, give any third party the right to accelerate any obligation under, violate or result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice to any person or any court or administrative or governmental body or agency pursuant to, any agreement, indenture, promissory note, lease, mortgage, instrument, law, statute, code, ordinance, rule, regulation, order, judgment or decree to or by which the Company or either Seller or any of its or his assets is a party, is subject or is bound.

5.1.8                        Financial Statements.  Sellers have furnished to Buyer the financial statements of the Company, consisting in each case of balance sheets as of December 31, 2006, 2005 and 2004, and the related statements of earnings and cash flows for the years then ended, and the financial statements of the Company consisting of the balance sheet as of May 31, 2007, and the related statements of earnings and cash flows for the five-month period then ended.  All such financial statements are complete and correct in all material respects and fairly present the financial position and results of operations of the Company for the periods indicated, in conformity with Modified GAAP consistently applied throughout such periods, except to the extent disclosed in such financial statements, including the notes thereto.  At the respective dates of such financial statements, there were no material liabilities of the Company (absolute, contingent, accrued or otherwise) which, in accordance with Modified GAAP, should have been shown or reflected therein or in the notes thereto, and which are not shown or reflected therein.

5.1.9                        Absence of Changes.  Since December 31, 2006, except as set forth in Schedule 5.1.9 attached hereto:  (a) the Company has conducted its business in all material respects in the ordinary and usual course of its business consistent with past practice; (b) the Company has not incurred any liabilities (absolute, accrued, contingent or otherwise), except (1) liabilities incurred in the ordinary course of business consistent with past practice that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (2) liabilities permitted by section 4.4; and (c) there has not been any (1) change in the assets or liabilities or condition (financial or other) of the Company from that set forth in the December Balance Sheet, except changes in the ordinary course of business, none of which has been material and adverse; (2) development or combination of developments that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (3) damage, destruction or loss materially and adversely affecting the Company or its business or any of its assets, whether covered by insurance or not; (4) significant increase in the compensation paid or payable to any employee of the Company, including any direct or indirect form of payment made to or with respect to any such person; (5) execution, adoption or amendment of any agreement or arrangement relating to severance or any employee benefit plan or any employment or consulting agreement relating to the Company or any of its employees, other than adoption of the ESOP; (6) change in the Company’s accounting principles, policies, practices or methods, except changes required by GAAP; (7) transfer, lease, license, sale, mortgage, pledge, encumbrance or other disposition of assets or properties of the Company outside the ordinary course of its business; or (8) plan, arrangement, agreement or commitment adopted or entered into with respect to any of the foregoing, other than adoption of the ESOP.

5.1.10                  Books of Account.  All books of account of the Company are complete and correct in all material respects and have been made available to Buyer.  All monies due or to become due from or to or owing by, and all liabilities (absolute, contingent, accrued or otherwise) of, the Company by reason of any transaction, matter, cause or thing that, in accordance with Modified GAAP should be entered in such books of account, have been duly, correctly and completely entered therein.

5.1.11                  Contracts.  Each contract to which the Company is a party is a legal, valid and binding agreement of the Company and each other party thereto, enforceable against each other party thereto in accordance with its terms.  Neither the Company nor, to HKS’ knowledge, any other party to any contractual arrangements with the Company is not in compliance with or is in default (without regard to any requirement of notice or grace period or both) in the observance or performance of any term, condition or provision of any such contractual arrangement relating to or affecting the Company or its business or any of its assets in any manner so as presently or at any future time to have any material adverse effect on the Company or its business, operations or financial condition or any of its assets.  Schedule 5.1.11 attached hereto accurately and completely lists and describes all contracts to which the Company is a party or by which the Company is bound, and which (a) are material to the business or operations of the Company or (b) by their terms seek to limit or define the activities in which the Company is (or after the Closing will be) permitted or required to engage or (c) require any consent, approval or waiver by any other party thereto in connection with this Agreement or the consummation of the transactions contemplated hereby.  Sellers have caused the Company to make all such contracts available to Buyer for review.  Except as listed and described on Schedule 5.1.11 attached hereto, the Company does not have, is not a party to and is not bound by any written or oral:

(a)               agreement, contract or commitment outside the ordinary course of business with any present or former employee or consultant or for the employment of any person, including any consultant, other than in connection with the transactions contemplated by this Agreement;

(b)              agreement, contract or commitment for the future purchase of or payment for supplies or products, or for the performance of services by a third party that supplies products or services, involving in any one case $25,000 or more, other than routine purchase orders in the ordinary course of business;

(c)               agreement, contract or commitment to sell or supply products or to perform services (“Services Contract”), involving in any one case $25,000 or more, other than routine purchase orders in the ordinary course of business;

(d)              agreement, contract or commitment continuing over a period of more than six months from the date hereof or exceeding $25,000 in value;

(e)               distribution, dealer, representative or sales agency agreement, contract or commitment;

(f)                 lease under which the Company is either lessor or lessee;

(g)              note, debenture, bond, equipment trust agreement, letter of credit agreement, credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money or agreement or arrangement for a line of credit or guaranty, pledge or undertaking of the indebtedness of any other person, except as shall be terminated and paid and discharged in full at or before the Closing;

(h)              agreement, contract or commitment for any charitable or political contribution;

(i)                  commitment or agreement for any capital expenditure or leasehold improvement in excess of $25,000;

(j)                  agreement, contract or commitment limiting or restraining the Company or any successor thereto from engaging or competing in any manner or in any business,

(k)               license, franchise, distributorship or other agreement that relates as a whole or in part to any Intellectual Property; or

(l)                  agreement, contract or commitment not made in the ordinary course of the Company’s business.

No such contract, in the reasonable opinion of HKS, contains any requirement with which there is a reasonable likelihood that the Company or any other party thereto will be unable to comply.  Except as stated on Schedule 5.1.11, no such contract requires the consent or waiver of any party in connection with the transactions contemplated hereby.  Schedule 5.1.11 accurately discloses with respect to each Services Contract disclosed therein, the customer name; the form from which such contract has been derived; whether or not the contract amount is fixed or may be varied based on services performed; if the contract amount is fixed, the contract amount, or, if the contract amount is not fixed, a good faith, reasonable estimate of the contract amount and the estimated contract amount most recently communicated to the customer; a good faith, reasonable estimate of the work completed and total costs incurred to the date hereof thereunder; the total billings as of the date hereof under such Services Contract, the estimated completion dates therefor, whether or not the Company has any reason to believe that its profit margin with respect to such contract might be less than it has customarily achieved in the past for similar contracts; and whether such contract requires the furnishing of goods or services by persons other than employees of the Company.  The Company is not a party to or bound by any contract, agreement or commitment with any person for the purchase of any properties or assets which requires that payment for such properties or assets shall be made whether or not delivery is ever made thereof.  The Company is not a party to or bound by any other contract, agreement or commitment for the purchase or for the sale of any properties or assets of any nature, except only such as have been made in the ordinary course of business.

5.1.12                  Properties.

(a)             Schedule 5.1.12 attached hereto contains a complete and accurate list and description of all inventory of the Company and all material tangible assets of the Company (including, without limitation, apparatuses, equipment, appliances, machines and machinery, devices, furniture, furnishings, tools, cloth and synthetic material goods, vehicles, fuel, spare parts and supplies) (it being understood that a tangible asset is material if its replacement value exceeds $5,000), specifying such items as are owned and such as are leased and, with respect to the owned property, specifying its aggregate cost or original value and the net book value as of December 31, 2006, and, with respect to the leased property as to which the Company is lessee, specifying the identity of the lessor, the rental rate and the unexpired term of the lease.  The Company’s inventory, whether held for sale or held for demonstration or as samples, including raw materials, work in process and inventory in transit, is in good and merchantable condition, reasonably in balance and currently of a usable and saleable quality, except for obsolete items and items of below standard quality, all of which will be written down to net realizable value in the Closing Date Balance Sheet.  Except as stated on Schedule 5.1.12, all tangible assets of the Company are in good operating condition and repair, normal wear and tear expected, and in compliance with all applicable laws and regulations.  The use and operation by the Company of its assets is in full compliance with applicable building codes, environmental, zoning and land use laws, and all other local, state and federal laws and regulations.

(b)            Schedule 5.1.12 attached hereto contains a complete and accurate list and description of all real property and interests in real property owned, leased or otherwise held by the Company or on which any of its assets are located, specifying which are owned and which are leased and, (1) with respect to the owned property, specifying its cost or original value and the net book value as of June 30, 2007, and reconciling the aggregate value of the assets in such category to the amount of such category on its balance sheet as of such date, and (2) with respect to the leased property, specifying the identity of the lessor, the rental rate, and the unexpired term of the lease.  The Company does not own any real property.  All leases listed on Schedule 5.1.12 are in full force and effect and binding on the parties thereto and neither the Company nor, to Sellers’ knowledge, any other party to any such lease is in breach of any of the material provisions thereof.  To Sellers’ knowledge, the lessor’s interest in each such lease(s) has not been assigned to any third party nor has any such interest been made subject to any Lien, and the Company has not assigned any such lease or sublet all or any part of the property that is the subject of any such lease.  To HKS’ knowledge, there are no material physical, design or mechanical defects existing in any building or improvements located on any property leased from or to the Company, and each such building or improvement is in good condition and repair.  Neither the Company nor either Seller has received written notice that any such building or improvement is in violation of any applicable law, and, to Sellers’ knowledge, each of such buildings and improvements is in compliance with all applicable laws.

(c)             Schedule 5.1.12 attached hereto accurately lists all accounts (including, without limitation, accounts and notes receivable), chattel paper and contract rights (excluding routine purchase orders in the ordinary course of business) of the Company as of the date stated thereon, all of which have arisen or accrued in the ordinary course of business, and which will at the Closing Date represent legal, valid and binding obligations due to the Company and at the Closing Date will not be subject to offset or counterclaim and, to HKS’ knowledge, will be collectible in the ordinary course of business in the full recorded amounts thereof (except only for any thereof for which, in accordance with GAAP, reserves are established on the Closing Date Balance Sheet).

(d)            The Company has all requisite power, capacity and authority to own and hold, and has good and marketable indefeasible title to, all of its assets,

which are all of the assets and properties used or useful in or in connection with the business of the Company, subject to no Lien, excepting only such as will be discharged or released on or before the Closing Date, and minor easements and exceptions, none of which will interfere with the use by the Company of its assets after the Closing.

(e)             No condemnation proceeding or eminent domain proceeding of any kind is pending or, to Sellers’ knowledge, contemplated or threatened, against the Shares or any of the assets of the Company, including, without limitation, any real property that is the subject of any lease listed in Schedule 5.1.12.

(f)               No permits, licenses or certificates pertaining to the ownership or operation of any of the assets of the Company are required by any governmental agency or authority having jurisdiction over the Company, any of the assets of the Company or the Company’s business or operations, other than ordinary business licenses and occupancy permits, all of which have been issued to the Company and are valid and in full force and effect.

(g)            All water, sewer, gas, electric, telephone and drainage facilities and all other utilities required by law or by the normal use and operation of the assets of the Company are installed to the property lines of the premises on which such assets are located, are connected pursuant to valid permits and are adequate to service such premises and the assets of the Company and to permit full compliance with all requirements of law and normal usage of the assets of the Company by licensees and invitees of the Company.

(h)            The Company has obtained, and its assets include, all licenses, permits, easements and rights of way required from all governmental authorities having jurisdiction over the Company or any of its assets or from private parties, for the normal use and operation of such assets and the Company’s business and to insure vehicular and pedestrian ingress to and egress from the premises where any of such assets are located.

(i)                Except as set forth in Schedule 5.1.12 attached hereto, the Company is not a party to any contract, agreement or commitment for any additions, repairs or improvements to any of its assets for which payment has not been made in full.

5.1.13                  Intellectual Property.

(a)             “Intellectual Property” means all letters patent, patent applications, trademarks, service marks, trade names, fictitious business names, copyrights, trade secrets, secret inventions, know-how, technologies, designs, protections, software programs, processes, ideas and algorithms, and all rights and licenses relating thereto, and all other tangible or intangible proprietary information and materials used or useful in the business of the Company, as well as all registrations and pending applications for registration of any of the foregoing in any jurisdiction, and including each license, sublicense or other contract relating thereto, but excluding mass-market off-the-shelf commercially available software programs.  Sellers have fully disclosed to Buyer all material information regarding the Company’s Intellectual Property, all of which is accurately listed and described in Schedule 5.1.13 attached hereto.  None of the Intellectual Property is subject to or affected by any license or other agreement or arrangement affording any person (other than the Company) any right, title or interest whatsoever, except as listed in Schedule 5.1.13 attached hereto.

(b)            Schedule 5.1.13 attached hereto sets forth a complete and correct list and description of all of the following Intellectual Property owned by the Company:  (1) letters patent and patent applications, (2) trademarks, service marks, trade names and fictitious business names, (3) copyrights, and (4) all registrations and registration applications for any of the foregoing filed in any jurisdiction.  Each item set forth in Schedule 5.1.13 that is registered is registered exclusively in the name of the Company.

(c)             The Company has sole and exclusive rights to all of the Intellectual Property, free of Liens, except as set forth in Schedule 5.1.13 or where the failure to have such rights would have a Material Adverse Effect on the Company.  Except as set forth on Schedule 5.1.13, no other person or entity has any claim of ownership, whether joint or individual, with respect to any of the Intellectual Property.  Each patent and each registration (except as otherwise stated in Schedule 5.1.13) listed in Schedule 5.1.13, is valid, enforceable, subsisting and in full force and effect and has been duly prosecuted, registered and maintained by the Company in each jurisdiction listed.  No pending application for a patent or for registration of a trademark (except as otherwise stated in Schedule 5.1.13) has been rejected, suspended, made a subject of an office action or other challenge by the agency with which such application has been filed or by any third party, except as disclosed in Schedule 5.1.13.  Except as otherwise stated in Schedule 5.1.13, (1) no patent has been claimed or adjudicated to be invalid or unenforceable as a whole or in part, (2) no trademark or service mark has been the subject of any claim of abandonment or otherwise challenged as invalid, (3) no copyright has been invalidated or alleged to be in the public domain, (4) no patent or registration is subject to any Tax, maintenance fee or renewal fee due before August 31, 2007, which has not been paid, and (5) all trademarks, service marks and trade names set forth in Schedule 5.1.13 have been used continuously by the Company since adoption by the Company.

(d)            All trade secrets and confidential information of the Company are valid and protectable, are not publicly known and have not been disclosed or otherwise made available to any person outside the ordinary course of business, except pursuant to a written confidentiality agreement.  The Company has taken all reasonable and appropriate steps to protect and preserve all trade secrets and confidential information of the Company and all other Intellectual Property that is not otherwise protected by patents or by copyright registrations.  Each item of Intellectual Property disclosed or identified, or to be disclosed, to Buyer as a trade secret, if any, of the Company qualifies as such under the Uniform Trade Secrets Act as enacted as part of the California Civil Code, which states as follows:

“Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, or process, that (1) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (2) is a subject of efforts that are reasonable under the circumstances to maintain its secrecy.

None of the Company and Sellers possesses or has used in the business of the Company any confidential information or trade secrets owned by any other person, except in strict compliance with the terms and conditions of a valid and enforceable agreement between the Company and the owner or owners of such trade secret or confidential information.  Sellers have furnished to Buyer a true and complete copy of each written agreement to which this section 5.1.13(d) refers, and each such agreement is a legal, valid, binding and subsisting agreement of each party thereto, enforceable against such party in accordance with its terms.

(e)             Except where the failure to do so would have a Material Adverse Effect, the Company owns or is licensed or otherwise possesses legally enforceable rights to use all Intellectual Property that is used or useful in its business, and no license, consent or other authorization is required from any third party with respect to any Intellectual Property used or useful in the business of the Company or, if so required, each such license or consent has been obtained or will be obtained before the Closing, is valid and enforceable in accordance with its terms, is in full force and effect, is not the subject of any notice of termination or non-renewal, and is included in the assets of the Company, and there is no default or alleged or threatened default with respect to any such license or consent.

(f)               The possession and use of the Intellectual Property used in the business of the Company does not conflict with, infringe, violate, interfere with or constitute a misappropriation of any right, title, interest or goodwill of any other person, in any case in a manner that would have a Material Adverse Effect.  No Seller possesses any information or otherwise has any knowledge of any basis for any claim against the Company with respect to any infringement, misappropriation or other misuse of any intellectual property of any third party, except that the Company makes no claim to exclusive or superior use of any of the Company’s trademarks.  The Company has not infringed, misappropriated or misused and is not now infringing, misappropriating or misusing any intellectual property belonging to any other person, in any case where doing so would have a Material Adverse Effect.

5.1.14                  Tax Matters.  The Company has duly and properly elected to be treated as an S Corporation pursuant to subchapter S of the Tax Code, and such election is in full force and effect, subject only to termination at the Closing by virtue of the consummation of the transactions contemplated by this Agreement.  The Company has filed all Tax and information returns and reports required by law to be filed by the Company, including those with respect to receipts, income, sales, use, personal property, goods and services, franchise, capital, value added, ad valorem, excise, payroll, withholding, social security and unemployment Taxes and payments required under applicable workers’ compensation laws and regulations (“Taxes”).  All returns are proper, complete and accurate, and all Taxes shown to be due and all additional levies, assessments and charges on the Company or measured by properties, assets, receipts, income, sales or payroll of the Company have been paid.  The reserves for current Taxes accrued on the books of the Company are reasonable and substantially adequate in amount.  Except as listed and described on Schedule 5.1.14 attached hereto, (a) the Company has not received any notice of assessment or proposed assessment of any United States, state, municipal or other Tax on or measured by income, receipts or sales, and, to Sellers’ knowledge, there is no basis for any additional assessment of any such Tax, and (b) there are not pending or, to Sellers’ knowledge, threatened, any audits, examinations, investigations or other proceedings with respect to Taxes or Tax matters.  Sellers have caused the Company to furnish or make available to Buyer for inspection true and complete copies of the United States federal income and all state income or franchise Tax returns filed by the Company for each of its fiscal years ended on December 31, 2001, 2002, 2003, 2004, 2005 and 2006.  The Company has not been a member of any affiliated group filing a consolidated federal income Tax return or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes and has no liability for the Taxes of any other person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.  The Company has not agreed to and is not required to make any adjustment pursuant to Tax Code section 481(a) by reason of a change in accounting method, and the Company has no knowledge that the Internal Revenue Service has proposed any such adjustment or a change in any accounting method used by the Company.  The Company uses the accrual method of accounting for federal income Tax purposes.  The Company has not taken any action inconsistent with its practices in prior years that would have the effect of deferring a liability for Taxes from a period prior to Closing to a period following Closing.  Schedule 5.1.14 sets forth whether the Company is engaged in business, has a permanent establishment (as defined in an applicable Tax treaty between the United States and such other jurisdiction) or is otherwise subject to Tax, in a jurisdiction other than the United States, and identifies each such jurisdiction.  The Company does not have any deferred compensation plans that are not in compliance with Tax Code section 409A, or could give rise to an imposition of penalty on the recipient of such compensation pursuant to Tax Code section 409A.  HKS is a resident of the State of Florida for purposes of the Tax laws and regulations of the States of Florida and Maryland.

5.1.15                  Litigation.  Except as described in Schedule 5.1.15 attached hereto, which is complete and correct, none of Sellers and the Company is a party to any pending, or has received any notice of any threatened, or has any knowledge of any basis for any, action, suit, proceeding or investigation, at law or in equity or otherwise, in, before or by any court or arbitrator or any governmental board, commission, agency, department or officer, in which an adverse determination could have a Material Adverse Effect.

5.1.16                  Employment Matters.  The Company has complied and is complying with all applicable laws, orders, rules and regulations relating to labor, employment and employment practices.  No present or former employee or consultant of the Company has asserted any claim directly or indirectly against the Company or its business or any of its assets on account of or for (a) overtime pay, other than overtime pay for work done in the current payroll period, (b) wages or salary for any period other than the current payroll period, (c) any material amount of vacation time off or pay in lieu of vacation time off, other than vacation time off (or pay in lieu thereof) earned in or with respect to the current fiscal year, or (d) any violation of any law, order, rule or regulation relating to minimum wages, maximum hours of work, pay equity or occupational health and safety.  No person or party (including, but not limited to, any governmental agency or authority of any kind) has asserted any claim, or to Sellers’ knowledge has any basis for any action or proceeding, against the Company under or arising out of any law, order, rule or regulation relating to discrimination in employment or employment practices.  No employee of or consultant to the Company has, or will have any claim or right whatsoever against the Company or Buyer with respect to any matter or matters occurring during or arising out of such person’s employment or engagement by the Company on or before the Closing Date.

5.1.17                  Contracts for Personal Services.  Schedule 5.1.17 attached hereto contains a complete and accurate list and description of the names and titles of and current annual base salaries or hourly rates for all employees of the Company, together with a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such person during the past and current fiscal years and payable to each such person in the future and the bonuses accrued for, and the vacation and severance benefits to which, each such person is entitled.  Except as set forth in Schedule 5.1.17 attached hereto, the Company is not a party or subject to any contract, agreement or commitment, written or oral, for or relating to personal services rendered or to be rendered to the Company, and the assets of the Company do not include, and after the Closing will not be affected by, any such contract, agreement or commitment.

5.1.18                  Employee Benefit Plans and Arrangements.

(a)             Schedule 5.1.18 attached hereto lists each written or oral bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company, or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that, together with the Company, is treated as a single employer under Tax Code section 414(b), (c) or (m), for the benefit of any current or former employee, independent contractor or director of the Company or any ERISA Affiliate (the “Plans”).  A true and correct copy of each Plan currently in effect (or for any Plan for which no copy exists, a complete and accurate written description of the material provisions of such Plan as currently in effect), and, with respect to each Plan if applicable, the three most recent annual reports, three most recent Share appraisals, three most recent actuarial reports, evidence of outstanding indebtedness and security agreements, records of payments on such indebtedness, contracts, summary plan description and all summaries of material modifications, most recent determination letter issued by the Internal Revenue Service, and the most recent application for any such determination submitted to the Internal Revenue Service for which a letter has not yet been issued, have been delivered to or made available for review by Buyer.  None of the Plans promises or provides retiree medical or other retiree welfare benefits, except as required by applicable law.  Except as shown on Schedule 5.1.18, neither the Company nor any ERISA Affiliate maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of ERISA section 3(2)) that is subject to ERISA section 302, ERISA Title IV or Tax Code section 412, or any “multi-employer plan” as defined in ERISA section 3(37).  Except for amendments that are required for the Plans to meet the requirements of applicable law, Tax-qualified status under Tax Code section 401(a), if applicable, or Tax Code section 409A, if applicable, or applicable regulatory guidance, and except as provided in sections 4.20 and 4.25, neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee, independent contractor or director of the Company or any ERISA Affiliate.

(b)            Each Plan that is intended to be “qualified” within the meaning of Tax Code section 401(a) is so qualified.  The ESOP remains within the remedial amendment period to be submitted to the Internal Revenue Service for a determination of its tax qualification.

(c)             No amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Company may have any liability could fail to be deductible for federal income Tax purposes by virtue of Tax Code section 162(m) or 280G.

(d)            Each Plan has been administered in compliance in all material respects with the requirements provided by any and all laws currently in effect and applicable to the Plan, including, but not limited to, ERISA and the Tax Code.

(e)             With respect to each Plan:  (1) no prohibited transaction (as defined in ERISA section 406 or 407 or Tax Code section 4975) has occurred for which a statutory or administrative exemption is not available; and (2) no action or claims (other than routine claims for benefits made in the ordinary course of administration of such Plan for which administrative review procedures of such Plan have not been exhausted) are pending or, to Sellers’ knowledge, threatened or imminent against or with respect to such Plan, the Company, any ERISA Affiliate or any fiduciary (as defined in ERISA section 3(21)) of such Plan.

(f)     All reports, forms and other documents required to be filed with any government entity or furnished to employees, former employees or beneficiaries with respect to any Plan (including summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished and are accurate.

(g)    All required contributions to each Plan for all periods ending on or before the Closing Date (including, without limitation, the period from the first day of the current plan year of such Plan to the Closing Date) have been made.

(h)    All insurance premiums required for insurance coverage under each Plan have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to such Plan for plan years of such Plan ending on or before the Closing Date.

(i)                All expenses and liabilities relating to any of the Plans have been fully and properly accrued on the Company’s books and records and disclosed in accordance with the Company’s historical accounting practices and in the financial statements of the respective Plans.

5.1.19                  Payment of ESOP Indebtedness and Termination of ESOP.  The amount of the ESOP Payment to be paid to the ESOP as provided in section 2.4.2 is not less than the amount of the outstanding indebtedness of the ESOP to be paid in accordance with section 4.20.  Each provision of section 4.20 relating to the payment of the indebtedness and termination of the ESOP complies with all applicable provisions of the Tax Code, ERISA and the terms of the ESOP, and the ESOP may make distributions in the form of cash, and not Shares, by virtue of Tax Code sections 409(h)(2)(B)(i) and 409(h)(2)(B)(ii)(II).

5.1.20                  Collective Bargaining Agreements.  Except as is fully and accurately described in Schedule 5.1.20 attached hereto, the Company is not a party to or bound by any collective bargaining agreement or other labor agreement with any bargaining agent (exclusive or otherwise) of any of its employees, except only for such collective bargaining agreements as shall have been terminated and fully performed and discharged by the Company at or before the Closing.  The Company is not involved in or, to Sellers’ knowledge, threatened with any labor dispute, grievance or arbitration or union organizing activity (by it or any of its employees) involving any person that may have performed any services for or on behalf of or for the benefit of the Company.

5.1.21                  Insurance.  All tangible assets of the Company are insured with reputable, financially responsible insurers.  Schedule 5.1.21 attached hereto contains a true and complete list and description of all insurance policies of which the Company is an owner or beneficiary, and a true and complete copy of each such insurance policy has been furnished to Buyer.

5.1.22                  Bank Accounts.  Schedule 5.1.22 attached hereto accurately lists the name and address of every bank and other financial institution in which the Company maintains an account (whether checking, savings, brokerage or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto.

5.1.23                  Compliance with Laws.  The Company has complied with all statutes, laws, codes, ordinances, rules, regulations, judgments, orders or decrees applicable to the Company or any of its assets, and the Company is not in violation of or in default under any thereof or in violation of any permit, franchise, license, authorization or consent granted by any governmental authority.  To Sellers’ knowledge, the Company has obtained all permits, franchises, licenses, authorizations and consents necessary for the conduct of its businesses, except such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company is not subject to any cease and desist or other order, judgment, injunction or decree issued by, and is not a party to any agreement, consent order or memorandum of understanding with, and is not a party to any commitment letter or similar undertaking to, and is not subject to any order or directive by, and has not adopted any board of directors resolution at the request of, any governmental authority, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  To Sellers’ knowledge, the Company has not been advised orally or in writing that any governmental authority has proposed issuing or requesting any of the foregoing.  To Sellers’ knowledge, (a) the sale and assignment of the Shares to Buyer hereunder will include all rights necessary to ensure compliance with all statutes, laws, codes, ordinances, rules, regulations, judgments, orders or decrees applicable to Sellers or to the Company or any of its assets, and (b) since December 31, 2006, no statute, law, code, ordinance, rule, regulation, judgment, order or decree has been adopted or is pending before a legislative or administrative body, or any non-governmental code agency, in any jurisdiction where the Company conducts business, which would, if enacted, materially and adversely affect such business.

5.1.24                  Environmental Matters.

(a)             The Company has complied and is presently in compliance with all United States, state, local and other laws, ordinances, codes, rules, regulations, permits, orders, judgments, awards, decrees, consent judgments, consent orders and requirements applicable to the Company relating to the public health, safety or protection of the environment (collectively, “Environmental Laws”).  No party has asserted that the Company has violated, or is in violation of, any Environmental Law.  Specifically and without limiting the generality of the foregoing:

(1)                                  Except as permitted under applicable Environmental Laws, including, without limitation, the Resource Conservation Recovery Act, 42 US §6901 et seq. (“RCRA”), the Company has not accepted, processed, handled, transferred, generated, treated, stored or disposed of any Hazardous Material, and the Company has not accepted, processed, handled, transferred, generated, treated, stored or disposed of asbestos, medical waste, radioactive waste or municipal waste, except in compliance with Environmental Laws.  As used in this Agreement, “Hazardous Material” means the substances (i) defined as “Hazardous Waste” in 40 CFR 261, and substances defined in any comparable statute or regulation of any state; (ii) any substance the presence of which requires remediation pursuant to any Environmental Laws; and (iii) any substance required to be disposed of in a manner expressly prescribed by Environmental Laws.

(2)                                  During the Company’s ownership or leasing of its assets (including, without limitation, its interest as tenant under leases listed in Schedule 5.1.12) (“Corporate Property”), and, to Sellers’ knowledge, before the Company’s ownership or leasing of any Corporate Property, no Hazardous Material, other than that allowed under Environmental Laws, including, without limitation, RCRA, has been disposed of, or otherwise released, on any Corporate Property.

(3)                                  During the Company’s ownership or leasing of any Corporate Property and, to Sellers’ knowledge, before the Company’s ownership or leasing of any Corporate Property, no Corporate Property has ever been subject to or received any notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Material in, under, on or emanating from any of the Corporate Property or any real property now or previously owned or leased by the Company.  There are no pending and, to Sellers’ knowledge, no threatened actions or proceedings from any governmental agency or any other entity involving remediation of any condition of the Corporate Property, including, without limitation, petroleum contamination, pursuant to any Environmental Law.

(4)                                  Except as allowed under Environmental Laws, the Company has not knowingly sent, transported or arranged for the transportation or disposal of any Hazardous Material to any site, location or facility.

(5)                                  Schedule 5.1.24(a) attached hereto includes true and complete copies of:  (A) all records, notifications, reports, permit or license applications, engineering or geologic studies, and environmental impact reports, tests or assessments (collectively, “Permits and Reports”) that relate to or affect any of the Corporate Property and (i) relate to the discharge or release by the Company of materials into the environment or the handling or transportation by the Company of waste materials or hazardous or toxic substances or otherwise relate to the protection of the public health or the environment, or (ii) were filed with or submitted to appropriate governmental agencies at any time since January 1, 2005, by the Company or any agent of the Company; and (B) all material notifications from such governmental agencies to the Company or any agent of the Company in response to or relating to any of such Permits and Reports.

(b)            Except as set forth in Schedule 5.1.24(b) attached hereto, no underground storage tanks containing petroleum products or Hazardous Materials are currently or have been located on any Corporate Property or on any other real property previously leased or owned by the Company.  As to each such underground storage tank (“UST”) identified in Schedule 5.1.24(b), Schedule 5.1.24(b) states (1) the location of the UST, information and material, including any available drawings and photographs, showing the location, and whether the Company currently owns or leases the property on which the UST is located, and (2) the date of installation and specific use or uses of the UST.  Sellers have caused the Company to provide to Buyer copies of tank and piping tightness tests and cathodic protection tests and similar studies or reports for each UST, a copy of each notice to or from a governmental body or agency relating to the UST, other material records with regard to the UST, including, without limitation, repair records, financial assurance compliance records and records of ownership in the Company’s or either Seller’s custody, possession or control.  Except to the extent set forth in Schedule 5.1.24(b), the Company has complied with Environmental Laws regarding the installation, use, testing, monitoring, operation and closure of each UST described in Schedule 5.1.24(b).

5.1.25                  Payables.  Schedule 5.1.25 attached hereto contains a complete and accurate list as of July 5, 2007, of all accounts and debts payable of the Company and the respective amounts thereof, including, without limitation, late charges, penalties and interest thereon.  Other than as set forth in Schedule 5.1.25, the Company has no account payable or debt in any amount, regardless of whether past due, now due or becoming due in the future (other than the note payable to HKS and other than accounts payable incurred in the ordinary course of business since the date of such Schedule, which are not material in the aggregate).  All of the accounts and debts payable of the Company (other than the note payable to HKS) were incurred in the ordinary course of the business of the Company pursuant to arm’s length transactions.

5.1.26                  Transactions with Affiliates.  No shareholder, director, officer or employee of the Company, or any member of his or her immediate family or any other of its, his or her affiliates, owns or has a five percent or more ownership interest in any person that is or was since January 1, 2004, a party to, or in any property which is or was since that date the subject of, any material contract, agreement or understanding, business arrangement or relationship with the Company, other than the Company’s lease with SSLLC and the Stockholder Loan.

5.1.27                  Foreign Corrupt Practices Act Compliance.  Neither the Company nor any person on its behalf has made any offer, gift, promise, loan, payment or other transfer of value to any governmental agency or official anywhere in the world, nor has the Company or any person on its behalf received any offer, gift, promise, loan, payment or other transfer of value from any governmental agency or official anywhere in the world, nor has any such offer, gift, promise, loan, payment or other transfer of value been authorized by any person; provided that no offer or sale of inventory and services by the Company at the same prices and on the same terms and conditions as transactions with private parties, and no payment therefor, in the ordinary course of business shall be deemed to be such an offer, gift, promise, loan, payment or other transfer of value.

5.1.28                  Anti-Money-Laundering Compliance.  Neither the Company nor any person for which the Company has acted as an agent, representative, nominee or intermediary nor any person that has acted as an agent, representative, nominee or intermediary for the Company nor any shareholder, director, officer or affiliate of the Company is a suspected terrorist or terrorist organization (including any person, entity or organization that is included on any so-called “watch list” maintained by any governmental agency of the United States (including, but not limited to, the United States Central Intelligence Agency, the United States Department of the Treasury, the United States Federal Bureau of Investigation, the United States Internal Revenue Service, the United States Office of Foreign Assets Control and the United States Securities and Exchange Commission)) or a senior foreign political figure, an immediate family member of a senior foreign political figure or a close associate of a senior foreign political figure.  For this purpose, (a) a “senior foreign political figure” is a senior official in the executive, legislative, administrative, military or judicial branch of a foreign government (whether elected or not), a senior official of a major foreign political party, a senior executive of a foreign government-owned corporation, or a corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure, (b) the “immediate family of a senior foreign political figure” includes, without limitation, the figure’s parents, siblings, spouse, children and in-laws, and (c) a “close associate of a senior foreign political figure” is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the senior foreign political figure.  No asset of the Company was derived, directly or indirectly, from any illegal activity or source.

5.1.29                  Disclosure.  Neither this Agreement nor the financial statements delivered as provided in section 5.1.8 nor any exhibit or schedule hereto nor any other certificate, instrument, document or information furnished by any of Sellers and the Company to Buyer hereunder or in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein or herein not misleading.

5.2                                 Of Buyer.  Buyer hereby represents and warrants to and agrees with Sellers, as follows:

5.2.1                        Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Buyer has full corporate power and authority to carry on its business as now conducted and to own its assets.

5.2.2                        No Restrictions on Transaction.  Buyer is not subject to any charter provision, bylaw, Lien, indenture, lease, agreement, instrument, law, statute, code, ordinance, rule, regulation, order, judgment or decree, or any other restriction, that would interfere with consummation of the transactions contemplated by this Agreement.  This Agreement has been duly authorized, executed and delivered by Buyer.  This Agreement is the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar law relating to or affecting the rights of creditors generally and except for limitations imposed by general principles of equity on the availability of equitable remedies.

5.2.3                        No Conflicts.  The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and its performance of, fulfillment of and compliance with all of the terms and conditions hereof, do not and will not conflict with, breach or result in a breach of the terms, conditions or provisions of, or constitute a default under, result in the creation of any Lien on any of its properties pursuant to, give any third party the right to accelerate any obligation under, violate or result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice to any person or any court or administrative or governmental body or agency pursuant to, any agreement, indenture, mortgage, instrument, law, statute, code, ordinance, rule, regulation, order, judgment or decree to or by which Buyer is a party, is subject or is bound.

5.2.4                        Litigation.  Buyer is not a party to any pending, and has not received any notice of any threatened, and has no knowledge of any basis for any, action, suit, proceeding or investigation, at law or in equity or otherwise, in, before or by any court or arbitrator or any governmental board, commission, agency, department or officer, in which an adverse determination could have a material adverse effect on the execution, delivery or performance by Buyer of this Agreement.

5.3                                 Survival.  All representations, warranties and agreements in this Agreement shall survive any investigation made by or on behalf of any party.  All such representations, warranties and agreements shall also survive the consummation of the transactions contemplated by this Agreement:  (a) indefinitely and without limit in the case of the representations and warranties in sections 5.1.1, 5.1.2, 5.1.3, 5.1.6, 5.1.7, 5.1.12(d), 5.1.14, 5.1.15, 5.1.16, 5.1.18, 5.1.19, 5.1.23, 5.1.24, 5.1.27 and 5.1.28; and (b) for a period of two years from the Closing Date in the case of all other representations and warranties in this Agreement.

6.                                       Time.  Time is of the essence of this Agreement.

7.                                       Entire Agreement.  This Agreement contains the entire agreement of the parties and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings and agreements between or among the parties, written or oral (including, without limitation, the letter of intent dated June 14, 2007, which is hereby cancelled), regarding the subject matter hereof; provided that the Confidentiality Agreement dated as of April    , 2007, and signed on May 2 and 3, 2007, between the Company and Buyer, shall continue in effect until the Closing, when it shall expire and terminate.

8.                                       Modification and Waiver.  This Agreement may be amended or modified at any time only by a written instrument executed by Sellers and Buyer.  Any of the terms, covenants, representations, warranties or conditions hereof may be waived by a written instrument executed by the party waiving compliance.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.  No waiver by any party of the breach of any term, agreement, covenant, representation or warranty in this Agreement as a condition to such party’s obligations hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances shall be deemed to be or be construed as a further or continuing waiver of any such condition or of any breach of any other term, agreement, covenant, representation or warranty.

9.                                       Notices.  All notices, requests, waivers, approvals, consents, demands and other communications hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by facsimile (if transmission is confirmed in writing by the transmitting machine), one business day after being deposited for next-day delivery with a nationally recognized overnight delivery service, or three days after being deposited with the United States Postal Service as first class mail, with all charges or postage prepaid, properly addressed, as follows (or to such other address as any such party may designate by a notice given in accordance with this section 9):

If to either Seller, to:

Hobart K. Swan

P.O. Box 492

233 Waterways Avenue

Boca Grande, FL  33921-0492

Facsimile No. 941-964-3029

and

Hobart K. Swan

1 Riverview Road

Severna Park, MD 21146-4629

Facsimile No. 410-544-8935

with copies to:

Marc Blum, Esq.

Elliott Cowan, Esq.

Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC

233 East Redwood Street

Baltimore, MD  21202

Facsimile No. 410-576-4246

and

Richard W. Love, Vice President

Reliance Trust Company

1100 Abernathy Road

500 Northpark, Suite 400

Atlanta, GA 30328

Facsimile No. 678-274-1878

and

Laurence A. Goldberg, Esq.

Sheppard, Mullin, Richter & Hampton, LLP

Four Embarcadero Ctr., Seventeenth Floor

San Francisco, CA  94111

Facsimile No. 415-434-3947

If to Buyer or Guarantor, at:

5956 W. Las Positas Boulevard

Pleasanton, CA 94588

Facsimile No. 925-833-1496
Attention:  Chief Financial Officer

with a copy to:

Shartsis Friese LLP

One Maritime Plaza, 18th Floor

San Francisco, California 94111

Facsimile No. 415-421-2922
Attention:  Douglas L. Hammer, Esq.

10.                                 Counterparts.  This Agreement may be executed in any number of counterparts, or by different parties in different counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.                                 Successors and Assigns.  This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns; provided that no party shall assign this Agreement or any rights hereunder or delegate any duties hereunder, without the prior consent of each other party hereto, and any attempted or purported assignment or delegation without such consent shall be void.

12.                                 Schedules and Exhibits.  All schedules and exhibits attached hereto and the documents and instruments delivered at the Closing are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such schedules, exhibits, documents and instruments (whether or not such references include a specific reference to such documents and instruments) shall be deemed to refer to and include all such schedules, exhibits, documents and instruments.  Any breach of or default under any provision of any of such documents and instruments, shall, for all purposes, constitute a breach or default under this Agreement.

13.                                 Construction.  The headings herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction or interpretation of any provision hereof.  Whenever the context requires, the use in this Agreement of the singular number shall be deemed to include the plural and vice versa, and each gender shall be deemed to include each other gender.  Except as otherwise stated, references herein to sections refer to sections of this Agreement.  For purposes of this Agreement, (a) “person” shall be deemed to include, in addition to natural person, corporation, partnership, limited liability company, trust, association, firm or other entity or organization, (b) an “affiliate” of, or person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified, and (c) “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

14.                                 No Third Party Beneficiaries.  Except as otherwise provided herein, this Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any person who is not a party hereto.

15.                                 Governing Law.  This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and this Agreement shall be construed and interpreted in accordance with, the laws of the State of California, without reference to conflict of laws principles.

16.                                 Publicity.  Except as otherwise required by law or applicable stock exchange rules (a) Sellers shall not, without Buyer’s prior consent, suffer or permit any person to issue any public notice, press release or other publicity concerning the existence or any of the terms or conditions of this Agreement or any transaction contemplated hereby, and (b) Buyer may issue any public notice, press release or other publicity concerning this Agreement or any transaction contemplated hereby that Buyer believes in good faith may be required by the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, by any other applicable law, rule or regulation or by the rules of the New York Stock Exchange, Inc.

[Signature Page Follows]

IN WITNESS WHEREOF, this Stock Purchase Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

SELLERS:		BUYER:

SIMPSON STRONG-TIE COMPANY INC.

/s/ HOBART K. SWAN
Hobart K. Swan
		BY:	/s/ MICHAEL J. HERBERT
Michael J. Herbert
SWAN SECURE PRODUCTS INC.			Chief Financial Officer
EMPLOYEE STOCK OWNERSHIP PLAN
AND TRUST
GUARANTOR:
By Reliance Trust Company, as Independent
Trustee		SIMPSON MANUFACTURING CO., INC.

By	/s/ STEPHEN A. MARTIN	BY:	/s/ MICHAEL J. HERBERT
Name:	Stephen A. Martin		Michael J. Herbert
Title:	Vice President		Chief Financial Officer

EXHIBITS AND SCHEDULES ATTACHED:

Exhibit A	Form of Lease
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Consulting Agreement with Hobart K. Swan or Janis F. Swan
Exhibit D	Form of Employment Agreement with Michael J. McFarland
Exhibit E	Form of Transferor’s Certificate of Non-Foreign Status
Exhibit F	Form of Opinion of Counsel for Sellers

Schedule 2.2(d)	December Balance Sheet
Schedule 4.20	ESOP Provisions
Schedule 5.1.5	Directors and Officers of the Company
Schedule 5.1.6	Restrictions on Transaction
Schedule 5.1.7	Conflicts
Schedule 5.1.9	Changes
Schedule 5.1.11	Contracts
Schedule 5.1.12	Properties
Schedule 5.1.13	Intellectual Property
Schedule 5.1.14	Tax Matters
Schedule 5.1.15	Litigation
Schedule 5.1.17	Personal Services Contracts
Schedule 5.1.18	Employee Benefit Plans
Schedule 5.1.20	Collective Bargaining Agreements
Schedule 5.1.21	Insurance Policies
Schedule 5.1.22	Bank Accounts
Schedule 5.1.24(a)	Permits and Reports
Schedule 5.1.24(b)	Underground Storage Tanks
Schedule 5.1.25	Payables

CONSENT OF SPOUSE

I acknowledge that I have read the foregoing Stock Purchase Agreement and I know its contents.  I am aware that by its provisions my spouse, Hobart K. Swan, will sell all of his shares of capital stock of Swan Secure Products, Inc., including any interest I may have in any of such shares, and will agree to restrict his right, and will not permit me, to compete with Swan Secure Products, Inc. for a period of five years after such sale is completed, as more particularly set forth in the foregoing Stock Purchase Agreement.  I hereby consent to such sale and such agreement, approve of all of the provisions of the foregoing Stock Purchase Agreement, and agree that I will at all times cooperate in Hobart K. Swan’s performance of, and will take no action at any time to hinder operation of, the foregoing Stock Purchase Agreement.  I agree that the foregoing Stock Purchase Agreement shall bind me and my successors, assigns, heirs, devisees, legatees, legal representatives, executors and administrators and shall bind and inure to the benefit of and be enforceable by all of the parties thereto and their respective successors, assigns, heirs, devisees, legatees, legal representatives, executors and administrators.

Dated:	July 23, 2007	/s/ JANIS F. SWAN
Janis F. Swan

Exhibit A

Form of Lease

LEASE

SWAN SECURE LLC, a Maryland limited liability company (LANDLORD)

and

SIMPSON MANUFACTURING CO., INC., a Delaware corporation (TENANT)

7525 Perryman Court, Baltimore, Maryland

LEASE

BASIC LEASE INFORMATION

In the event of any conflict between the Basic Lease Information and any other Lease provision, such other Lease provision shall control.

DATE OF LEASE:	, 2007

PREMISES, BUILDING AND PROPERTY:	7525 Perryman Court, Brandon Woods Business Park, Anne Arundel County, Maryland The Building (including the 1998 addition area) consists of 60,760 square feet, more or less, of rentable area

BUSINESS COMMUNITY:	Brandon Woods Energy Business Park

LANDLORD AND ADDRESS:

Swan Secure, LLC
c/o Hobart K. Swan
P.O. Box 492
233 Waterways Avenue
Boca Grande, FL 33921-0492

and

Swan Secure, LLC
c/o Hobart K. Swan
1 Riverview Road
Severna Park, MD 21146-4629

with a copy to:

Gordon, Feinblatt, Rothman, Hoffberger &
            Hollander, LLC
233 East Redwood Street
Baltimore, MD 21202
Attention: Marc Blum, Esq. and Elliott Cowan, Esq.

TENANT AND ADDRESS FOR NOTICES:	Simpson Manufacturing Co., Inc. 5956 West Las Positas Boulevard Pleasanton, California 94588 Attention: Mr. Michael J. Herbert With a copy to: Shartsis, Friese LLP

One Maritime Plaza, 18th Floor San Francisco, California 94111 Attention: Alan Robin, Esq.

TERM:	Sixty (60) months

RENEWAL OPTION:	One option of five (5) years

COMMENCEMENT DATE:	The delivery of the Premises to Tenant which is estimated to be the Date of Lease.

EXPIRATION DATE:	The Expiration Date shall be on the last day of the sixtieth (60th) calendar month following the Commencement Date.

INITIAL BASE RENT:	Months	Monthly Base Rent

	1-60	$28,531.25

The Base Rent for the first month of the Term in the amount of $28,531.25 shall be paid upon execution of this Lease by Tenant and Landlord.

TENANT’S PERCENTAGE SHARE:	100%

USE:

Any lawful use including office, administration, manufacturing, warehouse research and development. Tenant shall be responsible for obtaining all necessary and requisite government approvals and permits for the Use.

PROTECTIVE COVENANTS:	The Business Community Covenants of record in the Land Records of Anne Arundel County, Maryland at Liber 5041, Folio 876.

LEASE

THIS LEASE, which is effective as of the date set forth in the Basic Lease Information, is entered by Landlord and Tenant, as set forth in the Basic Lease Information.  Terms, which are capitalized in this Lease, shall have the meanings set forth in the Basic Lease Information.

1.                                       PREMISES AND PARKING

(a)                                  Premises.  Subject to and upon the terms and condition of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises described in the Basic Lease Information and more particularly shown in Exhibit A attached hereto.  Reference herein to the “Building”, “Premises” or “Property” includes all leaseable space located therein.

(b)                                 Parking.  Tenant shall have the exclusive right to use the paved parking area identified on Exhibit A.  There shall be no charge for any portion of the parking facilities.

2.                                       TERM

(a)                                  Lease Term.  The term of this Lease (the “Term”) shall commence on the date of delivery of the Premises to Tenant and, unless terminated or extended in accordance with the terms of this Lease, shall end on the Expiration Date.

(b)                                 Condition of Premises.  Except as set forth herein, the Premises shall be delivered to Tenant on the Commencement Date in its then “as-is” condition, without representation or warranty except as expressly set forth herein or in the STOCK PURCHASE AGREEMENT made as of          , 2007, by and between Hobart K. Swan (“HKS”) and Reliance Trust Company, solely in its capacity as independent trustee (“Reliance”), of the Swan Secure Products, Inc. Employee Stock Ownership Plan and Trust (“the ESOP” and, together with HKS, the “Sellers”), on the one hand, and Simpson Strong-Tie Company Inc., a California corporation (“Buyer”), and Simpson Manufacturing Co., Inc., a Delaware corporation (“Guarantor”), on the other hand.

(c)                                  Commencement Date Memorandum.  If the Commencement Date is not the Date of Lease, when the Commencement Date is determined, the parties shall execute a Commencement Date Memorandum, in the form attached hereto as Exhibit A, setting forth the Commencement Dates and the Expiration Date and confirming the other information set forth therein.

3.                                       RENT

(a)                                  Rent.  As used in this Lease, the term “Rent” shall include:  (i) Base Rent; (ii)  Taxes; and (iii) all other amounts which Tenant is obligated to pay under the terms of this Lease.  All amounts of money payable by Tenant to Landlord shall be paid without prior notice or demand, deduction or offset, except as expressly provided herein. Tenant shall pay monthly Rent for the Premises in advance on the first day of each month of the Term, to Landlord (or other entity designated by Landlord), in advance, at Landlord’s address for notices (as set forth in the Basic Lease Information) or at such other address as Landlord may from time to time designate, or by electronic funds transfer to an account designated in writing by Landlord if Landlord shall so determine.  The initial Base Rent shall be the amount set forth in the Basic Lease Information.

(b)                                 Proration of Rent.  If the Commencement Date is not the first day of a calendar month, or if the end of the Term is not the last day of a calendar month, Base Rent and Taxes payable by Tenant shall be prorated on a daily basis (based upon a thirty (30) day month) for such fractional month.  If any date on which Base Rent is to be adjusted hereunder is not the first day of a calendar month, Base Rent payable by Tenant for such calendar month shall be prorated on a daily basis (based on the number of days in such month) to take into account the differing Base Rent rates.  The termination of this Lease shall not affect the obligations of Landlord and Tenant hereunder for amounts accrued as of the date of termination.

(c)                                  Late Charge; Interest Rate.

(i)                                     If any installment of Base Rent or Taxes is not paid by Tenant within five (5) days after written notice of non-payment, Tenant shall pay to Landlord a late payment charge equal to five percent (5%) of such amount, in addition to the amount of Rent then owing, regardless of whether a notice of default or notice of termination has been given by Landlord.

(ii)                                  In addition to the late charge, any Base Rent, Taxes or other amounts owing hereunder which are not paid within five (5) days after written notice of non-payment, shall thereafter bear interest at the rate (“Interest Rate”) which is the lesser of five percent (5%) above the publicly announced prime rate (sometimes referred to as such bank’s reference rate) charged on such due date by Citibank (or any successor bank thereto) (or if there is no such publicly announced rate, the rate quoted by such bank in pricing ninety (90) day commercial loans to substantial commercial borrowers) or the maximum rate permitted by applicable law.

(d)                                 Net Rent.  It is the intent of the parties that the Base Rent shall be net to Landlord and that all costs, expenses and other obligations with respect to the Property are assumed and shall be payable by Tenant as Rent.                                Notwithstanding the forgoing, Tenant shall not be responsible for (i) except as expressly provided in Section 8(c), payment for any Capital Improvements (as defined in Section 8(c)); (ii) any costs of Landlord reimbursed by insurance proceeds (excluding deductible amounts), (iii)  costs incurred due to violations by Landlord of this Lease or any Legal Requirements (as hereinafter defined), (iv) property management fees, (v) costs incurred by Landlord with respect to building code violations existing as of the Commencement Date or the remediation of any Hazardous Materials at the Property preexisting the Commencement Date (provided that such exclusion from Operating Expenses shall not limit Tenant’s obligation or liability with respect to any Hazardous Materials brought onto the Property by Tenant or used or released by Tenant on the Property).

4.                                       TAXES

(a)                                  Payment of Taxes.  Tenant shall pay promptly when due, directly to the applicable taxing authority and prior to the last date for payment of any installment before a late charge is assessed, all Taxes.  Tenant shall provide Landlord with a concurrent copy of each paid installment of Taxes.  Landlord shall cause a copy of all Tax bills received by Landlord to be forwarded promptly to Tenant.

(b)                                 Definition of Taxes.  All federal, state and local governmental taxes, assessments and charges of every kind or nature, whether general, special, ordinary or extraordinary, which Landlord shall pay or become obligated to pay because of or in connection with the ownership, leasing, management, control or operation of the Property or any of its components (including any personal property used in connection therewith), which may also include any rental or similar taxes levied in lieu of or in addition to general real and/or personal property taxes.  For purposes hereof, Taxes for any year shall be Taxes that are assessed for any period of such year, whether or not such Taxes are billed and payable in a subsequent calendar year.  There shall be included in Taxes for any year the amount of all fees, costs and expenses (including reasonable attorneys’ fees) paid by Landlord during such year in seeking or obtaining any refund or reduction of Taxes.  Taxes for any year shall be reduced by the net amount of any tax refund received by Landlord attributable to such year.  Notwithstanding the foregoing, Taxes shall not include any gross receipts tax or other tax on Landlord’s gross or net income from the Property, federal or state inheritance, general income, gift or estate taxes, except that if a change occurs in the method of taxation resulting in whole or in part in the substitution of any such taxes, or any other assessment, for any Taxes as above defined, such substituted taxes or assessments shall be included in the Taxes to the extent attributable to the Property.  Tenant shall pay, prior to delinquency, all taxes assessed or levied against Tenant’s personal property, equipment, furniture or trade fixtures (collectively, “Personal Property”) in, on or about the Premises.  When possible, Tenant shall cause its Personal Property to be assessed and billed separately from the real or personal property of Landlord.  Notwithstanding the foregoing, it is expressly understood and agreed that in no event shall Taxes include any taxes allocated to any other property if the Premises are not a separate tax parcel.  If the Property is not a separate tax parcel, Taxes shall be equitably prorated between the Property and any other property included within such parcel.

5.                                       USE OF THE PREMISES; COMPLIANCE WITH LAWS

(a)                                  Use.  Subject to compliance with applicable laws, governmental requirements and the Protective Covenants, the Premises shall be used for the use described in the Basic Lease Information and this Article.  Landlord makes no representations or warranties regarding the Use.  Tenant may use the Premises and the parking area seven (7) days a week, twenty-four (24) hours a day, three hundred sixty-five (365) days a year.

(b)                                 Rooftop Antennae.  Subject to compliance with applicable laws, governmental requirements and the Protective Covenants, Tenant may, at its sole cost and expense, install in a good and workmanlike manner and in accordance with the requirements of Landlord’s roofing consultant a roof top antennae or satellite dish on the Building.  Tenant shall obtain all necessary permits and approvals for such antennae and shall remove such antennae or satellite dish, in a good and workmanlike manner and in accordance with the requirements of Landlord’s roofing consultant, on the expiration of the Term.  Tenant shall repair any damage to the roof caused by the installation, maintenance and/or removal of such equipment and shall indemnify Landlord from any cost and expense incurred by Landlord with respect to the roof resulting from such installation, maintenance and removal.

(c)                                  Security.  Tenant shall provide, at its sole cost and expense, such security personnel as are necessary to maintain and secure the Premises and all exterior areas immediately adjacent thereto in a safe condition and to ensure that the activities conducted thereon by Tenant’s patrons and customers are done so in an orderly and lawful manner.

(d)                                 Nuisance.  Tenant shall not permit the Premises to be used for any immoral or unlawful purpose, nor shall Tenant cause, maintain, suffer or permit any nuisance in, on or about the Premises or Property.

(e)                                  Compliance.  Tenant shall not permit the Premises to be used in violation of or in conflict with, and at its sole cost and expense shall promptly comply with, all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which hereinafter may be in force, with the requirements of any board of fire underwriters or other similar board now or hereafter constituted, with any direction or occupancy certificate issued pursuant to any law by any public officer or officers, as well as the provisions of the Protective Covenants and all other recorded documents affecting the Premises, collectively, “Legal Requirements” or “Laws”), insofar as any thereof relate to or affect the condition, use or occupancy of the Premises (including Alterations (as defined in Section 10) with respect thereto.  Tenant shall perform all work to the Premises required to effect such compliance.  Landlord represents that as of the Commencement Date, to Landlord’s actual knowledge, without independent investigation, the Premises and the parking lot are in compliance with all Legal Requirements and may be used for the existing use and Landlord shall be responsible for costs, if any, required to place the Premises and parking lot into compliance with all Legal Requirements in effect as of the Commencement Date.

(f)                                    Hazardous Materials.

(i)                                     For purposes of this Lease, “Hazardous Materials” means any explosive, radioactive materials, hazardous wastes, or hazardous substances, including without limitation asbestos containing materials, PCBs, CFCs, or substances defined as “hazardous substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601-9657; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Section 1801-1812; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901-6987; or any other Legal Requirement regulating, relating to, or imposing liability or standards of conduct concerning any such materials or substances now or at any time hereafter in effect (collectively, “Hazardous Materials Laws”).

(ii)                                  In the event of any release of Hazardous Materials upon the Property after the Commencement Date, if caused by Tenant or any other Tenant Party, Tenant shall promptly remedy the problem in accordance with all applicable Hazardous Materials Laws.  Except as and to the extent provided in subsections (iii) and (iv) below, Tenant shall not cause or permit the storage, use, generation, release, handling or disposal (collectively, “Handling”) of any Hazardous Materials (as defined below), in, on, or about the Premises or the Property by Tenant or any agents, employees, contractors, licensees, subtenants, or customers of Tenant (collectively with Tenant, “Tenant Parties”) in violation of Hazardous Materials Laws (as defined below). Tenant shall be solely responsible for and shall indemnify, defend and hold Landlord harmless from and against all claims, actions, liabilities, damages and costs (including reasonable attorneys’ fees and other costs of suit) arising out of or in connection with, or otherwise relating to (x) any Handling of Hazardous Materials by any Tenant Party or Tenant’s breach of its obligations hereunder, or (y) any removal, cleanup, or restoration work and materials necessary to return the Property or any other property of whatever nature located on the Property to their condition existing prior to the Handling of Hazardous Materials in, on or about the Premises by any Tenant Party.

(iii)                               Landlord shall be solely responsible for and shall indemnify, defend and hold Tenant harmless from and against all claims, arising out of or in connection with, or otherwise relating to (i) any Hazardous Materials existing on the Property as of the Commencement Date or (ii) any removal, cleanup, or restoration work and materials necessary with respect to Hazardous Material existing on the Property immediately prior to the Commencement Date.

(iv)                              Landlord represents and warrants that (i) Landlord has provided Tenant with a copy of any and all reports and notices in Landlord’s possession or control pertaining to Hazardous Materials at the Property, (ii) except as disclosed in such reports to the actual knowledge of Landlord, without independent investigation, there are no Hazardous Materials in or about the Premises or the Property except as used in accordance with all Hazardous Material Laws.

(v)                                 Each party shall promptly provide the other party with copies of all notices received by it in connection with the presence of Hazardous Materials in or about the Property.

6.                                       UTILITIES AND SERVICES

(a)                                  Utilities and Services.

(i)                                     Ventilation.  Tenant shall have sole responsibility for repairing and maintaining the HVAC systems serving the Property.  Tenant shall cooperate to the best of its ability at all times with Landlord and shall abide by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the air-conditioning system.

(ii)                                  Electricity.  Tenant shall contract directly for electricity service.

(iii)                               Water.  Tenant shall contract directly with the utility provider for water.

(iv)                              Refuse and Rubbish.  Tenant shall contract directly with the refuse and rubbish removal companies to remove its refuse and rubbish from the Premises on a regular schedule so as to maintain the Premises in a clean and orderly manner.  All refuse and rubbish shall be placed and stored in closed containers or compactors.

(v)                                 Telecommunications.  Tenant shall have the right to select a telecommunications provider of its choice.  If required by Landlord, no later than the Termination Date Tenant shall remove all telephone cables and communication wiring installed by Tenant for and during Tenant’s occupancy.

(b)                                 Interruption in Services.  Landlord shall not be liable for, and, except to the extent that Landlord receives rent interruption insurance proceeds, Tenant shall not be entitled to any abatement or reduction of Rent by reason of, no eviction of Tenant shall result from and, further, Tenant shall not be relieved from the performance of any covenant or agreement in this Lease because of any interruption of any of the foregoing services or utilities.

7.                                       ALTERATIONS

(a)                                  Alterations.

(i)                                     Tenant shall not make any alteration, addition or improvement in, to or upon the Premises (“Alteration”) without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed.  Tenant shall give Landlord not less than ten (10) days’ prior written notice of any Alteration Tenant desires to make.  Any Alterations as to which Landlord shall consent shall be made only by contractors approved in advance, in writing by Landlord, which approval shall not be unreasonably withheld.  Tenant shall comply with all Legal Requirements applicable to each Alteration.  Tenant shall be solely responsible for maintenance and repair of all Alterations made by Tenant.  All Alterations shall be performed and completed diligently and in a first-class workmanlike manner.  Landlord may further condition its consent upon Tenant furnishing to Landlord and Landlord approving prior to the commencement of any work or delivery of materials to the Premises related to the Tenant Alterations such of the following as specified by Landlord: architectural plans and specifications, necessary permits and licenses, certificates of insurance, and such other documents in such form reasonably requested by Landlord.  Upon completion of the Tenant Alterations, Tenant shall deliver to Landlord an as-built set of plans and specifications for the Tenant Alterations and contractors’ affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used in connection therewith and such other documentation reasonably requested by Landlord.  Tenant shall notify Landlord immediately if Tenant receives any notice of violation of any Law in connection with completion of any Tenant Alterations and shall immediately take such steps as are necessary to remedy such violation.  In no event shall such supervision or right to supervise by Landlord nor shall any approvals given by Landlord under this Lease constitute any warranty by Landlord to Tenant of the adequacy of the design, workmanship or quality of such work or materials for Tenant’s intended use or impose any liability upon Landlord in connection with the performance of such work.  Landlord hereby approves the plans submitted by Tenant for any initial alterations, if any, which Tenant may construct after the Commencement Date.

(ii)                                  Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s consent, to make any Alteration to the Premises (“Cosmetic Alterations”) that (a) is decorative in nature (such as paint, carpet or other wall or floor finishes, movable partitions or other such work), does not affect the Building plumbing, electrical, mechanical, HVAC or other systems, and (b) is not structural in nature.  All such work shall be performed in a workman-like manner and in accordance with all applicable Legal Requirements.

(b)                                 Liens.  If, because of any act or omission of Tenant or anyone claiming by, through, or under Tenant, any mechanic’s lien or other lien is filed against the Premises or any other portion of the Property or against other property of Landlord (whether or not the lien is valid or enforceable), Tenant shall, at its own expense, cause it to be discharged of record within a reasonable time, not to exceed thirty (30) days, after the date of the filing or deliver to Landlord a bond, in form, content, amount, and issued by surety, satisfactory to Landlord, holding Landlord harmless from all costs and liabilities resulting from such lien and the foreclosure or attempted foreclosure of such lien.  In addition. Tenant shall defend and indemnify Landlord and hold it harmless from any and all claims, actions, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and other costs of suit) resulting from the lien.  Without limitation of Landlord’s other remedies by reason of such Event of Default, if Tenant does not remove such lien, Landlord shall have the right to pay or discharge the same and Tenant shall reimburse Landlord upon demand for the amount so paid, including Landlord’s reasonable costs and expenses.

(c)                                  Request Regarding Removal Obligation.  At the time that Tenant requests Landlord’s consent to any Alteration, Tenant may request that Landlord notify Tenant at the time of such approval of the plans if Landlord will require Tenant, at Tenant’s sole expense, to remove any or all of the Alteration by the end of the Term, and to restore the Premises to its condition prior to the Alteration.

8.                                       REPAIRS

(a)                                  Tenant, at all times during the Term and at Tenant’s sole cost and expense, subject to ordinary wear and tear and damage by fire or other casualty governed by Section 9 below, shall keep and maintain in good condition and repair (including replacement when necessary and in compliance with all applicable Laws), (i) the exterior and structure of the Premises and the Building, including the building foundation, the roof structure, the exterior walls of the Building and the parking areas, and (ii) the interior of the Premises and every part thereof, including the interior walls and ceilings, lighting and relamping, and plate glass.    Notwithstanding the foregoing, Tenant shall not be responsible for repairs to the extent such repairs are (i) necessitated by fire, earthquake, acts of God or the elements, or (ii) necessitated by the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors or the breach of this Lease by Landlord. Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance and repair of the HVAC system and equipment serving the Premises and any components and equipment used in connection therewith. Tenant, at its sole cost and expense, shall procure and maintain in full force and effect a contract for the maintenance and repair of such equipment, with a service and maintenance firm reasonably acceptable to Landlord.

(b)                                 In the event that any capital improvements or replacements are required to be made to the Premises during the term of the Lease to the building foundation, the roof structure, the exterior walls of the Building and any major mechanical, structural, plumbing or HVAC systems serving the Premises (“Capital Improvements”) (i) Landlord and Tenant shall each have the right to reasonably approve or disapprove such Capital Improvements;  (ii) Landlord and Tenant shall mutually determine whether such Capital Improvements are to be performed by Landlord or Tenant and (iii) the Capital Improvements shall be amortized over their useful life and Tenant shall pay a portion of such amortized costs equal to the balance of the Term (or renewal term if exercised) plus five (5) years and Landlord shall pay the balance.  For example if the roof is replaced during the 5th year of the Term, and such roof has a useful life of 20 years, Tenant shall pay an amount equal to six (6) years of such amortized payments and Landlord shall pay an amount equal to fourteen (14) years of such amortized payments and if Tenant exercises the option to renew, Tenant shall pay an amount equal to eleven (11) years of such amortized payments and Landlord shall pay an amount equal to nine (9) years of such amortized payments.

9.                                       DAMAGE OR DESTRUCTION

(a)                                  Landlord’s Obligation to Rebuild.  If the Premises are damaged or destroyed, Landlord shall promptly and diligently repair the Premises to substantially the condition existing as of the date of delivery of the Premises to Tenant, unless Landlord has the option to terminate this Lease as provided herein, and Landlord elects to terminate.

(b)                                 Rights to Terminate.  Landlord shall have the option to terminate this Lease if the Premises is destroyed or damaged by fire or other casualty, regardless of whether the casualty is insured against under this Lease, if Landlord reasonably estimates that the repair of the Premises cannot be completed within one year after the date of the casualty.  Landlord shall also have the right to terminate this Lease if the repair is not fully covered by insurance maintained (or required to be maintained) by Tenant pursuant to this Lease other than by reason of the deductible amounts under such  insurance policies.  Tenant shall have the option to terminate this Lease if the Premises is damaged or destroyed by fire or other casualty that cannot be repaired or restored within one year after the date of the casualty, as reasonably estimated by Landlord and Tenant.  Landlord shall notify Tenant of Landlord’s estimate for such repair within ninety (90) days after the casualty.  If a party desires to exercise the right to terminate this Lease as a result of a casualty, the party shall exercise the right by giving the other party written notice of its election to terminate within thirty (30) days after delivery of Landlord’s repair period estimate, in which event this Lease shall terminate fifteen (15) days after the date of the terminating party’s notice.  If neither Landlord nor Tenant exercises the right to terminate this Lease, this Lease shall continue in full force and effect and Landlord shall promptly commence the process of obtaining necessary permits and approvals, and shall commence repair of the Premises or the Building as soon as practicable and thereafter prosecute the repair diligently to completion.  Notwithstanding the foregoing, Tenant shall have the right to terminate, exercisable in its sole discretion, if more than 25% of the Premises are destroyed or rendered unusable by fire or other casualty during the last year of the term of the Lease, or the last year of the Renewal Term.

(c)                                  Limited Obligation to Repair.  Landlord’s obligation, should Landlord elect or be obligated to repair or rebuild, shall exclude any and all improvements constructed or installed by Tenant in the Premises.  Upon such restoration by Landlord, if the Lease has not been terminated, Tenant, at its expense, shall replace or fully repair all trade fixtures, equipment, Alterations and other improvements installed by Tenant and existing at the time of the damage or destruction.

(d)                                 Abatement of Rent.  In the event of any damage or destruction to the Premises which does not result in termination of this Lease, the Base Rent shall be temporarily abated proportionately to the degree the Premises are untenantable as a result of the damage or destruction, commencing from the date of the damage or destruction and continuing during the period required by Landlord to substantially complete its repair and restoration of the Premises; provided, however, that nothing herein shall preclude Landlord from being entitled to collect the full amount of any rent loss insurance proceeds.

(e)                                  Insurance Proceeds.  If this Lease is terminated, Landlord may keep all the insurance proceeds resulting from the damage to the Property payable pursuant to insurance coverage maintained by Landlord or Tenant, and Tenant shall have no claims thereto and Tenant may keep all the insurance proceeds pursuant to insurance coverage it maintains on Tenant’s Personal Property.

(f)                                    Statutory Waivers.  The provisions of this Lease, including this section, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, the Premises or the Property or any part of either, and supersede any provision of Maryland law to the contrary.

10.                                 EMINENT DOMAIN

If all or any material part of the Premises or the parking lot is taken for public or quasi-public use by a governmental authority under the power of eminent domain or is conveyed to a governmental authority in lieu of such taking (a “taking”), Landlord may terminate this Lease by written notice to Tenant within thirty (30) days after the taking.  If all or any material part of the Premises is taken, and if in any such case the taking causes the remaining part of the Premises to be materially untenantable and inadequate for use by Tenant for the purpose for which they were leased, in Tenant’s reasonable opinion, then Tenant, at its option and by giving notice within thirty (30) days after the taking, may terminate this Lease as of the date Tenant is required to surrender possession of the Premises.  If part of the Premises is taken but the remaining part is tenantable and adequate for Tenant’s use, then this Lease shall be terminated as to the part taken as of the date Tenant is required to surrender possession, and, unless Landlord shall have terminated this Lease pursuant to the foregoing provisions, Landlord shall make such repairs, alterations and improvements as may be necessary to render the part not taken tenantable, and the Rent shall be reduced in proportion to the part of the Premises taken.  If all or any material part of the Premises is taken, and if in any such case the taking causes the remaining part of the Premises to be untenantable and inadequate for use by Tenant for the purpose for which they were leased, then Tenant, at its option and by giving notice within thirty (30) days after the taking, may terminate this Lease as of the date Tenant is required to surrender possession of the Premises.

All compensation awarded for the taking shall be the property of Landlord without any deduction therefrom for any estate of Tenant, and Tenant hereby assigns to Landlord all its right, title and interest in and to the award.  Tenant shall have the right, however, to recover from the governmental authority, but not from Landlord, only such compensation as may be awarded to Tenant on account of any improvements made to the Premises at Tenant’s cost, moving and relocation expenses, loss of good will and the business as a going concern and removal of Tenant’s Personal Property, provided that any such award to Tenant will not reduce the award which would otherwise be made to Landlord.

11.                                 INSURANCE

(a)                                  Public Liability.  Tenant, at its own cost and expense, shall keep and maintain in full force and effect during the Term the following insurance coverages, (i) commercial general liability insurance, including contractual liability coverage, insuring Tenant’s activities with respect to the Premises and/or the Building against loss, damage or liability for personal injury or death of any person or loss or damage to property occurring in, upon or about the Premises, with a minimum coverage of One Million Dollars ($1,000,000) per occurrence/Two Million Dollars ($2,000,000) general aggregate, (ii) fire damage legal liability insurance and personal/advertising injury insurance (which shall not be subject to the contractual liability exclusion), each in the minimum amount of One Million Dollars ($1,000,000), and (iii) worker’s compensation insurance in statutory amounts; provided, however, that if, at any time during the Term, Tenant shall have in full force and effect a blanket policy of public liability insurance with the same coverage for the Premises as described above, as well as coverage of other premises and properties of Tenant, or in which Tenant has some interest, the blanket insurance shall satisfy the requirement hereof and be endorsed to separately apply to the Premises.

(b)                                 Fire and Extended Coverage.  Tenant shall, at Tenant’s expense, procure and maintain in full force and effect with respect to the Building a policy or policies of all risk insurance (including sprinkler, vandalism and malicious mischief coverage, and any other endorsements reasonably desired by the Landlord or required by the holder of any mortgage on the Property), in an amount equal the full replacement cost (including debris removal, and demolition, but excluding the land and the footings, foundations and installations below the basement level) thereof.  Such insurance shall be for the benefit of Landlord, and the proceeds therefrom shall be subject to Landlord’s control but shall be applied as and to the extent required under the terms of this Lease.  Such policy shall not include earthquake damage.

(c)                                  Insurance Companies.  All insurance policies obtained by Tenant shall be written by an insurance company licensed by and admitted to issue insurance in the State of Maryland, and shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld.

(d)                                 Insurance Certificates.  Tenant shall furnish to Landlord, on or before the Commencement Date and thereafter thirty (30) days prior to the expiration of each policy, an original policy of insurance issued by the insurance carrier of each policy of insurance carried by Tenant pursuant to this Section.  The policies shall expressly provide that the policies shall not be cancelable or subject to reduction of coverage or otherwise be subject to modification except after thirty (30) days’ prior written notice to the parties named as insureds.  Landlord, its successors and assigns, and any nominee of Landlord holding any interest in the Premises, including, without limitation, any ground lessor or the holder of any fee or leasehold mortgage, shall be named as the insured under the fire and extended coverage policy and as an additional insured with Tenant under the public liability policy of insurance maintained by Tenant pursuant to this Lease.  The policies and certificates shall further provide that the coverage shall be primary, and that any coverage carried by Landlord shall be secondary and noncontributory with respect to Tenant’s policy.

(e)                                  Waiver of Subrogation.  Any policy or policies of fire, extended coverage or similar casualty insurance which either party obtains in connection with the Building, the Premises, or Tenant’s Personal Property shall include a clause or endorsement denying the insurer any rights of subrogation against the other party (and the other parties named as additional insureds pursuant to this Article).  Landlord and Tenant each waives any rights of recovery against the other (and the other parties named as additional insureds) for injury or loss due to hazards insurable by policies of fire, extended coverage or similar casualty insurance, regardless of whether such insurance policies or coverage shall actually have been obtained by the party granting such waiver, and regardless of the cause of such fire or casualty, including the negligence of the party benefiting from such waiver.  Because this Section will preclude the assignment of any claim mentioned in it by way of subrogation or otherwise to an insurance company or any other person. each party to this Lease agrees immediately to give to each of its insurance companies written notice of the terms of the mutual waivers contained in this Section and to have the insurance policies properly endorsed, if necessary, to prevent the invalidation of the insurance coverages by reason of the mutual waivers contained herein.

(f)                                    Landlord’s Public Liability.  Landlord shall, at Landlord’s expense, procure and maintain in full force and effect during the Term, commercial general liability insurance, including contractual liability coverage, insuring Tenant’s activities with respect to the Premises and/or the Building against loss, damage or liability for personal injury or death of any person or loss or damage to property occurring in, upon or about the Premises, with a minimum coverage of One Million Dollars ($1,000,000) per occurrence/Two Million Dollars ($2,000,000) general aggregate.

12.                                 ASSIGNMENT OR SUBLET

(a)                                  Prohibitions.  Tenant shall not assign this Lease or sublet the Premises or any portion thereof without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld.  If Tenant desires to assign this Lease or to sublet the Premises, or any part thereof, Tenant shall give to Landlord written notice of its intent at least thirty (30) days in advance of the date on which Tenant desires to assign or sublet the Premises, which notice shall designate the terms of the proposed assignment or sublet, the identity of the proposed assignee or sublessee, and shall be accompanied by financial statements of such proposed assignee or sublessee and such other information regarding such party and its business and reputation as shall be required by Landlord to evaluate the proposed assignment or sublet.  Landlord shall have twenty (20) days after receipt of Tenant’s written notice and the above specified information within which to notify Tenant in writing that Landlord elects to (i) consent to the proposed assignment or sublet as described in Tenant’s notice, or (ii) refuse to consent to Tenant’s proposed assignment or sublet, stating the reasons for such refusal.  If Landlord fails to notify Tenant in writing of its election within the thirty (30) day period, Landlord shall be deemed to have made the election in clause (ii) above; provided that Tenant may provide

Landlord with a second notice and five (5) days in which to respond and if Landlord does not respond within five (5) days after receipt of the second notice, Landlord shall be deemed to have made the election in clause (i) above.

(b)                                 Affiliates.  Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent, to any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant, or to any partnership, corporation or other entity resulting from a merger or consolidation with Tenant or which acquires all or substantially all of Tenant’s assets (through a transfer of assets or equity interests in Tenant) as a going concern and such assets include substantial assets other than this Lease (collectively “Affiliates”), provided that (i) Landlord receives written notice of the assignment or subletting no later than five (5) days prior to the effective date thereof, in which notice Tenant shall expressly confirm that Tenant remains primarily liable (together with the assignee in the event of an assignment) for all of the obligations of the Tenant under this Lease, and (ii) Landlord receives a fully executed copy of the assignment or sublease agreement between Tenant and the Affiliate no later than five (5) days prior to the effective date of such assignment or sublease, in which the Affiliate assumes (in the event of an assignment) all of Tenant’s obligations under this Lease, and agrees (in the event of a sublease) that such subtenant will, at Landlord’s election, attorn directly to Landlord in the event that this Lease is terminated for any reason.

(c)                                  Tenant Liability.  In the event of any sublease or assignment, whether or not with Landlord’s consent, Tenant shall not be released or discharged from any liability, whether past, present or future, under this Lease, including any liability arising from the exercise of any renewal or expansion option, to the extent such exercise is expressly permitted by Landlord.  Tenant’s liability shall remain primary, and in the event of default by any subtenant, assignee or successor of Tenant in performance or observance of any of the covenants or conditions of this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said subtenant, assignee or successor.  After any assignment, Landlord shall not consent to subsequent assignments or subletting of this Lease, or amendments or modifications of this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto, provided however that such action shall not relieve Tenant or any successor of Tenant of liability under this Lease.

(d)                                 Documentation.  No permitted assignment or subletting by Tenant shall be effective until there has been delivered to Landlord a fully executed counterpart of the assignment or sublease which expressly provides that (i) in the case of a sublease, the subtenant may not assign its sublease or further sublet the sublet space without Landlord’s prior written consent, (ii) in the case of an assignment, the assignee assumes, for the benefit of Landlord, and without releasing Tenant, all of Tenant’s obligations under this Lease arising on or after the date of the assignment, and (iii) in the case of a sublease, the subtenant agrees to be and remain jointly and severally liable with Tenant to Landlord for the payment of Rent pertaining to the sublet space in the amount set forth in the sublease, and for the performance of all of the terms and provisions of this Lease pertaining to the sublet space.  In addition to the foregoing, no assignment or sublease by Tenant shall be effective until there has been delivered to Landlord a fully executed counterpart of Landlord’s consent to assignment or sublease form, as applicable.  The failure or refusal of a subtenant or assignee to execute any such instrument shall not release or discharge the subtenant or assignee from its liability as set forth above.  Notwithstanding the foregoing, no subtenant or assignee shall be permitted to occupy the Premises unless and until such subtenant or assignee provides Landlord with certificates evidencing that such subtenant or assignee is carrying all insurance coverage required of it under this Lease.

(e)                                  Processing Expenses.  Tenant shall pay to Landlord, as Landlord’s cost of processing each proposed assignment or subletting, an amount equal to the sum of Landlord’s reasonable attorneys’ fees, but in no event more than $1,000.00 (“Processing Costs”).

13.                                 DEFAULT

(a)                                  Tenant’s Default.  The occurrence or existence of any one or more of the following shall constitute an “Event of Default” (or, collectively, “Events of Default”) by Tenant under this Lease:  (i) if Tenant shall have failed to pay Base Rent, Tenant’s Percentage Share of Taxes, or any other sum required to be paid hereunder within (5) after written notice that such amount is unpaid; (ii) if Tenant shall have failed to perform any term, covenant or condition of this Lease except those requiring the payment of money, and Tenant shall have failed to cure the breach within thirty (30) days after written notice from Landlord if the breach could reasonably be cured within the thirty (30) day period; provided, however, that if the nature of Tenant’s obligation is such that more than thirty (30) days are required for its performance, then Tenant shall not be deemed to be in default if Tenant shall commence the performance of such obligation within the thirty (30) day period and thereafter shall diligently prosecute the same to completion; (iii) the interest of Tenant in this Lease is levied upon under execution or other legal process; or (iv) a petition is filed by or against Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any Chapter of the Bankruptcy Code, or any amendment, replacement or substitution therefor, or to delay payment of, reduce or modify Tenant’s debts, which in the case of an involuntary action is not discharged within thirty (30) days.

(b)                                 Remedies Upon Tenant’s Default.  Upon an Event of Default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law, equity, statute or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

(i)                                     Landlord may continue the Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have the right to collect Rent when due.

(ii)                                  Landlord may terminate Tenant’s right to possession of the Premises as provided under Maryland law.  No act by Landlord other than giving written notice to Tenant of such termination shall terminate this Lease.  Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession.  On termination, Tenant shall vacate and surrender possession of the Premises to Landlord and Landlord shall have the right to remove all personal property of Tenant and store it at Tenant’s cost and Tenant hereby waives all claims for damages that may be caused by Landlord’s removing or storing such Personal Property.  Upon such termination of Tenant’s right to possession and this Lease,

Landlord shall have the right to recover from Tenant damages (a) the worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus (b) the worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which would have been payable after termination until the time of award exceeds the amount of the Rent loss that Tenant proves could have been reasonably avoided; plus (c) the worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of the Rent loss that Tenant proves could be reasonably avoided; plus (d) any other amount reasonably necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease.

The “worth at the time of award” of the amounts referred to in Subsections (ii)(a) and (ii)(b) is computed by allowing interest at the Interest Rate on the unpaid Rent and other sums due and payable from the date due through the date of award.  The “worth at the time of award” of the amount referred to in Subsection (ii)(c) is computed by discounting the amount at the discount rate of the Federal Reserve Bank at the time of award, plus one percent (1%).

(c)                                  Bankruptcy.  The following provisions shall apply in the event of the bankruptcy or insolvency of Tenant:

(i)                                     In connection with any proceeding under Chapter 7 of the Bankruptcy Code where the trustee of Tenant elects to assume this Lease for the purposes of assigning it, such election or assignment, may only be made upon compliance with the following provisions which conditions Landlord and Tenant acknowledge to be commercially reasonable.  In the event the trustee elects to reject this Lease then Landlord shall immediately be entitled to possession of the Premises without further obligation to Tenant or the trustee.

(ii)                                  Any election to assume this Lease under Chapter 11 or 13 of the Bankruptcy Code by Tenant as debtor-in-possession or by Tenant’s trustee (the “Electing Party”) must provide for the Electing Party to cure or provide to Landlord adequate assurance that (i) it will cure all monetary defaults under this Lease within fifteen (15) days from the date of assumption, and (ii) that it will cure all nonmonetary defaults under this Lease within thirty (30) days from the date of assumption.  Landlord and Tenant acknowledge such condition to be commercially reasonable.

(iii)                               Landlord’s acceptance of rent or any other payment from any trustee, receiver, assignee, person, or other entity will not be deemed to have waived, or waive, the requirement of Landlord’s consent, Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without such consent, or Landlord’s claim for any amount of Rent due from Tenant.

(d)                                 Landlord’s Default.  Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by Landlord hereunder unless and until Landlord has failed to perform the obligation within thirty (30) days after receipt of written notice by Tenant to Landlord specifying the obligation Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if Landlord shall commence the performance of such obligation within the thirty (30) day period and thereafter shall diligently prosecute the same to completion.

14.                                 LANDLORD’S RIGHT TO PERFORM TENANT’S COVENANTS

If Tenant shall at any time fail to make any payment or perform any other act on its part to be made or performed under this Lease after notice and cure periods if applicable, Landlord may, but shall not be obligated to, make the payment or perform any other act to the extent Landlord may deem desirable and, in connection therewith, pay expenses and employ counsel.  Any payment or performance by Landlord shall not waive or release Tenant from any obligations of Tenant under this Lease.  All sums so paid by Landlord, and all penalties, interest and costs in connection therewith, shall be due and payable by Tenant on the fifth (5th) business day after notice of any payment by Landlord, together with interest thereon at the Interest Rate, from that date to the date of payment thereof by Tenant to Landlord, plus collection costs and attorneys’ fees.  Landlord shall have the same rights and remedies for the nonpayment thereof as in the case of default in the payment of Base Rent.

15.                                 SURRENDER OF PREMISES AND HOLDOVER

(a)                                  End of Term.  On the Expiration Date or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in its condition as of the Commencement Date, normal wear and tear and damage by fire or other casualty excepted.  Tenant shall remove from the Premises all of Tenant’s Personal Property and any Alterations required to be removed pursuant to Section 8 of this Lease.  Tenant shall repair any damage or perform any restoration work required by the removal, including closing all floor, ceiling, stairwell and roof openings.  If Tenant fails to timely remove any Personal Property or Alterations as aforesaid, such items shall be conclusively deemed to have been abandoned by Tenant and Landlord may remove the property and store and/or dispose of the same at Tenant’s expense, including interest at the Interest Rate.

(b)                                 Holdover.  If Tenant remains in possession of all or any part of the Premises after the expiration of the Term or the earlier termination of this Lease with Landlord’s prior written consent, such holdover shall be for the period and at the rent agreed upon by Landlord and Tenant.  If Tenant remains in possession of all or any part of the Premises after the expiration of the Term or the earlier termination of this Lease without Landlord’s prior written consent, the tenancy shall be a month to month tenancy only and shall not constitute a renewal or extension for any further term, regardless of whether Landlord shall accept Rent for any such period.  In such event, and without prejudice to Landlord’s rights and remedies to evict Tenant, Base Rent shall be increased in an amount equal to one hundred twenty-five percent (125%) of the Base Rent during the last month of the Term (including any extensions), and any other sums due under this Lease shall be payable in the amount, and at the times, specified in this Lease.  The tenancy shall be subject to every other term, condition, covenant and agreement contained in this Lease, except that any renewal or extension option or right of first negotiation in favor of Tenant shall not be applicable.  No such increase shall impair Landlord’s other rights and remedies against Tenant by reason of such holding over by Tenant, and Tenant shall vacate the Premises immediately upon Landlord’s request.  In addition to the foregoing, if Tenant remains in possession of all or any part of the Premises without Landlord’s prior written consent, Tenant shall indemnify, defend and hold Landlord harmless from and against all claims, actions, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and other costs of suit) incurred by or asserted against Landlord and arising directly or indirectly from Tenant’s failure to timely surrender the Premises, including but not limited to (i) any rent payable by or any loss, cost, or damages claimed by any new tenant of the Premises or any portion thereof, and (ii) Landlord’s damages as a result of any prospective tenant rescinding or refusing to enter into the prospective lease of the Premises or any portion thereof by reason of such failure to timely surrender the Premises.

16.                                 ACCESS TO PREMISES

Tenant shall permit Landlord and its agents to enter the Premises at all reasonable times upon reasonable notice (which shall be given at least forty-eight (48) hours prior to the date and time of the intended entry), except in the case of an emergency (in which event entry may be made when necessary and without notice), to inspect the Premises, to post Notices of Nonresponsibility and similar notices, to show the Premises to interested parties such as prospective mortgagees and purchasers and tenants (with respect to tenants, during the last six (6) months of the term of the Lease or the Renewal Term) to provide any services required of Landlord hereunder, to make necessary alterations, additions, improvements or repairs either to the Premises or the Building.  No such entry shall constitute a constructive eviction or give rise to an abatement of Rent hereunder, constitute a constructive eviction, or otherwise diminish Tenant’s obligations under this Lease.  Tenant shall have the right to have a representative of Tenant accompany Landlord or its agents in connection with any such entry, provided that such representative does not interfere with the permitted activities of Landlord or its agents.  In exercising its rights under this Section, Landlord shall at all times minimize interference with Tenant’s operations, to the extent practicable.

17.                                 SIGNS

Tenant may place and maintain in good condition and repair on any exterior door, roof, wall or window of the Building or on the parking lot any sign, awning or canopy, or advertising matter with respect to the Use.  The installation, maintenance and removal of Tenant’s signage pursuant to this Section shall be performed by Tenant at Tenant’s expense, but in coordination with Landlord and its reasonable installation procedures and requirements.  All signage of Tenant shall be subject to compliance with all Legal Requirements.  Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s expense, remove Tenant’s signage and repair any damage to the Building caused by such removal.

18.                                 SUBORDINATION AND NON-DISTURBANCE

(a)                                  Subordination and Non-Disturbance.  Except as provided below, this Lease is subject and subordinate to all mortgages and deeds of trust which now or may hereafter affect the Property or any portion thereof, to all covenants, conditions, and restrictions and other matters of record pertaining to the Property, and to all renewals, modifications, consolidations, replacements and extensions of the foregoing, without the necessity of any further documentation evidencing such subordination.  Notwithstanding the foregoing, on the Commencement Date, Landlord covenants and agrees to obtain a subordination, non-disturbance and attornment agreement (i) from any holder of a deed of trust or mortgage on the Property (“Holder”) in place as of the date of this Lease with respect to the Property in recordable form, and Tenant agrees to execute and shall have the right to record, a subordination, non-disturbance and attornment agreement in such lender’s then customary form recognizing Tenant’s rights under this Lease, including its option to extend and its option to purchase and (ii) as a condition to the subordination of this Lease to any mortgage, deed of trust or ground or underlying lease arising after the date of this Lease, Landlord shall deliver to Tenant in recordable form, and Tenant agrees to execute and shall have the right to record, a subordination, non-disturbance and attornment agreement in such lender’s then customary form recognizing Tenant’s rights under this Lease, including its option to extend and its option to purchase.

(b)                                 Liability of Holder.  If the interest of Landlord in the Real Property or the Building is transferred to any Holder pursuant to or in lieu of proceedings for enforcement of any such lease, mortgage, or deed of trust, upon request of such Holder, Tenant shall immediately and automatically attorn to the Holder and such Holder shall recognize Tenant’s rights hereunder, provided, however, that such purchaser shall not be (i) bound by any payment of Rent for more than one month in advance except payments in the nature of security for the performance by Tenant of its obligations under this Lease, (ii) subject to any offset, defense or damages arising out of a default of any obligations of any preceding Landlord, or (iii) bound by any amendment or modification of this Lease made without the written consent of the Mortgagee.

(c)                                  Possible Priority of Lease.  If a Holder advises Landlord that it requires this Lease to be prior and superior to a mortgage or deed of trust, within ten (10) days of Landlord’s notice, Tenant shall execute, have acknowledged and deliver to Landlord any and all documents or instruments, in the reasonable form presented to Tenant, which are necessary to make this Lease prior and superior to the mortgage or deed of trust.

(d)                                 Holder Rights.  Tenant agrees to give any Holder, by registered or certified mail, a copy of any notice of default served upon the Landlord by Tenant, provided that prior to such notice Tenant has received notice (by way of service on Tenant of a copy of an assignment of rents and leases, or otherwise) of the address of such Holder.  Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Holder shall have an additional thirty (30) days after receipt of notice thereof within which to cure such default.  This Lease may not be modified or amended so as to reduce the Rent or shorten the Term, or so as to adversely affect in any other respect to any material extent the rights of the Landlord, nor shall this Lease be canceled or surrendered, without the prior written consent, in each instance, of the Holder.

19.                                 ESTOPPEL CERTIFICATES

(a)                                  Tenant Estoppel Certificates.  Within thirty (30) days after request therefor by Landlord or Holder or any prospective mortgagee or owner, Tenant agrees to execute an Estoppel Certificate, binding upon Tenant, certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that this Lease as modified is in full force and effect), (ii) the dates to which Rent has been paid, (iii) that Tenant is in the possession of the Premises if that is the case, (iv) that, to Tenant’s knowledge, Landlord is not in default under this Lease, or, if Tenant believes Landlord is in default, the nature thereof in detail, (v) that, to Tenant’s knowledge, Tenant has no offsets or defenses to the performance of its obligations under this Lease (or if Tenant believes there are any offsets or defenses, an explanation thereof), (vi) that if an assignment of rents or leases has been served upon the Tenant by a Holder, Tenant will acknowledge receipt thereof and agree to be bound by the provisions thereof, and (vii) that Tenant will give to the Holder copies of all notices required or permitted to be given by Tenant to Landlord.  The failure of Tenant to deliver such certificate shall be an Event of Default.

(b)                                 Landlord Estoppel Certificate.  At the request of Tenant from time to time during the Term, within thirty (30) days after request therefore by Tenant, Landlord shall provide an estoppel certificate similar to the Tenant Estoppel Certificate which Tenant may use in connection with a financing or sale of Tenant.

20.                                 ATTORNEYS’ FEES

In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Lease, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all attorneys’ fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

21.                                 BROKERS

Each party warrants and represents that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, and that it knows of no real estate broker or agent who is or might be entitled to a fee, commission or other compensation in connection with this Lease.  Each party shall indemnify and hold harmless the other party from and against any and all claims (including reasonable attorneys’ fees and costs) arising out such party’s conversations or other dealings with any other broker or individual regarding this Lease.

22.                                 NOTICES

Unless otherwise agreed by the parties on a case by case basis, any notice, demand or request required or desired to be given under this Lease shall be in writing sent to the address of the party specified in this Lease, and shall be given by nationally recognized overnight courier service (e.g., Federal Express), or the United States mail, registered or certified, return receipt requested, postage prepaid.  All notices shall be deemed to have been given when received at the address of the party to which it has been sent (or when such receipt is refused as indicated by advice from Federal Express or other overnight courier service or by mail return receipt). As of the date of execution of this Lease, the addresses of Landlord and Tenant are as specified in the Basic Lease Information.  Either party may, upon ten (10) days prior written notice, change its address by giving notice of the change in accordance with this Section.

23.                                 QUIET ENJOYMENT

Landlord covenants, in lieu of any implied covenant of quiet possession or quiet enjoyment, that so long as Tenant is in compliance with the covenants and conditions set forth in this Lease, Tenant shall have the right to quiet enjoyment of the Premises without hindrance or interference from Landlord or those claiming through Landlord, and subject to the covenants and conditions set forth in this Lease and to the rights of any Holder.

24.                                 RENEWAL OPTION

(a)                                  Tenant shall have the option to renew this Lease (the “Renewal Option”) for one (1) additional term of five (5) years, commencing upon expiration of the Term (“Renewal Term”).  The Renewal Option shall be null and void and Tenant shall have no right to renew this Lease if on the date Tenant exercises the Renewal Option or on the date immediately preceding the commencement date of the Renewal Term an Event of Default shall have occurred and be continuing beyond the applicable cure period hereunder.  The Renewal Option must be exercised, if at all, by written notice given by Tenant to Landlord on or before the first day of the 49th month of the Term.  If Tenant properly exercises the Renewal Option, references in the Lease to the Term shall be deemed to mean the Renewal Term, unless the context clearly provides otherwise, provided that this sentence shall not confer any additional renewal options after the first Renewal Option conferred under this Section.

(b)                                 If Tenant properly exercises the Renewal Option, then during the Renewal Term all of the terms and conditions set forth in this Lease as applicable to the Premises during the initial Term shall apply during the Renewal Term, including without limitation the obligation to pay Taxes, except that (i) Tenant shall take the Premises in their then “as-is” state and condition and Landlord shall have no obligation to make or pay for any improvements to the Premises, and (ii) during the Renewal Term, the Base Rent payable by Tenant shall be the Fair Market Rent (as hereinafter defined) during the Renewal Term.

(c)                                  For purposes of this Section, the term “Fair Market Rent” shall mean the prevailing rental rate and other charges and increases, if any, for comparable space under a new primary lease (and not a sublease) for the Property, taking into consideration the amenities and existing improvements on the Property and the amenities and improvements in comparable properties in comparable locations in Anne Arundel County, Maryland, and also taking into consideration the then-prevailing ordinary rental market practices with respect to monetary consideration, rent concessions, tenant improvement allowances, and other tenant concessions (if any).

(d)                                 If Tenant properly exercises the Renewal Option, the Base Rent shall be adjusted to an amount equal to the rent for the Premises as specified by Landlord by notice to Tenant not less than ninety (90) days prior to commencement of the Renewal Term.  Tenant, within thirty (30) days after date on which Landlord provides such notice shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s acceptance of Landlord’s determination of such rent, or (ii) if Tenant disagrees with Landlords’ determination, provide Landlord with written notice of Tenant’s election to submit the Fair Market Rent to binding arbitration (the “Arbitration Notice”).  If Tenant fails to provide Landlord with either a Binding Notice or Arbitration Notice within such thirty (30) day period, Tenant shall have been deemed to have given the Arbitration Notice.

(e)                                  If the parties are unable to agree upon the rent for the Premises within twenty (20) days after Landlord’s receipt of the Arbitration Notice, Fair Market Rent as of commencement of the Renewal Term shall be determined as follows:

(i)                                     Each party shall, at its sole expense, within thirty (30) days obtain and deliver in writing to the other party a determination of the Fair Market Rent for the Premises for a term equal to the Renewal Term from a broker or appraiser licensed in the State of Maryland and engaged in the office and manufacturing rental market in Anne Arundel County and the Baltimore, Maryland metropolitan area for at least the immediately preceding five (5) years.

(ii)                                  Within twenty (20) days, Landlord’s broker or appraiser and Tenant’s broker or appraiser shall name a third broker or appraiser, similarly qualified.  The third broker or appraiser shall choose the determination of the Landlord’s broker or appraiser or the Tenant’s broker or appraiser which is closest to its own determination of Fair Market Rent.  The Base Rent payable by Tenant effective as of the commencement of the respective Renewal Term shall be the rent proposed by either Landlord’s broker or appraiser or Tenant’s broker or appraiser which is closest to the determination of fair market rent by the third broker or appraiser.

(iii)                               Landlord shall pay the costs and fees of Landlord’s broker or appraiser in connection with any determination hereunder, and Tenant shall pay the costs and fees of Tenant’s broker or appraiser in connection with such determination.  The costs and fees of any third broker or appraiser shall be paid one-half by Landlord and one-half by Tenant.

(iv)                              If the amount of the Fair Market Rent is not known as of the commencement of the Renewal Term, then Tenant shall continue to pay the Base Rent in effect at the expiration of the Term until the amount of the Fair Market Rent is determined.  When such determination is made, Tenant shall pay any deficiency to Landlord upon demand.

(f)                                    If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, Expiration Date and other appropriate terms.  The Renewal Amendment shall be sent to Tenant within a reasonable time after receipt of the Binding Notice and, if acceptable to Tenant, Tenant shall execute and return the Renewal Amendment to Landlord within thirty (30) days after its receipt of same.  Notwithstanding the foregoing, upon final determination of the Fair Market Rent as applicable, an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

25.                                 OPTION TO PURCHASE

(a)                                  Option to Purchase.  Tenant shall also have the right and option to purchase the Property (“Option to Purchase”).  If Tenant elects to exercise the Option to Purchase, it shall provide written notice of the exercise on or before the first day of the 49th month of the Term

(“Exercise Notice”).  If exercised, the closing sale of the Property shall occur on the Expiration Date of the Term (“Closing Date”).  The Option to Purchase is personal to Tenant and any Affiliate of Tenant and may not be exercised by an assignee of the Lease which is not an affiliate of Tenant.

(b)                                 Option Price.  The Option Price shall be the fair market value of the Property as of the Closing Date (“Fair Market Value”).  The Fair Market Value of the Property shall be determined free and clear of the Lease.

(c)                                  Fair Market Value.  If the parties are unable to agree upon the Fair Market Value of the Property within sixty (60) days after Landlord’s receipt of the Exercise Notice, Fair Market Value shall be determined as follows:

(i)                                     Landlord shall provide its notice specifying Fair Market Value.

(ii)                                  Within twenty (20) days after receipt of Landlord’s notice specifying Fair Market Value, if Tenant does not agree with such value, Tenant, at its sole expense, shall obtain and deliver in writing to Landlord a determination of the Fair Market Value for the Property from a broker or appraiser (“Tenant’s broker”) licensed in the State of Maryland and engaged in the office and manufacturing market in Anne Arundel County and the Baltimore, Maryland metropolitan area, for at least the immediately preceding five (5) years. If Landlord accepts such determination, the Fair Market Value shall be the amount determined by Tenant’s broker.

(iii)                               If Landlord does not accept such determination, within twenty (20) days after receipt of the determination of Tenant’s broker, Landlord shall designate a broker or appraiser (“Landlord’s broker”) licensed in the State of Maryland and possessing the qualifications set forth in (i) above.

(iv)                              Landlord’s broker and Tenant’s broker shall name a third broker or appraiser (the “third broker”), similarly qualified, within five (5) days after the appointment of Landlord’s broker.  The third broker shall choose the determination of the Landlord’s broker or the Tenant’s broker which is closest to its own determination of Fair Market Value.

(v)                                 Subject to Section 25(b), the Purchase Price to be paid by Tenant shall be the Fair Market Value proposed by either Landlord’s broker or Tenant’s broker which is closest to the determination of Fair Market Value by the third broker.

(vi)                              Landlord shall pay the costs and fees of Landlord’s broker in connection with any determination hereunder, and Tenant shall pay the costs and fees of Tenant’s broker in connection with such determination.  The costs and fees of any third broker shall be paid one-half by Landlord and one-half by Tenant.

(d)                                 Closing.  The closing in respect of the sale of the Property (“Closing”) shall be held on the Closing Date.

(e)                                  Closing Procedure and Prorations.  At the Closing, a special warranty deed from Landlord to Tenant, together with such other instruments and documents as may be necessary to effectuate the sale and transfer of the Property to Tenant, shall be deposited in escrow with an escrow agreement and with a title company mutually approved by Tenant and Landlord.  The instruments and documents to be deposited in escrow at the Closing shall be legally sufficient to convey all of the applicable property to Tenant free and clear of all loans, mortgages, deeds of trust, liens and encumbrances.  The purchase price and all other sums due at the time of closing shall be paid by delivery of funds in escrow which are immediately available to Landlord upon closing.  All prorations of items of income and expense will be prorated as of the Closing Date and closing costs (including recording fees, transfer taxes, escrow costs, title insurance premiums, etc) shall be allocated between Landlord and Tenant in the manner that is customary for the county in which the Property is located.  Without limiting the generality of the foregoing, all recordation and transfer taxes on the deed to the Property shall be shared equally by Landlord and Tenant.  Landlord’s obligation to convey title to the applicable property in accordance herewith shall be fully satisfied upon the willingness of the title company to issue to Tenant upon payment by Landlord of its regularly scheduled premium its policy of ALTA title insurance, (containing such endorsements as Tenant may reasonably request provided that Tenant shall pay for such endorsements), insuring that Tenant is vested as the owner of the applicable property subject only to the exceptions allowed by this Section.

(f)                                    Memorandum.  Promptly following the mutual execution and delivery of this Lease, Landlord will execute, acknowledge, and cause to be recorded in the official records of the county recorder, at Tenant’s expenses, a Memorandum of the Option to Purchase in the form of Exhibit C attached hereto.

26.                                 GENERAL

(a)                                  Captions.  The captions and headings used in this Lease are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part of this Lease.

(b)                                 Time.  Time is of the essence for the performance of each term of this Lease.

(c)                                  Severability.  If any provision of this Lease is held to be invalid, illegal or unenforceable, the invalidity, illegality, or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if the invalid, illegal or unenforceable provision had not been contained herein.

(d)                                 Choice of Law; Construction; Jurisdiction and Venue.  This Lease shall be construed and enforced in accordance with the laws of the State of Maryland.  The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.  In the event of any litigation relating to this Lease, the parties (i) WAIVE TRIAL BY JURY, and (ii) consent to the exclusive personal jurisdiction and venue in the District Court for Anne Arundel County, Maryland, the Circuit Court for Anne Arundel County, Maryland and the United States federal courts located in Maryland.

(e)                                  Binding Effect.  The covenants and agreements contained in this Lease shall be binding on the parties hereto and, on their respective successors and permitted assigns.

(f)                                    Waiver.  The waiver by either party of any breach of any term, condition or covenant of this Lease shall not be deemed to be a waiver of the provision or any subsequent breach of the same or any other term, condition or covenant of this Lease.  No covenant, term or condition of this Lease shall be deemed to have been waived by either party unless the waiver is in writing signed by such party.  No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord.

(g)                                 Entire Agreement.  This Lease is the entire agreement between the parties, and supersedes all prior agreements, including letters of intent, between them, and there are no agreements or representations between the parties except as expressly set forth herein.  Except as otherwise provided herein, no subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.

(h)                                 Counterparts.  This Lease may be executed in counterparts, each of which shall be an original, and all of which together shall constitute but one instrument.

(i)                                     Consents and Approvals.  The review and/or approval by Landlord of any item shall not impose upon Landlord any liability for accuracy or sufficiency of any such item or the quality or suitability of such item for its intended use.

(j)                                     Authority.  If either party hereto is a corporation, partnership, trust, association, limited liability company or other entity, such party hereby covenants and warrants that (i) it is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (ii) it has and is duly qualified to do business in the state in which the Property is located, (iii) it has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all its obligations hereunder, and (iv) each person (and all of the persons if more than one signs) signing this Lease on behalf of such party is duly and validly authorized to do so.

IN WITNESS WHEREOF, the parties, each being authorized to do so, have executed this Lease on the dates set forth below, effective as of the date first above written.

TENANT:			LANDLORD:

SIMPSON MANUFACTURING CO. INC.,			SWAN SECURE LLC,
a Delaware corporation			a Maryland limited liability company

By:		Seal	By:		Seal
	Michael J. Herbert			Hobart K. Swan
	Chief Financial Officer			General Manager

EXHIBIT A

PREMISES AND PARKING

A-1-1

EXHIBIT B

COMMENCEMENT DATE MEMORANDUM

SWAN SECURE LLC, a Maryland limited liability company (“Landlord”) and SIMPSON MANUFACTURING CO. INC., a Delaware corporation (“Tenant’) have entered into a certain Lease, dated as of          ,       2007 (the “Lease”).

WHEREAS, Landlord and Tenant wish to confirm and memorialize the Commencement Date and Expiration Date of the Lease as provided for in the Lease;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, receipt of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.                                       Unless otherwise defined herein, all capitalized terms shall have the same meaning ascribed to them in the Lease.

2.                                       The Commencement Date (as defined in the Lease) of the Lease is

3.                                       The Expiration Date (as defined in the Lease) of the Lease is

4.                                       Tenant hereby confirms the following:  (A) That it has accepted possession of the premises pursuant to the terms of the Lease; and, (B) That the Lease is in full force and effect.

5.                                       Except as expressly modified hereby, all terms and provisions of the Lease are hereby ratified and confirmed and shall remain in full force and effect and binding on the parties hereto.

TENANT:	LANDLORD:

SIMPSON MANUFACTURING CO. INC.,	SWAN SECURE LLC,
a Delaware corporation	a Maryland limited liability company

By:	By:
Michael J. Herbert	Name:
Chief Financial Officer	Its:

B-1

EXHIBIT C

MEMORANDUM OF PURCHASE OPTION

WHEN RECORDED RETURN TO:

Alan J. Robin, Esq.

Shartsis Friese LLP

One Maritime Plaza, 18th Floor

San Francisco, California 94118

THIS MEMORANDUM OF PURCHASE OPTION is entered into as of the       day of         , 2007 (the “Effective Date”), by and between SWAN SECURE LLC, a Maryland limited liability company (“Landlord”), and SIMPSON MANUFACTURING CO. INC., a Delaware corporation (“Purchaser”) with reference to the following facts:

RECITALS

A.            Landlord owns the land and improvements known as 7525 Perryman Court, Baltimore, Maryland (the “Property”) which is more particularly described in Exhibit A attached hereto and made a part hereof.

B:            Tenant is currently the primary tenant of the Property, pursuant to a Lease dated as of the Effective Date that, among other terms, provides Tenant with the right and option to purchase the Property (the “Lease’).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, receipt of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.             Landlord hereby covenants and agrees that Tenant has the right and option to purchase the Property upon and subject to the terms and conditions and covenants contained in that certain unrecorded Lease, which Lease is incorporated herein by this reference, including without limitation the following:

2.             The option to purchase shall be exercisable at any time prior to the first day of the 49th month of the term of the Lease.

3.             This Memorandum is not intended to change any of the terms of the Lease and in the event of any inconsistency between the terms of this Memorandum and the terms of the Lease, the terms of the Lease shall prevail. The Lease is available at the offices of Landlord and Tenant.

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Purchase Option dated as of the date first set forth above.

TENANT:	LANDLORD:

SIMPSON MANUFACTURING CO. INC.,	SWAN SECURE LLC,
a Delaware corporation	a Maryland limited liability company

By:	By:
Michael J. Herbert	Name:
Chief Financial Officer	Its:

EXHIBIT A

THE PROPERTY

7525 PERRYMAN CT

BRANDON WOODS BUS PARK

Map	Grid	Parcel	Sub District	Subdivision	Section	Block	Lot	Assessment Area	Plat No: Plat Ref:
11	7	154		137	2		11A	1		5949/ 113

STATE OF	)
	)	ss.
COUNTY OF	)

On                        , 2007, before me,                               , a Notary Public, personally appeared                                                , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature

(Seal)

STATE OF	)
	)	ss.
COUNTY OF	)

On                        , 2007, before me,                               , a Notary Public, personally appeared                                                , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature

(Seal)

Exhibit B

Form of Indemnity Escrow Agreement

INDEMNITY ESCROW AGREEMENT

THIS INDEMNITY ESCROW AGREEMENT (this “Agreement”) dated as of                             ,  2007, is made by and among:

(i)            Hobart K. Swan, a Florida resident (“HKS”);

(ii)           Simpson Manufacturing Co., Inc., a Delaware corporation (“Guarantor”),

(iii)          Simpson Strong-Tie Company, Inc., a California corporation (“Buyer”); and

(iv)          Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, a Maryland limited liability company, as escrow agent (the “Escrow Agent”).

RECITALS

A.            HKS, Buyer and Guarantor are parties to a Stock Purchase Agreement dated as of                             , 2007 (the “Purchase Agreement”).  Pursuant to the Purchase Agreement,   Buyer is purchasing concurrently herewith from HKS and the Swan Secure Products, Inc. Employee Stock Ownership Plan and Trust (the “ESOP”), all of the issued and outstanding stock of Swan Secure Products, Inc., a Maryland corporation.

B.            The Purchase Agreement provides that HKS shall indemnify Buyer with respect to certain matters upon the terms and subject to the conditions provided in the Purchase Agreement and that as security for such indemnification obligation, a portion of the consideration payable to HKS under the Purchase Agreement shall be placed in escrow for the protection of the Buyer.  Under the terms of the Purchase Agreement, the ESOP is not required to participate in the indemnity escrow established pursuant to this Agreement, and accordingly the ESOP shall have no rights or obligations under this Agreement.

C.            The Escrow Agent has agreed to hold, safeguard and disburse the Escrow Fund (as defined below) in accordance with the terms and provisions contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions.  Except as hereinafter defined, capitalized terms used in this Agreement will have the respective meanings assigned to such terms in the Purchase Agreement.  As used herein, the following terms shall have the following respective meanings:

“Claim” means a claim for indemnification made by Buyer under the Purchase Agreement.

“Claim Notice” is defined in Section 6 hereof.

“Dispute Notice” is defined in Section 6 hereof.

“Escrow Fund” shall mean all funds held in escrow from time to time pursuant to this Agreement.

“First Release Date” means the date that is 183 days after the date on which the Closing occurs.

“Indemnifiable Amount” means, with respect to any Claim, the amount of indemnification to which Buyer is entitled pursuant to the Purchase Agreement.

“Indemnity Escrow Amount” means Five Hundred Thousand Dollars ($500,000.00).

“Second Release Date” means the date that is 365 days after the date on which the Closing occurs under the Purchase Agreement.

2.             Appointment of the Escrow Agent.

(a)           Buyer and HKS hereby designate and appoint Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC as the Escrow Agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment on the terms herein provided.

(b)           Escrow Agent shall charge HKS for services rendered hereunder as part of HKS’s engagement of Escrow Agent as counsel to HKS.  Buyer shall not be obligated to pay Escrow Agent’s legal or any other fees for providing services hereunder; provided that this sentence shall not negate or reduce any party’s obligation under the provisions of Section 8 of this Agreement which pertains to indemnification of the Escrow Agent.

3.             Deposit of Indemnity Escrow Amount; Maintenance of Escrow Fund.

(a)           The Escrow Agent acknowledges possession of the sum of Three Hundred Thousand Dollars ($300,000.00) as the Deposit under the Purchase Agreement.  At the Closing, Buyer shall deliver to the Escrow Agent the additional sum of Two Hundred Thousand Dollars ($200,000.00) by wire transfer of immediately available funds to the Escrow Agent’s attorney’s trust account pursuant to written wire instructions given by the Escrow Agent, and the Escrow Agent shall accept such funds and shall hold the entire Five Hundred Thousand Dollars ($500,000.00) in the Escrow Agent’s possession as the “Indemnity Escrow Amount” subject to and in accordance with the terms and conditions of this Agreement.

(b)           During the term of this Agreement, the Escrow Agent shall hold and safeguard the Escrow Fund in accordance with this Agreement and shall make disbursements from the Escrow Fund only in accordance with this Agreement.

4.             Disbursements from Escrow Fund.  The Escrow Agent shall disburse funds from the Escrow Fund as follows:

(a)           Promptly after the First Release Date, the Escrow Agent shall disburse to HKS, from the Escrow Funds, the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) plus all interest earned on the Escrow Funds after the Closing; provided that if Buyer makes any Claim by the close of business on the First Release Date that remains unresolved, the amount distributable to HKS under this Section 4(a) shall be reduced by the aggregate amount of all such unresolved Claims.

(b)           Promptly after the Second Release Date, the Escrow Agent shall disburse to HKS, from the Escrow Funds, the entire amount of Escrow Funds then remaining, including earned interest; provided that if as of the close of business on the Second Release Date Buyer makes any Claim that is not finally resolved at that time, the amount distributable to HKS under this Section 4(b) shall be reduced by the aggregate amount of all such unresolved Claims.

(c)           The Escrow Agent also shall release Escrow Funds in accordance with any joint written instructions signed by Buyer and HKS (a “Joint Disbursement Instruction”).

(d)           The Escrow Agent also shall release Escrow Funds pursuant to (i) a final and unappealable order issued by a court of competent jurisdiction, or (ii) a final and unappealable order issued by an arbitrator who has resolved a disputed Claim (in either case, a “Disbursement Order”) .

(e)           The Escrow Agent shall also release Escrow Funds in accordance with the provisions of Section 4.13 of the Purchase Agreement.

5.             Investment of Escrow Fund; Tax Reporting.

(a)           The Escrow Fund shall be invested promptly by the Escrow Agent in an interest bearing account at Bank of America in Baltimore, Maryland, or another investment approved in writing by Buyer, HKS and Escrow Agent.  If at any time such investment is impracticable, the Escrow Fund shall be retained in the Escrow Agent’s attorney trust account, which the parties acknowledge would not result in interest being earned for the benefit of Buyer due to a requirement of Maryland law that interest earned on lawyers trust accounts (“IOLTA Interest”) be paid to a fund used to provide legal services to indigents.

(b)           All interest or other income earned from the investment of the Escrow Fund (other than IOLTA Interest) shall be allocated to, and shall be deemed part of the Escrow Funds.

(c)           Each party entitled to be paid interest from the Escrow Funds shall provide the Escrow Agent with a certified tax identification number by returning a duly executed Form W-9 to the Escrow Agent.

6.             Claims on Escrow Fund.

(a)           Subject to the terms and conditions of the Purchase Agreement, Buyer shall have the right to make one or more Claims on the Escrow Fund by delivering a notice of such Claim (a “Claim Notice”) to HKS and the Escrow Agent prior to the Second Release Date.  Each Claim Notice shall include Buyer’s good faith estimate of the Indemnifiable Amount relating to such Claim and shall state what portion of the Indemnity Escrow Amount is requested by Buyer to be released to Buyer in connection with such Claim, which estimate and statement may be amended or modified from time to time by Buyer.  Upon receipt of a Claim, the Indemnifiable Amount of such Claim as stated by Buyer shall be deemed frozen and not distributable to HKS under this Agreement until such Claim is finally resolved.

(b)           HKS shall have a period of thirty (30) calendar days after receipt of a Claim Notice to notify Buyer and Escrow Agent in writing of any good faith dispute as to the validity, amount and/or calculation of the Claim and/or the related Indemnifiable Amount (a “Dispute Notice”).

(c)           If HKS does not timely dispute the Claim or the Indemnifiable Amount of the Claim by giving a timely Dispute Notice, the Escrow Agent shall promptly disburse to Buyer the full Indemnifiable Amount of the Claim as stated by Buyer.

(d)           If HKS gives a timely Dispute Notice with respect to any Claim, upon motion made or action filed by Buyer or HKS, the matter in dispute shall be submitted to a court of competent jurisdiction (or arbitrator if the parties agree to arbitrate the dispute) for final determination and issuance of a Disbursement Order; provided that the Escrow Agent shall disburse to the Buyer any portion of the Indemnifiable Amount of the Claim which has not been timely disputed by HKS.

(e)           In the event that any disputed Claim is settled by agreement of the parties prior to issuance of a Disbursement Order, Buyer and HKS shall give the Escrow Agent a Joint  Disbursement Instruction in accordance with the agreed upon settlement.

7.             Reliance by the Escrow Agent.  The Escrow Agent may rely upon any written notice, request, waiver, consent, certificate, receipt, authorization or other paper or document that the Escrow Agent reasonably believes to be genuine and what it purports to be.  The Escrow Agent may confer with counsel in the event of any dispute or question as to the construction of any of the provisions hereof, or its duties hereunder, and shall incur no liability and shall be fully protected in acting in accordance with the written opinions of such counsel.  The duties of the Escrow Agent hereunder will be limited to the observance of the express provisions of this Agreement.  The Escrow Agent will not be subject to, or be obliged or entitled to recognize, any other agreement between the parties hereto or directions or instructions not specifically referenced herein.  The Escrow Agent shall not make any distribution of any portion of the Escrow Fund that is not expressly authorized pursuant to this Agreement.  The Escrow Agent will not be liable to any party hereto for any action taken or not taken by it under the terms hereof in the absence of gross negligence or willful misconduct on its part.

8.             Indemnification of the Escrow Agent.  Buyer and HKS jointly and severally agree to indemnify and hold the Escrow Agent harmless from and against any and all losses, liabilities, claims, demands, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with this Agreement, including the amount of any outside attorneys fees and expenses incurred by the Escrow Agent in seeking advice with respect to this Agreement.  All such amounts shall be payable upon written demand by the

Escrow Agent, and if not so paid shall constitute a lien on the Escrow Fund which must be satisfied before further disbursements from the Escrow Fund shall be required hereunder.

9.             Resignation of the Escrow Agent.  The Escrow Agent may resign from its duties hereunder by giving Buyer and HKS not less than thirty (30) calendar days prior written notice.  Upon such resignation Buyer and HKS shall appoint a substitute Escrow Agent.  Upon selection of a substitute Escrow Agent, Buyer and HKS shall give the Escrow Agent a Joint Disbursement Instruction to pay the Escrow Fund to the substitute Escrow Agent.  In the absence of such a Joint Disbursement Instruction, the Escrow Agent may interplead the Escrow Fund into a court of competent jurisdiction.

10.           Interpleader.  The Escrow Agent may at any time pay the Escrow Fund into a court of competent jurisdiction and upon such payment and provision of an accounting of all transactions in the Escrow Fund, the Escrow Agent shall have no further duty or obligation under this Agreement.

11.           Continuation as Counsel.  Buyer, Guarantor and HKS acknowledge that Escrow Agent is counsel to HKS, and Buyer, Guarantor and HKS consent to the continuation of such representation, including with respect to all matters in connection with the Purchase Agreement and the transactions contemplated therein, notwithstanding Escrow Agent’s service under this Agreement or any dispute which may arise in connection with this Agreement or the Purchase Agreement or the transactions contemplated therein.  HKS represents that it was advised that the Escrow Agent represented HKS and continues to represent HKS as legal counsel in connection with this Agreement and other matters, and Buyer and Guarantor hereby acknowledge and waive any actual or potential conflict of interest arising from the Escrow Agent’s continuing to act as legal counsel for HKS in connection with any dispute hereunder or pursuant to this Agreement or any other matter, or as the Escrow Agent hereunder.  The parties acknowledge that they have asked Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC to serve as the Escrow Agent as a convenience and accommodation to them.  Notwithstanding anything to the contrary in this Agreement or the Purchase Agreement, by accepting the terms hereof, Buyer and Guarantor agree that such counsel will not under any circumstances whatsoever be deemed to be disqualified from representing either Seller in any dispute involving either or both of Buyer and Guarantor and either or both of Sellers, and agree that Buyer and Guarantor will not at any time file any motion or initiate or maintain any action or proceeding whatsoever with the purpose or effect of disqualifying such counsel from representing Sellers on account of such counsel’s acting as the Escrow Agent hereunder.

12.           Notices.  All notices, requests, waivers, approvals, consents, demands and other communications hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by facsimile (if transmission is confirmed in writing by the transmitting machine), one business day after being deposited for next-day delivery with a nationally recognized overnight delivery service, or three days after being deposited with the United States Postal Service as first class mail, with all charges or postage prepaid, properly addressed, as follows (or to such other address as any such party may designate by a notice given in accordance with the provisions of this Section 12):

If to Buyer or Guarantor to:

5956 W. Las Positas Boulevard
Pleasanton, CA 94588
Facsimile No. 925-833-1496
Attention: Chief Financial Officer

with a copy to:

Shartsis Friese LLP
One Maritime Plaza, 18th Floor
San Francisco, California 94111
Facsimile No. 415-421-2922
Attention: Douglas L. Hammer, Esq.

If to HKS:

Hobart K. Swan
P.O. Box 492
233 Waterways Avenue
Boca Grande, FL 33921-0492
Facsimile No. 941-964-3029

and

Hobart K. Swan
1 Riverview Road
Severna Park, MD 21146-4629
Facsimile No. 410-544-8935

with a copy to:

Gordon, Feinblatt, Rothman, Hoffberger &
Hollander, LLC
233 East Redwood Street
Baltimore, MD 21202
Attention: Marc Blum, Esq. and Elliott Cowan, Esq.
Facsimile No. 410-576-4246

If to the Escrow Agent:

Gordon Feinblatt Rothman Hoffberger & Hollander, LLC
233 East Redwood Street
Baltimore, Maryland 21202
Attention: Elliott Cowan, Esq. and Marc Blum, Esq.
Facsimile No. 410-576-4246

13.           Guaranty.  Guarantor, as the owner of record and beneficially of all of the outstanding capital stock of Buyer, hereby irrevocably guarantees the full and timely payment and performance of all of the obligations of Buyer hereunder.

14.           Assignment.  Neither this Agreement nor any or all of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

15.           Amendment; Waiver.  This Agreement may be amended only by written agreement of Buyer, HKS and Escrow Agent.  No waiver by any party with respect to any condition, default or breach of covenant hereunder shall be deemed to extend to any prior or subsequent condition, default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

16.           Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.           Invalidity.  In the event that any one or more of the provisions contained in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

18.           Titles.  The titles, captions or headings of the sections herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

19.           Cumulative Remedies.  All rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

20.           Governing Law.  This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal laws of the State of Maryland (without reference to choice of law provisions of Maryland law), and applicable United States federal law.

IN WITNESS WHEREOF, the parties hereto have executed this Indemnity Escrow Agreement as of the date first written above.

BUYER:

SIMPSON STRONG-TIE COMPANY INC.

By:
Michael J. Herbert, Chief Financial Officer

GUARANTOR:

SIMPSON MANUFACTURING CO., INC.

By:
Michael J. Herbert, Chief Financial Officer

HKS:

HOBART K. SWAN

ESCROW AGENT:

GORDON, FEINBLATT, ROTHMAN, HOFFBERGER & HOLLANDER, LLC

By:
Elliott Cowan, a Member of the Firm

Exhibit C

Form of Consulting Agreement with Hobart K. Swan or Janis F. Swan

CONSULTING AGREEMENT

This CONSULTING AGREEMENT is made as of                 , 2007, by and between Swan Secure Products, Inc., a Maryland corporation (the “Company”), and                  Swan (“Consultant”), with reference to the following facts:

For many years, Consultant has been actively engaged in the management and operation of the business of the Company.  Pursuant to a Stock Purchase Agreement dated as of                 , 2007 (the “Stock Purchase Agreement”), Simpson Strong-Tie Company Inc., a California corporation (“Simpson”), purchased at the date hereof all of the outstanding shares of capital stock of the Company, the majority of which were sold to Simpson by [Consultant / Hobart K. Swan, Consultant’s spouse].  The Company desires to engage Consultant to assist the Company in managing and operating the Company’s business, and Consultant desires to provide such assistance, on the terms and conditions provided in this Agreement.

In consideration of the premises and the mutual covenants and conditions herein, the parties agree as follows:

1.             Engagement; Acceptance.  The Company hereby engages Consultant to provide consulting services to the Company, and Consultant hereby accepts such engagement by the Company, on the terms and conditions hereinafter set forth.

2.             Services.  The Company hereby engages Consultant as a consultant and independent contractor to provide such assistance as the Company may reasonably request from time to time in the management and operation of the Company’s business, subject to the conditions set forth in this section 2.  The parties agree that, except as expressly set forth below, Consultant shall not be required to devote a minimum amount of time to the performance of Consultant’s duties hereunder and that the performance of such duties will be consistent with the other commitments that Consultant has from time to time, it being understood that Consultant may be engaged in other endeavors that do not compete with the business of the Company, Simpson or any of their affiliates.  The parties hereby agree that the Company shall give Consultant reasonable advance notice of its request for Consultant’s services hereunder, and Consultant shall use reasonable efforts to provide the requested services.  Consultant shall have only such power and authority, subject to the overall direction of the Company, as the Company may determine from time to time.  Under no circumstances shall Consultant be an employee or partner of the Company while this Agreement is in effect.  During the first two years of this Agreement, the Company shall provide Consultant with use of the office space that Consultant formerly used as an employee of the Company, which Consultant may use in the course of providing services hereunder and for conducting Consultant’s personal business that does not interfere with the operation of the Company.  Subject to section 7.2 and without limiting or otherwise affecting any representation, warranty, covenant, agreement or obligation in or under the Stock Purchase Agreement, Consultant may represent, perform services for, and contract with as many additional clients, persons or companies as Consultant sees fit.

3.             Fees and Expenses.  The Company hereby agrees to pay to Consultant during the term of this Agreement consulting fees at the rate of $10,416.67 per calendar month.  In addition, the Company will reimburse Consultant for reasonable travel, entertainment and other business expenses incurred in connection with the performance of Consultant’s services hereunder, in accordance with the policy of the Company with respect thereto as in effect from time to time.  On any termination of Consultant’s engagement hereunder or this Agreement, Consultant shall be entitled only to Consultant’s fees hereunder to the last day of the calendar month during which such termination becomes effective and reimbursement of business expenses so incurred by Consultant before such termination.

4.             Taxes.  Consultant acknowledges and agrees that Consultant is and at all times will be fully and solely responsible for, and shall pay and discharge when due, any and all federal, state and local taxes levied on or measured by any and all compensation and expenses paid directly or indirectly by the Company to Consultant at any time.  Consultant represents that Consultant has properly filed before the due date, and covenants that Consultant will properly file before the due date, any and all federal, state and local tax returns relating to any of such compensation, in accordance with all applicable laws, rules and regulations.  Consultant shall provide to the Company, promptly on request, written certification that Consultant has paid all taxes due with respect to amounts paid to Consultant hereunder, which certification shall include a copy of Consultant’s Schedule C or other appropriate tax form or schedule reflecting such compensation.  In addition, if the Company’s tax return for any year is audited or contested, Consultant shall provide to the Company, promptly on request, a true and complete copy of each such tax return that may be relevant to such audit or contest; provided that the Company shall maintain the same in confidence except as necessary to respond to such audit or contest.  Consultant shall indemnify and defend the Company and its shareholders, partners, directors, officers, employees, agents and affiliates and hold them harmless from and against any and all claims, losses, liabilities, damages and expenses (including, without limitation, reasonable attorneys’ fees) suffered or incurred by any of them directly or indirectly in connection with any of such taxes.

5.             No Other Benefits.  Consultant shall not be entitled to any rights or benefits afforded to the Company’s employees and shall not be entitled to participate in any medical, dental or other health plan, disability insurance, unemployment insurance, worker’s compensation, pension plan, profit-sharing plan or life insurance plan that the Company may have heretofore adopted or maintained or may hereafter adopt or maintain.  Consultant shall not be entitled to receive from the Company any sick pay or vacation pay.  Consultant is responsible for providing, at Consultant’s own expense, worker’s compensation and any other required insurance, as well as all licenses and permits, necessary for Consultant to perform services hereunder.

6.             Term and Termination.  The engagement of Consultant by the Company pursuant to this Agreement shall commence on the date hereof and continue until the second anniversary of the date hereof.  Thereafter this Agreement shall be renewed automatically for successive periods of one year each; provided that, at any time on or after the date that is ninety days before the second anniversary of the date hereof, this Agreement and Consultant’s engagement with the Company may be terminated by either party by notice to the other party given not less than ninety days before the termination date specified in such notice.  Anything herein to the contrary notwithstanding, however, the Company shall have the right to terminate this Agreement and

Consultant’s engagement hereunder immediately, by notice to Consultant, at any time if Consultant shall have breached or violated any representation, warranty, covenant, agreement or obligation in or under this Agreement [or the Stock Purchase Agreement], which breach continues for more than five business days after Consultant receives written notice describing such breach and the actions required to cure such breach.

7.             Trade Secrets, Patents, Competition, Conflicts, Etc.  In addition to and without limiting or otherwise affecting any of the representations, warranties, covenants, agreements and obligations in or under the Stock Purchase Agreement:

7.1           Trade Secrets.  Consultant acknowledges and agrees that Consultant has had and will have access to and has and will become acquainted with various trade secrets and other proprietary and confidential information of the Company (“Confidential Matter”).  For this purpose, “Confidential Matter” means and includes any and all of the following now or hereafter owned by the Company:  financial and operating data and other proprietary and confidential information; marketing data; equipment; devices; patterns; electronically recordable data or concepts; computer programs, software and hardware; software and hardware enhancements, modifications and improvements; databases; mask works; inventions; designs; formulas; processes; compilations of information; books; papers; records; documents; files; specifications; names, addresses, names of agents and employees, buying habits, practices and needs (and the Company’s assessment thereof) of the Company’s existing and potential clients, customers, distributors, dealers and representatives; marketing data and methods, operating practices and related data and information; costs of materials; prices the Company obtains or has obtained or at which it sells, has sold or intends to sell its products or services; information relevant to pricing or bidding, including methods or procedures for preparing bids; manufacturing methods; tooling; product performance information; quality control procedures and information; manufacturing or field operating processes or procedures; manufacturing and sales costs; information regarding the financial condition of the Company; compensation paid to the Company’s consultants and employees and other terms of engagement or employment; names, addresses, practices, methods and other information regarding the Company’s existing and potential joint venture partners, licensees, licensors, vendors and suppliers; and any of the foregoing that may have been or may be conceived, originated, discovered or developed by the Company or Consultant or any other consultants or employees of the Company while engaged or employed by the Company or on the basis of or using any Confidential Matter.

Consultant acknowledges and agrees that the Confidential Matter is regularly used or contemplated to be used in the business of the Company, is owned by the Company and is held in strict confidence by the Company and that Consultant will regard and protect the Confidential Matter as trade secrets and confidential information owned by the Company.  Nevertheless, “Confidential Matter” excludes any of the foregoing (a) that is now publicly known or hereafter becomes publicly known without any breach of this Agreement or the Stock Purchase Agreement, (b) that an authorized executive officer of the Company has authorized for public dissemination, (c) that is or hereafter becomes known to or possessed by Consultant other than through either disclosure or delivery by the Company or the performance of services to the Company at any time before, on or after the date hereof, or (d) that is hereafter learned or obtained by Consultant from sources having no duty of confidentiality to the Company or Simpson or any of their affiliates.

Consultant represents, warrants and agrees that, except as required by the Company in the course of Consultant’s engagement with the Company, Consultant will not at any time, whether during or after Consultant’s engagement by the Company, without the specific written consent of the Company in the particular case, directly or indirectly use or authorize others to use, or disclose or communicate to any person or entity, any Confidential Matter, for any purpose.  Consultant further acknowledges and agrees that this section 7 prohibits and precludes any use of Confidential Matter by Consultant or by any person obtaining any Confidential Matter directly or indirectly from Consultant in competition with the Company.  Consultant further agrees that Consultant will immediately and fully inform the Company of any actual or suspected disclosure to or use by any third party of any Confidential Matter of which Consultant gains knowledge.

7.2           No Competition.  Consultant acknowledges and agrees that Consultant has participated or will participate in important aspects of the Company’s research, development, creative work, planning, operations and other activities, and that the use of any Confidential Matter in the conduct of any business or activity directly or indirectly competing with the Company’s business necessarily would constitute trading on the Company’s goodwill and reputation developed through the Company’s expenditure of substantial efforts and moneys and would unreasonably and unfairly impair the Company’s ability to conduct its business profitably.

Consultant therefore acknowledges and agrees that Consultant will not, at any time during Consultant’s engagement with the Company, directly or indirectly own an interest in, join, operate, control, participate in or be connected, as an officer, director, manager, employee, agent, independent contractor, consultant, member, partner, shareholder (except as a holder of less than one percent of the capital stock of a corporation, which stock is listed and publicly traded on a national securities exchange), owner or principal of or with any person, a significant part of whose business consists of developing, designing, manufacturing, marketing, distributing or selling stainless steel and non-ferrous nails and screws for building construction or consists of developing, designing, manufacturing, marketing, distributing or selling connectors, fasteners and other products used in the building construction industry, in any state, province or other jurisdiction in the United States of America or Canada, or directly or indirectly take or permit any action in preparation for doing any of the foregoing.

7.3           Solicitation.  As further protection for the Confidential Matter, Consultant agrees that Consultant will not, directly or indirectly, and whether or not for compensation, (a) during the term of this Agreement, interfere or attempt to interfere with any contractual or business relationship or prospective business advantage of the Company, Simpson or any of their affiliates or (b) during the term of this Agreement and for one year thereafter, hire or engage or attempt to hire or engage any person who is, at the time of or at any time within one year before termination of this Agreement, an employee of or consultant to the Company, Simpson or any of their affiliates.  Notwithstanding the foregoing, Consultant shall not be prohibited from directly or indirectly employing either of Consultant’s children; provided that Consultant shall not solicit or induce either of Consultant’s children to leave the employ of the Company.

7.4           Property.  Consultant agrees that all written materials, including, without limitation, files, records, documents, drawings and specifications, and all equipment and devices and all other items relating to the business of the Company, whether prepared by or with the assistance of Consultant or otherwise coming into Consultant’s possession, control or knowledge before or during the term of this Agreement, are and shall remain the exclusive property of the Company.  Consultant agrees that Consultant will not make or retain any originals, copies or reproductions of or excerpts from any of the Confidential Matter for Consultant’s use or the use of others.  On request by the Company at any time or on termination of Consultant’s engagement with the Company for any reason, Consultant shall immediately deliver to the Company all of the foregoing that are or have been in Consultant’s possession or under Consultant’s control, whether prepared or developed by or with the assistance of Consultant or otherwise coming into Consultant’s possession, control or knowledge.

7.5           Inventions, Designs and Patents.  Consultant agrees that Consultant will promptly and fully disclose to the Company, and the Company agrees to keep confidential, all inventions, designs, creations, processes, technical or other developments, improvements, ideas and discoveries (collectively, “Inventions”), whether patentable or not, and all copyrightable works of any type or medium (“Works”), of which Consultant obtains knowledge or information during Consultant’s engagement with the Company and which relate to the existing or contemplated products, services or business of the Company or to any research or experimental, developmental or creative work carried on or contemplated by the Company.  All Inventions and Works are and shall remain the exclusive property of the Company.  Consultant agrees that Consultant will assign, and hereby does assign, to the Company or its designee, all of Consultant’s right, title and interest in and to all Inventions (whether patentable or not) and all Works, conceived, originated, made, developed or reduced to practice by Consultant, alone or with others, while Consultant is engaged by the Company.  All Works are and shall be deemed to be “works for hire” under 17 U.S.C. §101 of the U.S. Copyright Act of 1976 and all other applicable laws and regulations.

During the term of this Agreement and for one year thereafter, Consultant agrees to assist the Company to obtain any and all patents, copyrights, trademarks and service marks relating to Inventions and Works and to execute all documents and do all things necessary to obtain letters patent and copyright, trademark and service mark registrations therefor, to vest the Company or its designee with full and exclusive title thereto, and to protect the same against infringement by others, all as and to the extent that the Company may reasonably request and at the Company’s expense, for no consideration to Consultant other than Consultant’s fees under section 3.

Notwithstanding any of the foregoing provisions of this section 7.5 to the contrary, this section 7.5 shall not apply to an Invention or Work developed entirely on Consultant’s own time without using the Company’s equipment, supplies, facilities or trade secret information except for those Inventions and Works that either (a) relate at the time of conception or reduction to practice of the Invention or Work to the Company’s business or to demonstrably anticipated research or development of the Company, or (b) result from any work performed by Consultant for the Company.  Consultant has listed on Attachment A to this Agreement, which the Company agrees to keep confidential, all unpatented Inventions owned, conceived, originated, made, developed or reduced to practice by Consultant (whether before or after Consultant’s engagement with the Company) qualifying for the exception in the first sentence of this paragraph.

7.6           Injunctive Relief.  Consultant acknowledges and agrees that Consultant’s failure to perform any of Consultant’s covenants in this section 7 would cause irreparable injury to the Company and cause damages to the Company that would be difficult or impossible to ascertain or quantify.  Accordingly, without limiting any remedies that may be available with respect to any breach of this Agreement, Consultant consents to the Company seeking the entry of an injunction to restrain any breach of this section 7, without any necessity to post any bond or provide any security in connection therewith.

7.7           Nondisclosure to the Company.  Consultant represents, warrants and agrees that Consultant does not possess and will not use, in connection with Consultant’s engagement by the Company, and will not disclose to the Company, any trade secrets or other confidential or proprietary information or intellectual property in which any other person has any right, title or interest, without the express authorization of such other person.  Consultant represents and warrants that Consultant’s engagement by the Company as contemplated hereby will not infringe or violate the rights of any other person.

7.8           Trade Secrets of Third Parties.  Consultant acknowledges and understands that, in dealing with existing and potential suppliers, contracting parties and other third parties with which the Company has business relations or potential business relations, the Company may receive confidential and proprietary information and materials from such third parties subject to the Company’s understanding that the Company will maintain the confidentiality thereof and will require its employees and consultants to do so.  Consultant agrees to treat all such information and materials as Confidential Matter subject to this Agreement.

7.9           Survival.  The representations, warranties and agreements in this section 7, except those in section 7.2, shall survive any cancellation, termination, rescission or expiration of this Agreement and any termination of Consultant’s engagement with the Company.

8.             Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

9.             Notices.  Any notice, consent, demand or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by facsimile (if transmission is confirmed in writing by the transmitting machine), one business day after being deposited for next-day delivery with a nationally recognized overnight delivery service, or three days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, with a copy to Simpson at 5956 W. Las Positas Boulevard, Pleasanton, California 94588, Attention Chief Financial Officer, facsimile No. 925-833-1496, and, if to Consultant, at Consultant’s address or facsimile number set forth following Consultant’s signature below.  Either party may change such address from time to time by notice hereunder to the other.

10.           Governing Law.  This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and this Agreement shall be construed and interpreted in accordance with, the laws of the State of California, without reference to conflict of laws principles.

11.           Assignment.  Consultant shall not assign this Agreement or any rights hereunder or delegate any duties hereunder without the prior consent of the Company, and any attempted or purported assignment or delegation by Consultant without the Company’s consent shall be void.  This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors and assigns.

12.           Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

13.           Construction.  The headings herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction or interpretation of any provision hereof.  Whenever the context requires, the use in this Agreement of the singular number shall be deemed to include the plural and vice versa, and each gender shall be deemed to include each other gender.  Except as otherwise stated, references herein to sections refer to sections of this Agreement.  For purposes of this Agreement, (a) “person” shall be deemed to include, in addition to natural person, corporation, partnership, limited liability company, trust, association, firm or other entity or organization, (b) an “affiliate” of a specified person is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified, and (c) “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

14.           Entire Agreement.  This Agreement [and the Stock Purchase Agreement together] contain[s] the entire agreement of the parties and supersede[s] all prior or contemporaneous negotiations, correspondence, understandings and agreements, whether written or oral, between the parties, regarding the subject matter of this Agreement, including, without limitation, any written or oral employment agreement, understanding or arrangement, which is hereby superseded and cancelled.  [In case of any inconsistency between any provision of this Agreement and any provision of the Stock Purchase Agreement, the Stock Purchase Agreement shall govern.  Nothing in this Agreement shall be interpreted, construed or applied in any manner that would modify, limit, impair or otherwise affect any provision of the Stock Purchase Agreement.]  This Agreement may not be amended or modified except by a written instrument signed by both parties.

[Signature Page Follows]

IN WITNESS WHEREOF, this Consulting Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

CONSULTANT:	THE COMPANY:

SWAN SECURE PRODUCTS, INC.

Swan

P.O. Box 492	By:
233 Waterways Avenue	Michael J. McFarland
Boca Grande, FL 33921-0492	Vice President
Facsimile: 941-964-3029

and

1 Riverview Road
Severna Park, MD 21146
Facsimile: 410-544-8935

with a copy to:

Gordon, Feinblatt, Rothman, Hoffberger &
Hollander, LLC
233 East Redwood Street
Baltimore, MD 21202
Attention: Marc Blum, Esq. and Elliott Cowan, Esq.
Facsimile: 410-576-4246

ATTACHMENT A
TO
CONSULTING AGREEMENT

The undersigned Consultant certifies that Consultant owns the interest indicated below in the following inventions, designs, processes, technical or other developments, improvements, ideas and discoveries, as contemplated by section 7.5 of this Agreement:

NONE.

Swan

Date:	, 2007

Exhibit D

Form of Employment Agreement with Michael J. McFarland

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made as of                       , 2007 by and between Swan Secure Products, Inc., a Maryland corporation (the “Company”), and Michael J. McFarland (the “Employee”).  In consideration of the mutual covenants herein, the parties agree as follows:

1.                                       Employment; Acceptance.  The Company hereby employs the Employee and the Employee hereby accepts employment by the Company on the terms and conditions hereinafter set forth.

2.                                       Duties and Powers.  The Employee is hereby employed as the Vice President and Chief Operating Officer of the Company and shall devote his full attention, energies and abilities in that capacity to the proper management and conduct of the Company’s business, to the exclusion of any other occupation.  As the Company’s Vice President and Chief Operating Officer, the Employee shall have full power and authority, subject to the Bylaws of the Company and the direction of the President of the Company and the Board of Directors of the Company (the “Board”), generally to manage, administer and conduct the operations of the Company, and shall have such other duties, powers and authority as are prescribed by the President of the Company and the Board or the Bylaws of the Company.

3.                                       Term.  The employment of the Employee by the Company pursuant to this Agreement shall commence on the date hereof and continue until December 31, 2010, unless earlier terminated as provided in section 6.

4.                                       Compensation.

4.1                                 Salary.  The Company hereby agrees to pay to the Employee a salary at the rate of $83,333.33 per month for the period from the date hereof through December 31, 2007, and at the rate of $125,000 per year thereafter.  Such salary shall be payable in installments on the Company’s normal payroll dates; provided that, if the Employee’s employment terminates on any date other than on the last day of a payroll period, the salary payable pursuant to this section 4.1 for the payroll period during which the period of employment is terminated shall be prorated.

4.2                                 Bonuses.  Beginning with the year ending December 31, 2008, the Employee shall be entitled to annual bonuses each year, payable (if earned) within thirty days after the end of each quarter based on the net income as a percentage of sales goals and within thirty days after the end of the year for the total revenues goal.  For this purpose, such net income shall be calculated without deducting corporate income tax payable by the Company and after eliminating home office and inter-company charges (other than charges of types ordinarily incurred by the Company before July 23, 2007), in accordance with generally accepted accounting principles.  The Employee may earn bonuses totaling up to $375,000 for any year when the Company meets the net income as a percentage of sales goals and up to $500,000 for any year when the Company meets the total revenues goal.  For each such year, the net income as a percentage of sales goals and the total revenue goal will be determined jointly by the

Employee and the Board within sixty days of the beginning of the year.  If the net income as a percentage of sales goals are not fully met for all four quarters of any such year, but are met in the aggregate for such year, the Company will pay a bonus to the Employee within forty-five days from the end of such year in an amount equal to the difference between $375,000 and the sum of the quarterly bonuses paid by the Company for such year based on the net income as a percentage of sales goals.  Notwithstanding any of the foregoing provisions of this section 4.2 to the contrary, the Employee shall be entitled to bonuses for the year ending December 31, 2008, aggregating not less than $375,000, whether or not any goals for that year are met.

4.3                                 Stock Options.  The Employee may earn the grant of a stock option under the Simpson Manufacturing Co., Inc. 1994 Stock Option Plan entitling the Employee to purchase up to 10,000 shares of the common stock of Simpson Manufacturing Co., Inc. for any year when the Company meets income and sales goals (which may, but need not be, the same as or similar to goals to be set pursuant to section 4.2) to be determined jointly by the Employee and the Board within sixty days of the beginning of such year; provided that each such stock option shall be subject to the terms and conditions of such Plan.

4.4                                 Withholding.  All compensation payable under this Agreement shall be subject to withholding and social security, unemployment and other taxes, as required by law and regulation.

4.5                                 No Other Bonuses.  Except as expressly provided herein, the Employee shall not be entitled to participate in the Cash Profit Sharing Plan or any other bonus plan that may now or hereafter be adopted or maintained by the Company or any of its affiliates.

5.                                       Benefits.  The Employee shall be entitled to take an annual vacation in accordance with the policy of the Company with respect thereto.  The Company will reimburse the Employee for reasonable travel, entertainment and other business expenses incurred in connection with the performance of his duties hereunder, in accordance with the policy of the Company with respect thereto.  The Employee shall be entitled to participate, on the same terms as other salaried employees of the Company participate, in any medical, dental or other health plan, pension plan, profit-sharing plan and life insurance plan that the Company may adopt or maintain, any of which may be changed, terminated or eliminated by the Company at any time in its exclusive discretion.  The Employee shall be entitled to an automobile allowance reasonably comparable to the automobile allowance that Simpson affords to its managers who have similar responsibility and authority.

6.                                       Termination.

6.1                                 For Cause.  The Company may terminate this Agreement and the Employee’s employment for cause, effective immediately on the day it sends notice of such termination to the Employee.  “Cause” for this purpose shall be defined as continued or repeated substance abuse or insobriety; conviction of a misdemeanor involving moral turpitude or a felony; illegal business practices in connection with the Company’s business; misappropriation of the Company’s assets; excessive absence of the Employee from his employment during usual working hours for reasons other than vacation, disability or sickness; any material breach or violation of the code of ethics, policies and procedures of the Company as in effect from time to time; or any material breach by the Employee of any provision of this Agreement.  On such termination for cause, the Employee shall be entitled only to his salary pursuant to section 4.1 to the date of such termination, and shall not be entitled to any other compensation whatsoever, including, without limitation, any severance compensation.

6.2                                 Without Cause.  The Company may terminate this Agreement and the Employee’s employment without cause, for any reason, effective immediately on the day it sends notice of such termination to the Employee.  Termination of the Employee’s employment as a result of his disability or death shall be deemed to be termination without cause pursuant to this section 6.2; provided that, (a) if the Employee becomes disabled, the Company may terminate this Agreement and the Employee’s employment, effective at such time (which may be immediately) as the Company may specify by notice to the Employee, and (b) on the Employee’s death, this Agreement and the Employee’s employment will terminate immediately, without notice.

6.3                                 By the Employee.  The Employee may terminate this Agreement and his employment, effective not earlier than the fifteenth day after the Company receives his notice of such termination.  On such termination by the Employee, he shall be entitled only to his salary pursuant to section 4.1 to the date of such termination, and shall not be entitled to any other compensation whatsoever, including, without limitation, any severance compensation.

6.4                                 Merger; Sale of Assets.  This Agreement shall not be terminated by any voluntary or involuntary dissolution, reorganization, merger, consolidation or transfer of assets of the Company, or by any other act or event of or suffered by the Company, if a surviving or resulting corporation or other entity or person continues (or resumes after a period of not more than sixty days) the business of the Company.  In any such event, if the business of the Company is so continued or so resumed, this Agreement shall be binding on and shall inure to the benefit of the corporation or other entity or person surviving or resulting or to which such assets shall have been transferred and the Employee shall be assigned duties and responsibilities comparable to his duties and responsibilities immediately prior to such transaction.  If, in any such event, the business of the Company is not so continued or so resumed, such event shall be deemed to constitute termination without cause by the Company as provided in section 6.2.

6.5                                 Severance Compensation.  If the Employee’s employment hereunder or this Agreement is terminated without cause as provided in section 6.2 or 6.4, in addition to his salary pursuant to section 4.1 to the date of such termination, the Employee shall be entitled to severance compensation in an amount equal to two times his annual salary for any year ending after the year ending December 31, 2007, payable on the same terms as his salary under section 4.1, less all amounts required by law to be withheld and deducted; provided that, if the Employee’s employment hereunder is terminated without cause before July 23, 2008, as provided in section 6.2 but not as a result of his death or disability, the Company shall pay the Employee, within thirty days from such termination, additional severance compensation in the amount of $200,000, less all amounts required by law to be withheld and deducted.  Except as specifically provided in this section 6.5, the Employee shall not be entitled to any severance compensation.

6.6                                 No Limitation on Company’s Right to Terminate.  Any other provision of section 3 or this section 6 or otherwise in this Agreement to the contrary notwithstanding, the Company shall have the right, in its absolute discretion, to terminate this Agreement and the Employee’s employment hereunder at any time in accordance with the foregoing provisions of this section 6, it being the intent and purpose of the foregoing provisions of this section 6 only to set forth the consequences of termination with respect to severance or other compensation payable to the Employee on termination in the circumstances indicated.

7.                                    Trade Secrets, Patents, Competition, Etc.

7.1                                 Trade Secrets.  The Employee acknowledges and agrees that the Employee has had and will have access to and has and will become acquainted with various trade secrets and other proprietary and confidential information of the Company (“Confidential Matter”).  For this purpose, “Confidential Matter” means and includes any and all of the following now or hereafter owned by the Company:  financial and operating data and other proprietary and confidential information; marketing data; equipment; devices; patterns; electronically recordable data or concepts; computer programs, software and hardware; software and hardware enhancements, modifications and improvements; databases; mask works; inventions; designs; formulas; processes; compilations of information; books; papers; records; documents; files; specifications; names, addresses, names of agents and employees, buying habits, practices and needs (and the Company’s assessment thereof) of the Company’s existing and potential clients, customers, distributors, dealers and representatives; marketing data and methods, operating practices and related data and information; costs of materials; prices the Company obtains or has obtained or at which it sells, has sold or intends to sell its products or services; information relevant to pricing or bidding, including methods or procedures for preparing bids; manufacturing methods; tooling; product performance information; quality control procedures and information; manufacturing or field operating processes or procedures; manufacturing and sales costs; information regarding the financial condition of the Company; compensation paid to the Company’s consultants and employees and other terms of engagement or employment; names, addresses, practices, methods and other information regarding the Company’s existing and potential joint venture partners, licensees, licensors, vendors and suppliers; and any of the foregoing that may have been or may be conceived, originated, discovered or developed by the Company or the Employee or any other consultants or employees of the Company while engaged or employed by the Company or on the basis of or using any Confidential Matter.

The Employee acknowledges and agrees that the Confidential Matter is regularly used or contemplated to be used in the business of the Company, is owned by the Company and is held in strict confidence by the Company and that the Employee will regard and protect the Confidential Matter as trade secrets and confidential information owned by the Company.  Nevertheless, “Confidential Matter” excludes any of the foregoing (a) that is now publicly known or hereafter becomes publicly known without any breach of this Agreement, (b) that an authorized executive officer of the Company has authorized for public dissemination, (c) that hereafter becomes known to or possessed by the Employee other than through either disclosure or delivery by the Company or the performance, at any time, of services to the Company, or (d) that is hereafter learned or obtained by the Employee from sources having no duty of confidentiality to the Company or any of its affiliates.

The Employee represents, warrants and agrees that, except as required by the Company in the course of the Employee’s employment with the Company, the Employee will not at any time, whether during or after the Employee’s employment by the Company, without the specific written consent of the Company in the particular case, directly or indirectly use or authorize others to use, or disclose or communicate to any person or entity, any Confidential Matter, for any purpose.  The Employee further acknowledges and agrees that this section 7 prohibits and precludes any use of Confidential Matter by the Employee or by any person obtaining any Confidential Matter directly or indirectly from the Employee in competition with the Company.  The Employee further agrees that the Employee will immediately and fully inform the Company of any actual or suspected disclosure to or use by any third party of any Confidential Matter of which the Employee gains knowledge.

7.2                                 No Competition.  The Employee acknowledges and agrees that the Employee has participated or will participate in important aspects of the Company’s research, development, creative work, planning, operations and other activities, and that the use of any Confidential Matter in the conduct of any business or activity directly or indirectly competing with the Company’s business necessarily would constitute trading on the Company’s goodwill and reputation developed through the Company’s expenditure of substantial efforts and moneys and would unreasonably and unfairly impair the Company’s ability to conduct its business profitably.

The Employee therefore acknowledges and agrees that the Employee will not, at any time during the Employee’s employment with the Company and for a period of one year after any termination for any reason of such employment, directly or indirectly own an interest in, join, operate, control, participate in or be connected, as an officer, director, manager, employee, agent, independent contractor, consultant, member, partner, shareholder (except as a holder of less than one percent of the capital stock of a corporation, which stock is listed and publicly traded on a national securities exchange), owner or principal with any person engaged in developing, producing, designing, providing, soliciting orders for, selling, distributing or marketing products or services that directly or indirectly compete with any business of the Company or any of its affiliates in any markets in which any of the Company and its affiliates is now doing business or does business during the Employee’s employment, or directly or indirectly take or permit any action in preparation for doing any of the foregoing.  In consideration for such covenant during such period of one year after any termination for any reason of such employment, the Company shall pay to the Employee during such period, in addition to any amount payable under section 4 or 6, $25,000 per month during such one-year period, less all amounts required by law to be withheld and deducted.

7.3                                 Solicitation.  As further protection for the Confidential Matter, the Employee agrees that the Employee will not, directly or indirectly, and whether or not for compensation, at any time during the Employee’s employment with the Company and for a period of one year after any termination for any reason of such employment, (a) interfere or attempt to interfere with any contractual or business relationship or prospective business advantage of the Company or any of its affiliates or (b) hire or engage or attempt to hire or engage any person who is, at the time of or at any time within one year before termination of this Agreement, an employee of or consultant to the Company or any of its affiliates.

7.4                                 Property.  The Employee agrees that all written materials, including, without limitation, files, records, documents, drawings and specifications, and all equipment and devices and all other items relating to the business of the Company, whether prepared by or with the assistance of the Employee or otherwise coming into the Employee’s possession, control or knowledge before or during the term of this Agreement, are and shall remain the exclusive property of the Company.  The Employee agrees that the Employee will not make or retain any originals, copies or reproductions of or excerpts from any of the Confidential Matter for the Employee’s use or the use of others.  On request by the Company at any time or on termination of the Employee’s employment with the Company for any reason, the Employee shall immediately deliver to the Company all of the foregoing that are or have been in the Employee’s possession or under the Employee’s control, whether prepared or developed by or with the assistance of the Employee or otherwise coming into the Employee’s possession, control or knowledge.

7.5                                 Inventions, Designs and Patents.  The Employee agrees that the Employee will promptly and fully disclose to the Company, and the Company agrees to keep confidential, all inventions, designs, creations, processes, technical or other developments, improvements, ideas and discoveries (collectively, “Inventions”), whether patentable or not, and all copyrightable works of any type or medium (“Works”), of which the Employee obtains knowledge or information during the Employee’s employment with the Company and which relate to the existing or contemplated products, services or business of the Company or to any research or experimental, developmental or creative work carried on or contemplated by the Company.  All Inventions and Works are and shall remain the exclusive property of the Company.  The Employee agrees that the Employee will assign, and hereby does assign, to the Company or its designee, all of the Employee’s right, title and interest in and to all Inventions (whether patentable or not) and all Works, conceived, originated, made, developed or reduced to practice by the Employee, alone or with others, while the Employee is employed by the Company.  All Works are and shall be deemed to be “works for hire” under 17 U.S.C. §101 of the U.S. Copyright Act of 1976 and all other applicable laws and regulations.

During the Employee’s employment with the Company and for a period of one year after any termination for any reason of such employment, the Employee agrees to assist the Company to obtain any and all patents, copyrights, trademarks and service marks relating to Inventions and Works and to execute all documents and do all things necessary to obtain letters patent and copyright, trademark and service mark registrations therefor, to vest the Company or its designee with full and exclusive title thereto, and to protect the same against infringement by others, all as and to the extent that the Company may reasonably request and at the Company’s expense, for no consideration to the Employee other than the Employee’s compensation, if any, under section 4.

Notwithstanding any of the foregoing provisions of this section 7.5 to the contrary, this section 7.5 shall not apply to an Invention or Work developed entirely on the Employee’s own time without using the Company’s equipment, supplies, facilities or trade secret information except for those Inventions and Works that either (a) relate at the time of conception or reduction to practice of the Invention or Work to the Company’s business or to demonstrably anticipated research or development of the Company, or (b) result from any work performed by the Employee for the Company.  The Employee has listed on Attachment A to this Agreement, which the Company agrees to keep confidential, all unpatented Inventions owned, conceived, originated, made, developed or reduced to practice by the Employee (whether before or after the Employee’s employment with the Company) qualifying for the exception in the first sentence of this paragraph.

7.6                                 Injunctive Relief.  The Employee acknowledges and agrees that the Employee’s failure to perform any of the Employee’s covenants in this section 7 would cause irreparable injury to the Company and cause damages to the Company that would be difficult or impossible to ascertain or quantify.  Accordingly, without limiting any remedies that may be available with respect to any breach of this Agreement, the Employee consents to the Company seeking the entry of an injunction to restrain any breach of this section 7, without any necessity to post any bond or provide any security in connection therewith.

7.7                                 Nondisclosure to the Company.  The Employee represents, warrants and agrees that the Employee does not possess and will not use, in connection with the Employee’s employment by the Company, and will not disclose to the Company, any trade secrets or other confidential or proprietary information or intellectual property in which any other person has any right, title or interest, without the express authorization of such other person.  The Employee represents and warrants that the Employee’s employment by the Company as contemplated hereby will not infringe or violate the rights of any other person.

7.8                                 Trade Secrets of Third Parties.  The Employee acknowledges and understands that, in dealing with existing and potential suppliers, contracting parties and other third parties with which the Company has business relations or potential business relations, the Company may receive confidential and proprietary information and materials from such third parties subject to the Company’s understanding that the Company will maintain the confidentiality thereof and will require its employees and consultants to do so.  The Employee agrees to treat all such information and materials as Confidential Matter subject to this Agreement.

7.9                                 Survival.  The representations, warranties and agreements in this section 7 shall survive any cancellation, termination, rescission or expiration of this Agreement and any termination of the Employee’s employment with the Company.

8.                                       Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

9.                                       Notices.  Any notice, consent, demand or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by facsimile (if transmission is confirmed in writing by the transmitting machine), one business day after being deposited for next-day delivery with a nationally recognized overnight delivery service, or three days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, with a copy to Simpson Strong-Tie Company Inc. at 5956 W. Las Positas Boulevard, Pleasanton, California 94588, Attention Chief Financial Officer, facsimile No. 925-833-1496, and, if to the Employee, at his address or facsimile number set forth following his signature below.  Either party may change such address from time to time by notice hereunder to the other.

10.                                 Governing Law.  This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and this Agreement shall be construed and interpreted in accordance with, the laws of the State of Maryland, without reference to conflict of laws principles.

11.                                 Assignment.  Except as otherwise specifically provided herein, neither party shall assign this Agreement or any rights hereunder without the prior consent of the other party, and any attempted or purported assignment without such consent shall be void; provided that the Employee’s consent shall not be required hereby for any of the transactions to which section 6.4 refers or for any assignment by the Company to any affiliate of the Company.  This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legatees, devisees, executors, administrators and legal representatives.

12.                                 Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

13.                                 Construction.  The headings herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction or interpretation of any provision hereof.  Whenever the context requires, the use in this Agreement of the singular number shall be deemed to include the plural and vice versa, and each gender shall be deemed to include each other gender.  Except as otherwise stated, references herein to sections refer to sections of this Agreement.  For purposes of this Agreement, (a) “person” shall be deemed to include, in addition to natural person, corporation, partnership, limited liability company, trust, association, firm or other entity or organization, (b) an “affiliate” of a specified person is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified, and (c) “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.  The parties acknowledge that each of Simpson Manufacturing Co., Inc. and its direct and indirect subsidiaries (including, without limitation, Simpson Strong-Tie Company Inc.) is an affiliate of the Company.

14.                                 Entire Agreement.  This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements, whether written or oral, between the parties, regarding the subject matter of this Agreement, including, without limitation, the Employment Agreement dated January 8, 2004, as amended, which is hereby superseded and cancelled.  This Agreement may not be amended or modified except by a written instrument signed by both parties.

[Signature Page Follows]

IN WITNESS WHEREOF, this Employment Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

SWAN SECURE PRODUCTS, INC.

Michael J. McFarland	By:
Address:		Print Name:
Title:
Facsimile:

ATTACHMENT A

TO

EMPLOYMENT AGREEMENT

The undersigned Employee certifies that the Employee owns the interest indicated below in the following inventions, designs, processes, technical or other developments, improvements, ideas and discoveries, as contemplated by section 7.5 of this Agreement:

Michael J. McFarland

Date:	, 2007

Exhibit E

Form of Transferor’s Certificate of Non-Foreign Status

TRANSFEROR’S CERTIFICATE OF NON-FOREIGN STATUS

The undersigned, [Hobart K. Swan / Swan Secure Products, Inc. Employee Stock Ownership Plan and Trust] hereby certifies that:

1.                                       The undersigned is not a nonresident alien for purposes of U.S. income taxation;

2.                                       The U.S. taxpayer identifying number of the undersigned is                                ; and

3.                                       The home or official address of the undersigned is

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement that the undersigned has made here could be punished by fine, imprisonment or both.

Under penalties of perjury the undersigned declares that the undersigned has examined this certification and to the best knowledge and belief of the undersigned it is true, correct and complete.

[Swan Secure Products, Inc., Employee
Stock Ownership Plan and Trust]

Dated:	, 2007	[By ]
[Hobart K. Swan / ,
Trustee]

Exhibit F

Form of Opinion of Counsel for Sellers

Capitalized terms used and not otherwise defined herein have the meanings respectively ascribed to them in the Stock Purchase Agreement.

(a)                                  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is duly qualified to conduct business and is in good standing as a foreign corporation under the laws of each jurisdiction where, by virtue of its business conducted therein, it is required to be so qualified, except where the failure to be so qualified will not have a Material Adverse Effect.

(b)                                 The authorized capital stock of the Company consists of 5,000,000 shares of common stock, par value $0.001 per share, of which 2,125,000 shares have been issued and are outstanding, and no shares of any other class or series are issued and outstanding.  All shares that are issued and outstanding were duly and validly issued and to our knowledge were offered and sold in compliance with federal securities laws and all applicable state securities laws, and are fully paid and non-assessable.  To our knowledge, the Company has not issued any other capital stock or securities or instruments convertible into, exchangeable for or exercisable to purchase or otherwise acquire any capital stock of the Company.

(c)                                  Each Seller has all necessary power, authority and capacity to sell his or its Shares to Buyer as contemplated by the Agreement, to execute and deliver the Agreement and the other agreements, assignments, instruments, certificates and documents contemplated thereby (collectively, the “Transaction Documents”) and to perform his or its obligations thereunder, and all necessary action and other proceedings, including obtaining all necessary waivers, approvals and consents from third parties and others, required to be taken by either Seller or the Company to authorize and carry out the Agreement and the other Transaction Documents and the transactions contemplated thereby have been duly and properly taken or obtained.

(d)                                 The Agreement and the other Transaction Documents have been duly executed and delivered by the respective Sellers party thereto, and constitute legal, valid and binding agreements of Sellers, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally and except for limitations imposed by general principles of equity on the availability of equitable remedies.

(e)                                  The execution and delivery by Sellers of the Transaction Documents, the performance by them of their respective obligations thereunder and their performance of, fulfillment of and compliance with all of the terms and conditions thereof, do not and will not conflict with, breach or result in a breach of, constitute a default under, result in the creation of any Lien on any of their respective properties pursuant to, violate or result in a violation of any Lien, agreement, indenture or instrument known to us, or, to our knowledge, any law, statute, code, ordinance, rule, regulation, order, judgment or decree, to or by which any of the Company and Sellers is a party, is subject or is bound.

(f)                                    We do not know, after reasonable inquiry, of any litigation, proceeding or governmental investigation pending or threatened against or relating to any of the Company and Sellers, any of the Shares, any assets of the Company or any of the transactions contemplated by the Transaction Documents or of any legal impediment to the continued operation by the Company of its business in the ordinary course in the manner in which such business has heretofore been conducted.

SCHEDULES

to

STOCK PURCHASE AGREEMENT

among

SIMPSON STRONG-TIE COMPANY, INC.,

as Buyer,

SIMPSON MANUFACTURING CO., INC.,

as Guarantor

and

HOBART K. SWAN

and

THE SWAN SECURE PRODUCTS, INC.
EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST,

as Sellers

Schedule 2.2(d)     December Balance Sheet

See attached December 31, 2006 Balance Sheet of Swan Secure Products, Inc.

2

Schedule 4.20        ESOP Provisions

In connection with the Closing:

The ESOP will be terminated effective as of the Closing Date.

The ESOP will be amended effective as of the Closing Date, in the form substantially as attached hereto as Amendment 1 to the ESOP, to provide as follows:

1.             For the 2007 Plan Year, the Allocation Date will be the Closing Date, and each Participant who is an Employee on the Closing Date will share in the allocations of Employer Contributions for the 2007 Plan Year even if he is not credited with 1,000 Hours of Service on the Closing Date.

2.             For the 2007 Plan Year, Compensation will not include any Compensation paid to any Participant after the Closing Date.

3.             Any cash proceeds resulting from the sale of unallocated Financed Shares remaining following payment in full of the ESOP Acquisition Loan (“excess sales proceeds”), will be allocated per capita to each Participant’s Other Investments Account.

4.             No Employee will become a Participant in the ESOP after the Closing Date.

5.             No Employer Contributions will be made to the ESOP Trust after the Closing Date.

6.             Effective as of the Closing Date, Trust Assets will be invested by the Trustee solely in principal-preserving investments.

7.             Each Participant who has not received a complete distribution of his ESOP account balance will have a 100% vested and nonforfeitable interest in his ESOP account balance.

8.             Distributions to Participants and Beneficiaries will be made as soon as administratively practicable following the Closing Date.

9.             All distributions will be made in a lump sum of cash and no Participant will have the right to a distribution in the form of shares of Company Stock.

10.           After termination of the Plan, the Trust will be maintained until the ESOP accounts of all Participants have been distributed.

Defined terms not defined in the Agreement shall have the meaning ascribed to them in the ESOP.

3

Schedule 5.1.5       Directors and Officers of the Company

Directors:

Hobart K. Swan

Janis F. Swan

Michael J. McFarland

Officers:

Chairman of the Board and
Chief Executive Officer	-	Hobart K. Swan

President and
Chief Operating Officer	-	Michael J. McFarland

Vice President and Secretary	-	Janis F. Swan

Treasurer and
Chief Financial Officer	-	Teresa D. Heath

4

Schedule 5.1.6       Restrictions on Transaction

A change in control which results from a sale of the Company’s stock constitutes a prohibited assignment under each of the three leases disclosed in Schedule 5.1.12 and other Schedules, unless consent of the respective landlords is obtained.  HKS has made a written request to each landlord that such landlord consent in writing to the change in control and complete an estoppel certificate.

5

Schedule 5.1.7       Conflicts

A change in control which results from a sale of the Company’s stock constitutes a prohibited assignment under each of the three leases disclosed in Schedule 5.1.12 and other Schedules, unless consent of the respective landlords is obtained.  HKS has made a written request to each landlord that such landlord consent in writing to the change in control and complete an estoppel certificate.

6

Schedule 5.1.9       Changes

On January 17, 2007 the Company adopted the Swan Secure Products, Inc. Employee Stock Ownership Plan (ESOP), effective as of January 1, 2007.  On January 17, 2007, the ESOP Trust purchased 701,250 shares of the Company’s stock from HKS for a Promissory Note in the original principal amount of $11,451,412.50, pursuant to the terms of a Stock Purchase Agreement dated January 17, 2007.  In the Stock Purchase Agreement, the Company guaranteed the ESOP Trust’s obligations under such Promissory Note, and the Company agreed to indemnify the ESOP Trust against any breach by HKS of his obligations, representations or warranties under the Stock Purchase Agreement.  The Company’s guaranty of the ESOP Trust’s obligations under such Promissory Note will be satisfied at Closing upon the ESOP’s payment in full of such Promissory Note.

Effective April 2, 2007, the Company established a sales and marketing presence in the Toronto, Ontario, Canada area through the employment of Jamie Dillon, a veteran of 22 years of fastener sales and warehouse management experience with specific expertise in the marketing of stainless steel and non-ferrous threaded products.  Initially Jamie Dillon will work from his home to develop the market for the Company’s products in Eastern Canada with the longer term objective of opening a branch warehouse in Toronto to serve that market directly.  On April 18, 2007, the Company was assigned Business Number BN: 89078 9951 by the Canada Revenue Agency authorizing the Company to do business in Canada.

Michael J. McFarland and the Company have or will, prior to the Closing, execute a Second Amendment to Employment Agreement in form approved by Buyer, in connection with the transactions contemplated by this Agreement.

Effective as of the Closing, considering that HKS and Janis F. Swan will enter into Consulting Agreements with the Company, such individuals will resign as employees of the Company.

Prior to the Closing, the Company will receive a refund from Swan Secure, LLC of the $30,000 security deposit paid by the Company to Swan Secure, LLC under the lease in effect prior to the Closing.

7

Schedule 5.1.11     Material Contracts

See copies of Michael J. McFarland Employment Agreement, as amended, attached to Schedule 5.1.17.

Promissory Note dated January 16, 2007 made by the Company and payable to HKS in the original principal amount of $6,000,000 (copy attached).

Loan Agreement dated  March 21, 2000 made by the Company and Allfirst Bank (copy attached) establishing a $600,000 credit facility for equipment financing, and related loan documents, which credit facility has a zero outstanding balance and shall be closed and terminated as of the Closing.

Demand Business Purpose Promissory Note dated September 1, 2000 made by the Company and payable to Allfirst Bank in the original principal amount of $1,000,000 (copy attached), and related loan documents establishing a working capital line of credit, which credit facility has a zero outstanding balance and shall be closed and terminated as of the Closing.

Board policy to pay salary to Hobart K. Swan and Janis F. Swan, each in the amount of $125,000 per annum (copy attached), which policy shall be terminated as of the Closing.

See the three leases disclosed in Schedule 5.1.12 and other Schedules.

The Company has entered into engagement letters with the following firms in connection with the transactions contemplated by this Agreement (copies attached); pursuant to Section 4.10.1 of the Agreement, HKS is responsible for all fees and expenses under these engagements to the extent not paid by the Company as of the Closing:

ESOP Services, Inc.
Reliance Trust Company
Advanced Valuation Analytics, Inc.
Sheppard Mullin Richter & Hampton

8

Schedule 5.1.12     Properties

See attached depreciation schedule from the Company’s 2006 federal income tax return.  All items of equipment are owned.  There have been additions and retirements of equipment since December 31, 2006 in the ordinary course.  (Added equipment had cost values of approximately $86,000  in the aggregate, and retired equipment had cost values under $25,000 in the aggregate.)

See attached inventory report (dated July 3, 2007 as to Baltimore and dated July 5, 2007 as to Oregon, Florida and Massachusetts facilities).

See attached accounts receivable report as of July 5, 2007.

The Company does not own any real property.  The Company leases the following four real properties:

ADDRESS OF PROPERTY	NAME OF LESSOR	CURRENT RENT	LEASE EXPIRATON DATE
7525 Perryman Court	Swan Secure, LLC	$27,500.00/Month	7 September 2009
Curtis Bay, MD 21226	1Riverview Road
Severna Park, MD 21146

Building 5	Eastern Western Corporation	$2,175.00/Month	31 July 2010
12911 N.E. David Circle	P.O. Box 3228
Portland, OR 97230	Portland, OR 97208

7859 Bayberry Road	G.F. Florida Operating Alpha, Inc.	$2,537.50/Month	30 November 2007
Jacksonville, FL 32256	8186 Baymeadows Way ‘West
Jacksonville, FL 32256

960 Turnpike Street	Foxwood Business Center, LLC	$2,187.50/Month	31 May 2010
Canton, MA 02021	c/o The Naughton Company
Three Summer Street
Hingham, MA 02043

9

Schedule 5.1.13     Intellectual Property

The Company claims common law trademark protection for the names Swan Secure, Swan Secure Products, Everlasting Fastening, and the various unique product names indicated in the Company’s online catalog, such as Dexxter, Timber Tamers, Woodpeckers, Swaneze, Beaver Bite, Srudinis, Billy Goats and Sharx.  See www.swansecure.com and http://www.swansecure.com/unique_fastener_products.html.  However, the Company has not registered its trademarks, nor has the Company done exhaustive or definitive research on any of the names used by the Company, to ascertain whether the names are available or infringing or can be protected.  Product names are selected after an informal internet search done in-house.  Therefore no representation or warranty is made as to whether the Company’s trademarks or trade names infringe on the rights of third persons or can be protected.   However, HKS does not believe that any individual product name is material to the Company.

On one occasion several years ago, the Company ceased manufacturing a double-threaded screw product after another manufacturer claimed patent infringement, even though HKS believes that the Company was manufacturing the product prior to issuance of the patent.  No other claims for infringement of intellectual property rights of others have been made against the Company.

10

Schedule 5.1.14     Tax Matters

The Company has received correspondence from the States of Ohio and Michigan (copies attached) seeking payment of a tax based on business done in those states.  This has resulted in the Company paying a “nexus tax” (called the “Commercial Activity Tax”) to Ohio.  The Company’s accountant communicated with the State of Michigan and determined that no tax is due to the State of Michigan.

Copies of the Company’s sales and use tax certificates, or business licenses, for Maryland, Oregon, Florida, Massachussetts  are attached.

A copy of the Company’s S election confirmation letter is attached.

A Second Amendment to Michael J. McFarland’s Employment Agreement, in form approved by the Buyer, will be entered into to assure that payment of deferred compensation to Mr. McFarland immediately prior to the Closing complies with Internal Revenue Code Section 409A.

See the description of the Company’s Canadian activities in Schedule 5.1.9.  A copy of a letter from the Canada Revenue Agency assigning the Company’s Canada Business Number is attached.

The Company has not yet determined an appropriate reserve for Canadian taxes.

11

Schedule 5.1.15              Litigation

None.

The Company routinely receives notices of garnishments of its employees’ wages.

12

Schedule 5.1.17              Personal Services Contracts

Michael J. McFarland Employment Agreement dated January 8, 2004, as modified by a First Amendment to Employment Agreement dated January 16, 2007, and as modified by a Second Amendment to Employment Agreement in form approved by Buyer shortly before the date of this Agreement.  (copies attached).  See also attached copy of schedule of deferred compensation earned by Michael J. McFarland.

See attached copies of Company policy for the payment of salary to HKS and Janis F. Swan, which policy will be terminated as of the Closing.

See attached copies of payroll records as follows:

2006

Summary
Officers
Office
Sales
Manufacturing
Warehouse, Shipping and Packing
Florida
Oregon

January to June 2007

Summary
Officers
Office
Sales
Manufacturing
Warehouse, Shipping and Packing
Massachussetts
Florida
Oregon

13

Schedule 5.1.18              Employee Benefit Plans

The Company sponsors the following “Plans” as defined in Section 5.1.18:

1.               Coventry Health Care of Delaware Diamond 10 Upgrade Plus (health insurance, prescription drug coverage, vision discount for Maryland employees)

2.               Coventry Health Care of Delaware C-1 Plan (health insurance, prescription drug coverage, vision discount for non-Maryland employees)

3.               DentaQuest Classic DHMO and Choice PPO (dental insurance)

4.               United Legal Benefits Group Legal Protection Plan (legal services for Maryland employees only)

5.               Ft. Dearborn Life Insurance Company (also known as Medical Life Insurance Company) (short-term disability insurance)

6.               Jefferson Pilot Life Insurance Company (life and AD&D insurance)

7.               Profit Sharing Plan (Plan Number 002)

8.               Employee Stock Ownership Plan (Plan Number 003)

9.               Deferred Bonus arrangement for Michael McFarland, contained in his employment agreement.

10.         Discretionary Bonus Program, for employees with at least one year of employment (unwritten) (not committed in advance)

11.         Sales Staff Bonus Program – see attached description

12.         Hourly Employee Bonus Program – see attached description

13.         Swan Secure Products, Inc. Flexible Benefits Plan (healthcare and dependent care flexible spending accounts, and pre-tax contributions for health and dental insurance)

14.         Tuition reimbursement program – see item 16

15.         Vacation pay program – see item 16 and 17

16.         See attached “Employee Benefit Summary” (Maryland and Out-of-State employee versions)

17.         See attached Employee Handbook

14

Schedule 5.1.20              Collective Bargaining Agreements

None

15

Schedule 5.1.21              Insurance Policies

See attached copies of insurance policies, as follows:

Life Insurance policy on Michael McFarland in the face amount of $250,000 issued by American General Life Insurance Company (policy number YME0248842)

Property Insurance Policy issued by Valley Forge Insurance Company (policy number C 1022983390)

General Liability Insurance Policy issued by Valley Forge Insurance Company (policy number C 1022983390)

Crime Insurance Policy issued by Valley Forge Insurance Company (policy number C 1022983390)

Inland Marine Insurance Policy issued by Valley Forge Insurance Company (policy number C 1022983390)

Workers Compensation Insurance Policy issued by Transportation Insurance Co. (policy number WC 1 22983437)

Fiduciary Liability Insurance Policy issued by Great American Insurance Companies (policy number FDP 6660695)

Employment Practices Liability Insurance Policy issued by Continental Casualty Company

Umbrella Insurance Policy Issued by Continental Casualty Company (policy number C 1022983423)

See also insurance policies referenced in Schedule 5.1.18, Employee Benefits

16

Schedule 5.1.22              Bank Accounts

1.	M & T Bank	Checking Account No. 17599603
	Annapolis, MD Branch	Authorized Signatories:
	900 Bestgate Road, Suite 102	Hobart K. Swan, Janis F. Swan
	Annapolis, MD 21401	Michael J. McFarland, Hobart F. Swan
Phone: (410)280-5717

2.	T. Rowe Price Funds, Inc.	Money Market Fund Acct. No. 670561501-1
	P.O. Box 17300	Authorized Signatories:
	Baltimore, MD 21297-1300	Hobart K. Swan, Janis F. Swan
	Phone:(800)225-5132	Teresa D. Heath

3.	Brown Advisory Securities, LLC	Money Market Fund Acct. No. 8215-0374
	901 South Bond Street, Suite 400	Brokerage Account No. 8215-0376
	Baltimore, MD 21231-3340	Authorized Signatories:
	Phone:(410)537-5528	Hobart K. Swan & Janis F. Swan

17

Schedule 5.1.24(a)                                                Permits and Reports

See attached copy of Phase One Environmental and Architectural/Engineering Assessment of the Georg USA Inc. Building, dated June 26, 1995 prepared by CONNOR Environmental Services & Engineering Assessments, with respect to the 7525 Perryman Court property.   This report was prepared for a prior owner of the property.

See attached copy of Historic Map Search Report dated May 31, 1995, prepared by Environmental Risk Information & Imaging Services, with respect to the 7525 Perryman Court property.  This report was prepared for a prior owner of the property.

HKS believes that the Brandon Woods Energy Business Park, including the 7525 Perryman Court property, is built over approximately 35 feet of compacted scrubbed fly ash deposited by a former owner of the property, Constellation Property, Inc., which makes the property susceptible to erosion upon water incursion.

At the 7525 Perryman Court property:

The Company stores waste oil in barrels, and such barrels are then pumped out by Lacato Waste Oil, which removes the waste oil from the premises.

The Company uses one dumpster for scrap metals, discarded racks and strapping, which is provided and emptied by Owl Metals.

The Company uses one dumpster for general trash, sawdust, paper and plastic, which is provided and emptied by Allied Waste Services.

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Schedule 5.1.24(b)                                               Underground Storage Tanks

None.

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Schedule 5.1.25              Payables

See attached payables report as of July 5, 2007.

See reference to the Company’s obligations under the January 17, 2007 Stock Purchase Agreement between HKS and the ESOP Trust, referenced in Schedule 5.1.9, and see the Company’s credit facility documents with M&T Bank described in Schedule 5.1.11.

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